     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                e-PROFILE, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                   7371                                       23-2994297
  (State or other jurisdiction                   (Primary Standard                             (I.R.S. Employer
of incorporation or organization)                   Industrial                                Identification No.)
                                            Classification Code Number)

                            ------------------------

                           200 CHESTER FIELD PARKWAY
                          MALVERN, PENNSYLVANIA 19355
                                 (610) 647-9688
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                               MICHAEL A. SANCHEZ
                            CHIEF EXECUTIVE OFFICER
                                e-PROFILE, INC.
                           200 CHESTER FIELD PARKWAY
                          MALVERN, PENNSYLVANIA 19355
                                 (610) 647-9688
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

        BARRY M. ABELSON, ESQUIRE                   ANDREW P. VARNEY, ESQUIRE
          BRIAN M. KATZ, ESQUIRE                    STUART H. GELFOND, ESQUIRE
           PEPPER HAMILTON LLP               FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
        3000 TWO LOGAN SQUARE 1001                  PENNSYLVANIA AVENUE, N.W.
          18TH AND ARCH STREETS                     WASHINGTON, DC 20004-2505
       PHILADELPHIA, PA 19103-2799                       (202) 639-7000
             (215) 981-4000

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

          TITLE OF EACH CLASS OF SECURITIES TO BE               PROPOSED MAXIMUM AGGREGATE
                         REGISTERED                                 OFFERING PRICE (1)           AMOUNT OF REGISTRATION FEE
Common Stock, $.001 par value...............................            $50,000,000                        $13,200

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: one to be used in connection with an underwritten offering in the United States and Canada and one to be used in a concurrent international offering of common stock, par value $0.001 per share, of e-PROFILE, Inc. The U.S. prospectus for the offering in the United States and Canada follows immediately after this explanatory note. After the U.S. prospectus are the alternate pages for the international prospectus. In addition, e-PROFILE will offer certain shareholders of Sanchez Computer Associates, Inc. the opportunity to purchase shares of e-PROFILE common stock in a subscription program. The U.S. prospectus and the subscription program prospectus will be identical except that a letter to shareholders of Sanchez, detailing the procedures for the subscription program, will be bound to the cover of the prospectus to be used in that program. The letter to the shareholders of Sanchez is filed as Exhibit 99.1 to this Registration Statement. A copy of the complete U.S. prospectus and international prospectus in the exact forms in which they are to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 7, 2000

PROSPECTUS
-------------

                                          SHARES

                                     [LOGO]

                                  COMMON STOCK
                                 -------------

    This is e-PROFILE's initial public offering. e-PROFILE is selling all of the
shares. The U.S. underwriters are offering       shares in the U.S. and Canada
and the international managers are offering       shares outside the U.S. and
Canada. We are offering       shares at the initial public offering price in a
subscription program to shareholders who owned, as of       , 2000, at least 100
shares of common stock of Sanchez Computer Associates, Inc., our principal stockholder. Sanchez is an underwriter with respect to the shares of our common stock offered in the subscription program. Sanchez or its designees will purchase any shares of common stock that we are offering to the Sanchez shareholders that are not purchased by the Sanchez shareholders under the Sanchez subscription program. Sanchez is not an underwriter with respect to the other shares of our common stock offered and is not included in the term "underwriters" as used elsewhere in this prospectus.

    We expect the public offering price to be between $    and $    per share.
Currently, no public market exists for the shares. After the pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "EPRO."

    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.
                               ------------------

                                                              PER SHARE               TOTAL
                                                              ---------              --------
UNDERWRITTEN PUBLIC OFFERING
Public offering price.......................................    $                     $
Underwriting discount.......................................    $                     $
Proceeds, before expenses, to e-PROFILE.....................    $                     $

SANCHEZ SUBSCRIPTION PROGRAM
Public offering price.......................................    $                     $
Financial advisory fee to the underwriters..................    $                     $
Proceeds, before expenses, to e-PROFILE.....................    $                     $

AGGREGATE OFFERING PROCEEDS
Proceeds, before expenses, to e-PROFILE from the
  underwritten public offering and the Sanchez subscription
  program...................................................    $                     $

    The U.S. underwriters may also purchase up to an additional   shares from
e-PROFILE at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The
international managers may similarly purchase up to an additional   shares from
e-PROFILE.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about       , 2000.
                               ------------------

MERRILL LYNCH & CO.

          ROBERTSON STEPHENS

                     FIRST UNION SECURITIES, INC.

                                PENNSYLVANIA MERCHANT GROUP
                               ------------------

               The date of this prospectus is             , 2000.

              [Description of pictures on the front inside cover]

Artwork incorporating e-PROFILE's logo and "A COMPLETE END-TO-END SOLUTION"

Diagram illustrating the infrastructure components of a financial institution. The diagram illustrates the multiple services utilized in processing financial transactions from front-end customer interfaces to back office operations. The left hand side of the illustration shows the various access channels available to customers for accessing account information or completing online transactions. At the center of the diagram is an illustration of the core account and transaction processing system. The right hand side of the diagram lists the various back office operations.

Text below picture: "We provide integrated, end-to-end operations and technology solutions that enable top-tier financial institutions to offer Internet-based financial services to their customers. With e-PROFILE, clients spend less time worrying about managing their operations and technology, and more time focusing on their customers and businesses."

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      8
Cautionary Notice Regarding Forward-Looking Statements......     22
Use of Proceeds.............................................     23
Dividend Policy.............................................     23
Capitalization..............................................     24
Dilution....................................................     26
Selected Financial Information..............................     28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     30
Business....................................................     40
Management..................................................     55
Related Party Transactions..................................     61
Security Ownership of Directors, Officers and Principal
  Stockholder...............................................     65
Description of Capital Stock................................     67
Shares Eligible for Future Sale.............................     71
Material United States Federal Tax Considerations for
  Non-U.S. Holders of Common Stock..........................     73
Underwriting................................................     77
Legal Matters...............................................     82
Experts.....................................................     82
Where You Can Find Additional Information...................     82
Index to Financial Statements...............................    F-1

                             ABOUT THIS PROSPECTUS

    In this prospectus, when we refer to "this offering" or "the offering," those terms include the shares being offered by us to the public generally as well as the shares being offered by e-PROFILE to shareholders of Sanchez. See "Underwriting--Sanchez Subscription Program."

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    e-PROFILE and e-PROFILE.com are service marks of e-PROFILE. We have applied for federal registration of "e-PROFILE" and "e-PROFILE.com."
PROFILE-Registered Trademark- is a registered trademark and PROFILE-Registered Trademark-/ANYWARE is a trademark of our principal stockholder, Sanchez Computer Associates, Inc. This prospectus also refers to other trademarks and trade names of e-PROFILE and other companies.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS OTHERWISE SPECIFICALLY STATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT TAKE INTO ACCOUNT THE POSSIBLE SALE OF ADDITIONAL SHARES OF COMMON STOCK TO THE UNDERWRITERS BY US UNDER THE UNDERWRITERS' RIGHT TO PURCHASE ADDITIONAL SHARES TO COVER OVER-ALLOTMENTS, BUT IS ADJUSTED TO REFLECT THE SALE OF ALL OF THE SHARES OF COMMON STOCK OFFERED BY US IN THE SANCHEZ SUBSCRIPTION PROGRAM.

                                e-PROFILE, INC.

    We provide integrated, end-to-end operations and technology solutions that enable top-tier financial services companies to offer Internet-based financial services to their customers. We offer a single point of contact to develop, implement and manage a comprehensive outsourced financial services solution, including core account processing, back-end operations and front-end customer interfaces. In doing so, we serve as a systems and technology integrator, integrating what we consider to be best-in-class application software and service providers into an operations and technology solution for our clients. We believe that the flexibility of an e-PROFILE solution enables our clients to react rapidly to changing market demands for Internet-based financial services and products while avoiding risks and costs associated with building proprietary solutions.

    We integrate and manage a complete, or end-to-end, suite of Internet-based financial services offerings which allow financial services providers to deploy rapidly operations and technology infrastructures to support new products and services. Each solution is customized for a particular client and can be a stand-alone system or can incorporate components of a client's existing system. An e-PROFILE solution may include back-end operations, such as bank transaction and check processing, data center operations, Automated Teller Machine or "ATM" and debit card production and management, account operations, maintenance and fulfillment services. A solution also may include front-end components, such as an Internet banking application, account origination and support, Web hosting and call center operations. Our solutions enable our clients to offer their customers a wide range of online financial products and services, such as checking and savings accounts, certificates of deposit, loans and bill payment, all of which can be accessed through a number of channels, including the Internet, ATM machines, telephones, wireless devices and other emerging electronic access channels.

    Technological developments and the growth of the Internet are transforming the financial services industry. In the United States, use of Internet-based financial products and services, including banking, insurance and securities brokerage, is growing at a significant pace. Forrester Research predicted that the number of U.S. households using online financial services will grow from approximately 5.3 million in 1999, or 5.3% of total households, to approximately
22.0 million, or 20.6% of total households, by 2003. In addition, customers of financial services companies increasingly demand a greater choice of products and services that can be customized to fit their individual needs. To attract and retain customers in this new environment, we believe that financial services providers will need to develop more customer-centric capabilities focused on customers' unique expectations of selection, value and service. The customer-centric business model requires new technology, operations and organization to provide speed, flexibility and functionality that satisfy customer expectations. Our integrated solution has many important benefits for our clients that want to provide a more customer-centric offering including:

    - single point of contact for managing and integrating a comprehensive solution;

    - rapid development and implementation of our solutions;

    - choice of best-in-class technology;

    - flexible and customized solution;

    - reduced capital expenditures and usage-based pricing; and

    - improved operating efficiencies and process innovations.

    Our e-PROFILE solutions consist of customized networks of what we consider to be best-in-class vendors and service providers that we integrate to meet the needs of our clients. We take advantage of our relationship with Sanchez Computer Associates, Inc., our principal stockholder, by licensing its core banking software, PROFILE/ANYWARE, and include it as one of our best-in-class technologies. As of May 31, 2000, PROFILE/ANYWARE was licensed to approximately 1,200 institutions in 15 countries. It is designed specifically to centralize and streamline multi-product and multi-channel transactions. In addition to our relationship with Sanchez, we have relationships with multiple product vendors and service providers. We have the flexibility to integrate a complete outsourced solution using third party vendors or we can complement a client's existing operations and technology with selected products and services.

    We are targeting as clients the emerging leaders in Internet-based financial services, including top-tier banks that are building new offerings with new technology and large non-bank financial institutions that are expanding their offerings to include online banking products. As of July 10, 2000, we had 14 clients, including the three clients that we obtained from our predecessor business, which are primarily data processing clients. Four of our clients currently are processing transactions on an e-PROFILE solution. We are in various stages of implementing an e-PROFILE solution for seven other clients.

    Our goal is to become the leading provider of integrated, end-to-end operations and technology solutions that enable our target clients to offer online financial services to their customers. To achieve this goal, we intend to:

    - focus our marketing efforts on emerging leaders in online financial services;

    - expand the breadth of our relationships with our clients;

    - expand the breadth of our suite of products and services;

    - improve our operating efficiency and results;

    - pursue international opportunities; and

    - seek to make strategic acquisitions and investments.

    We were incorporated in Delaware in February 1999 as a wholly owned subsidiary of Sanchez in connection with the purchase of ArTech Financial Technology Services, LLC, a data processing service bureau. Sanchez designs, develops, markets and supports comprehensive banking software for top-tier financial services firms worldwide, targeting direct banking and global banking markets. Sanchez is a member of the Safeguard Scientifics, Inc. family of technology companies.

    Our executive offices are located at 200 Chester Field Parkway, Malvern, Pennsylvania 19355. Our telephone number is (610) 647-9688. We maintain a site on the world wide web at www.e-profile.com. The information in our website, as well as information in Sanchez's website at www.sanchez.com, is not part of this prospectus.

                                  THE OFFERING

Common stock offered by e-PROFILE:
U.S. offering................................                         shares
International offering.......................                         shares
Sanchez subscription program offering........                         shares
                                               ------------------------------
      Total..................................                         shares
                                               ------------------------------
                                               ------------------------------

Shares outstanding after the offering........                         shares

Use of proceeds..............................  We estimate that our net proceeds from this offering, without exercise of the underwriters' over-allotment
                                               options, will be approximately $    million. We
                                               intend to use these net proceeds:
                                               - to repay debt to Sanchez;
                                               - to continue to develop e-PROFILE solutions,
                                                 including the continued development of interfaces
                                                 to integrate with clients, vendors and service
                                                 providers the components of our solutions;
                                               - to acquire and maintain computer systems;
                                               - to expand our sales and marketing activities;
                                               - to continue to build our operations, expand our
                                                 facilities and hire qualified personnel; and
                                               - for working capital and general corporate purposes,
                                                 including possible international expansion and
                                                 possible acquisitions of, and investments in,
                                                 businesses and assets that are complementary to
                                                 ours.

Risk factors.................................  See "Risk Factors" and other information included in this prospectus for a discussion of factors you
                                               should carefully consider before deciding to invest
                                               in shares of the common stock.

Proposed Nasdaq National Market symbol.......  "EPRO"

    The information in this prospectus, unless otherwise noted:

    - assumes that the underwriters will not exercise their over-allotment options; and

    - does not reflect a   for   stock split of our shares of common stock
      occurring immediately prior to the completion of this offering.

    The number of shares outstanding after the offering includes:

    - the private sale of 109,890 shares of common stock on July 25, 2000; and

    - the issuance of   shares at the closing of this offering to McKinsey & Co.
      as a fee for consulting services that it provided to us (based on the
      estimated initial public offering price of $    per share, the midpoint of
      the range shown on the cover page of this prospectus).

    The number of shares outstanding after this offering excludes:

    - shares issuable upon the exercise of the underwriters' over-allotment options;

    - 1,020,868 shares issuable as of May 31, 2000 upon the exercise of options granted under our 1999 Equity Compensation Plan at a weighted average exercise price of $14.97 per share;

    - 390,583 shares issuable as of May 31, 2000 upon the exercise of options reserved for future grants under our 1999 Equity Compensation Plan;

    - 185,000 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $14.32 per share;

    - 70,000 shares issuable upon the exercise of an outstanding warrant, which may be exercised upon commencement of this offering and expires upon the closing of this offering, at a per share exercise price equal to the initial public offering price, less the underwriting discount and commission; and

    - a number of shares equal to 2% of the shares of common stock outstanding on the date immediately prior to the closing of this offering (13,633,928 shares as of July 31, 2000) issuable upon the exercise of an outstanding warrant, which may be exercised after the closing of this offering to the extent discussed below, at a per share exercise price equal to 90% of the market price of a share of common stock on the trading day immediately prior to the exercise of the warrant; provided, however, (1) that the warrant may not be exercised unless the holder, or its affiliates, has entered into a processing agreement with us on or prior to the commencement of the exercise period, and the processing agreement is in full force and effect at the time of exercise and (2) the warrant is exercisable as to one-third of the underlying shares during each of the three one-year periods after the closing of this offering. The holder loses the right to purchase any underlying shares not purchased during an applicable exercise period.

                          SANCHEZ SUBSCRIPTION PROGRAM

    Concurrently with our offering to the public generally and as part of this
offering, we are offering       shares of our common stock in a subscription
program to shareholders of Sanchez. A record date, which determines who will be eligible to receive an offer to purchase shares of e-PROFILE in the Sanchez subscription program, will be set by the Sanchez board of directors at any time before the registration statement of which this prospectus is a part is declared effective by the Commission. A press release announcing the record date will be issued by Sanchez not less than ten days prior to the record date. Persons who will own at least 100 shares of common stock of Sanchez as of the record date will be eligible to purchase shares directly from us under the subscription program. The subscription program is described in greater detail under the section entitled "Underwriting--Sanchez Subscription Program."

                         SUMMARY FINANCIAL INFORMATION

    The following table sets forth historical and adjusted financial information for the periods indicated. The historical financial information for e-PROFILE as of March 31, 2000, for the period from inception (February 1, 1999) to
March 31, 1999 and for the three months ended March 31, 2000 has been derived from our unaudited financial statements included elsewhere in this prospectus. The historical financial information for our company as of December 31, 1999 and for the period from inception (February 1, 1999) to December 31, 1999 has been derived from our audited financial statements included elsewhere in this prospectus. Our historical income tax provision (benefit) reflects income taxes payable or recoverable, respectively, under a tax allocation agreement between us and Sanchez. The pro forma statement of operations data reflects our net income (loss) as if we were a separate tax reporting entity for all periods presented rather than a member of Sanchez's consolidated tax group. The pro forma balance sheet information as of March 31, 2000 reflects (1) the net proceeds of $3.0 million from the sale of 109,890 shares of common stock in a
private placement transaction on July 25, 2000, (2) the issuance of   shares at
the closing of this offering to McKinsey & Co., under a consulting agreement
(based on the estimated initial public offering price of $    per share, the
midpoint of the range shown on the cover page of this prospectus), and (3) the write-off of recoverable income taxes of $1,069,058 as of March 31, 2000, which would not be reimbursed by Sanchez if the offering was completed on March 31, 2000. The pro forma as adjusted balance sheet information reflects these pro forma adjustments plus (1) the receipt of the net proceeds from our sale of shares of common stock in this offering at an assumed public offering
price of $    per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses and the net proceeds from our sale
of       shares of common stock in the Sanchez subscription program, after deducting the estimated financial advisory fee and estimated expenses, and
(2) the repayment of our note payable to Sanchez. You should read the following financial information in conjunction with our financial statements, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial information is not necessarily indicative of results you should expect for any future period.

                                                    INCEPTION         FEBRUARY 1, 1999     THREE MONTHS
                                                 (FEB. 1, 1999)         TO MARCH 31,     ENDED MARCH 31,
                                              TO DECEMBER 31, 1999          1999               2000
                                              ---------------------   ----------------   ----------------
                                                       (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Processing fees...........................         $ 2,941               $   272           $ 2,043
  Implementation and consulting fees........           2,757                   224             1,329
  Other.....................................             264                    --                --
                                                     -------               -------           -------
    Total revenue...........................           5,962                   496             3,372
Cost of revenue.............................           4,803                   231             2,932
                                                     -------               -------           -------
Gross profit................................           1,159                   265               440
Total operating expenses....................           4,873                    84             5,040
                                                     -------               -------           -------
Income (loss) from operations...............          (3,714)                  181            (4,600)
Interest expense, net.......................             184                    --               172
                                                     -------               -------           -------
Income (loss) before income taxes...........          (3,898)                  181            (4,772)
Income tax provision (benefit)..............          (1,054)                   62            (1,069)
                                                     -------               -------           -------
Net income (loss)...........................         $(2,844)              $   119           $(3,703)
                                                     =======               =======           =======

Basic and diluted net income (loss) per
  share.....................................         $ (0.21)              $  0.01           $ (0.28)
                                                     =======               =======           =======
Shares used in computing basic and diluted
  net income (loss) per share...............          13,325                13,325            13,397
                                                     =======               =======           =======

                                                    INCEPTION         FEBRUARY 1, 1999     THREE MONTHS
                                                 (FEB. 1, 1999)         TO MARCH 31,     ENDED MARCH 31,
                                              TO DECEMBER 31, 1999          1999               2000
                                              ---------------------   ----------------   ----------------
                                                       (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
PRO FORMA DATA:
  Income (loss) before income taxes.........         $(3,898)              $   181           $(4,772)
  Income tax provision (benefit)............              --                    --                --
                                                     -------               -------           -------
  Net income (loss).........................         $(3,898)              $   181           $(4,772)
                                                     =======               =======           =======
  Basic and diluted net income (loss) per
    share...................................         $ (0.29)              $  0.01           $ (0.36)
                                                     =======               =======           =======

                                                                            MARCH 31, 2000
                                                                              (UNAUDITED)
                                                                  -----------------------------------
                                                   DECEMBER 31,                          PRO FORMA AS
                                                       1999        ACTUAL    PRO FORMA     ADJUSTED
                                                   ------------   --------   ---------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents........................     $   615     $ 3,625
Working capital (deficit)........................      (3,950)     (2,518)
Total assets.....................................       9,403      20,366
Note payable to Sanchez Computer Associates,
  Inc............................................       6,226      11,844
Long-term debt, net of current portion...........          --          --
Total stockholders' equity (deficit).............        (646)      1,423

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR STOCK TO DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS ABOUT OUR FUTURE PLANS, OBJECTIVES, INTENTIONS AND EXPECTATIONS. MANY FACTORS, INCLUDING THOSE DESCRIBED BELOW, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN ANY FORWARD-LOOKING STATEMENTS.

RISKS RELATING TO e-PROFILE

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY

    We commenced operations in February 1999. We currently have a limited number of clients that are using an e-PROFILE solution. As a result, we have only a limited operating history from which you can evaluate our business and prospects. We face risks, uncertainties, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include our ability to:

    - attract and retain clients;

    - maintain our current, and develop new, relationships with vendors and service providers;

    - successfully scale our operations to accommodate expected increases in the type and volume of transactions processed by e-PROFILE solutions;

    - promote market acceptance of our Internet-based financial services;

    - attract and retain qualified personnel;

    - respond effectively to technological changes, regulatory changes and competitive market conditions; and

    - manage our growth effectively.

You should evaluate our prospects in light of these risks and uncertainties. We may be unable to achieve our goal of becoming a leading provider of integrated, end-to-end operations and technology solutions to top-tier financial services companies.

OUR SUCCESS DEPENDS UPON THE CONTINUED DEMAND FOR INTERNET-BASED FINANCIAL SERVICES, AS WELL AS THE WILLINGNESS OF FINANCIAL INSTITUTIONS TO OUTSOURCE THE DESIGN, IMPLEMENTATION AND MAINTENANCE OF THESE SERVICES

    We expect to derive substantially all of our revenue from products and services we provide to financial institutions and their customers and other participants in the financial services industry. Accordingly, our future success depends significantly upon the continued demand for our services, as well as the products and services of our vendors. We believe our growth will depend on customer demand and acceptance of Internet-based financial services, as well as the willingness of financial institutions to outsource the design, implementation and maintenance of these services. In addition, because we charge recurring fees based on our clients' customer transaction volume, our revenue will depend on the future performance of our clients.

    If financial institutions and their customers are slow to adopt products and services like ours, we could experience low demand for our products and services. In addition, adverse changes in economic conditions and unforeseen events may result in a significant decline in the utilization of financial services or demand for our products and services. Decreased use of financial services or increased financial or other pressures on financial institutions to develop Internet-based financial services solutions in-house, could have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO PROVIDE AND EXPAND OUR e-PROFILE SOLUTIONS DEPENDS ON RELATIONSHIPS WITH VENDORS AND SERVICE PROVIDERS

    We depend on other companies to supply key components of e-PROFILE solutions. Our inability to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business, financial condition and results of operations. While most of the key components of our solutions are available from other sources, it would be difficult to replace the currently integrated components on a timely basis without materially adversely affecting our business. If we cannot continue to use a particular software package or service, we might have to discontinue products or services in our e-PROFILE solutions or delay or reduce their introduction until we find, license and integrate equivalent products or services. Our agreements with vendors and service providers typically include terms providing for transition services in the case of termination. However, those terms may be insufficient to provide adequate levels of service for our solutions or adequate time to locate, license and integrate an equivalent product or service.

OUR SUCCESS DEPENDS UPON THE PROPER OPERATION OF OUR SOLUTIONS' INTEGRATED APPLICATIONS

    e-PROFILE solutions generally involve integration of the products and services of our vendors and service providers and may include integration with our clients' systems. If the software of one of our vendors or service providers or our integrated solution fails to meet client expectations or causes a failure in our system, the failure could materially adversely affect the reputation of our products and services and our clients could lose revenue.

WE RECEIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CLIENTS AND THE LOSS OF ANY OF THESE CLIENTS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    To date, we have received a significant part of our revenue from a limited number of clients. For the period from February 1, 1999 (inception) to December 31, 1999, three clients accounted for 47.6%, 18.0% and 13.3% of our revenue, respectively. For the three months ended March 31, 2000, three clients accounted for 44.7%, 20.2% and 16.0% of our revenue, respectively. We anticipate that our results of operations in the near future will continue to depend to a significant extent upon revenue from a small number of clients. If our existing clients terminate or fail to renew their agreements with us, our business, financial condition and results of operations could be materially adversely affected. Our agreements with new clients typically include financial penalties for early termination of the contract without cause. However, some of our agreements may not include such penalties and, even if they do, those penalties may be unenforceable or may be insufficient to replace the revenue that we would have received if the client had continued using one of our solutions.

    Some of our clients have limited operating histories and are experiencing losses and expect to incur future losses. Consequently, some of these clients may not be able to pay for the products and services we provide to them.

OUR ARRANGEMENTS WITH SANCHEZ AND OTHER VENDORS AND SERVICE PROVIDERS ARE NOT EXCLUSIVE AND OUR VENDORS AND SERVICE PROVIDERS MAY COMPETE AGAINST US

    None of our arrangements with vendors or service providers is exclusive. Our vendors and service providers, including Sanchez, may choose to compete with us directly or to enter into strategic relationships with our competitors. These relationships may take the form of strategic investments, marketing or other contractual arrangements. Our competitors also may license and utilize the same technology in competition with us.

THE LOSS OF OUR LICENSE FROM SANCHEZ FOR THE PROFILE/ANYWARE CORE BANKING SOFTWARE COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS; SANCHEZ MAY LICENSE ITS SOFTWARE TO OTHER COMPANIES THAT CAN COMPETE WITH US

    Our solutions are supported by the PROFILE/ANYWARE core banking software that we license in perpetuity from Sanchez. Either Sanchez or e-PROFILE can terminate the license in the event of a material default or breach by the other party that is incurable or is not cured within 60 days of receiving notice of the default or breach. e-PROFILE also has the right to terminate the agreement in the event of the bankruptcy, liquidation or dissolution of Sanchez. Our license with Sanchez is non-exclusive. Sanchez may license PROFILE/ANYWARE to our competitors, potentially on terms more favorable than ours. If our competitors licensed PROFILE/ANYWARE from Sanchez, it could have a material adverse effect on our business, financial condition and results of operations. In addition, any factor adversely affecting our ability to use PROFILE/ANYWARE would adversely affect our ability to generate revenue. If Sanchez terminated our license, we would be unable to implement an e-PROFILE solution that included PROFILE/ANYWARE until we integrated an alternative core banking software system into that solution. In addition, the termination of our PROFILE/ANYWARE license may have a material adverse effect on e-PROFILE's ability to service existing clients.

THE LENGTH OF OUR SALES CYCLE MAY MAKE IT DIFFICULT TO PREDICT OPERATING RESULTS AND CAUSE OUR REVENUE TO VARY FROM PERIOD TO PERIOD

    Our target market includes top-tier financial services companies, many of which we believe historically have offered products which cannot be adapted to customers' individual needs, and have emphasized providing services through a network of physical branch locations. Clients that purchase our services will commit significant resources and incur recurring expenses. A client's approval of these purchases may involve considering various options and delays frequently associated with approving significant expenditures and reviewing new technologies that affect key operations. In addition, we typically must expend substantial resources to educate prospective clients about the value of our e-PROFILE solutions. We may spend substantial funds and management resources during the sales cycle and subsequently fail to enter into a services agreement with a prospective client. Accordingly, our results of operations for a particular period may be materially adversely affected and may vary significantly from other periods if the sales forecasted for a particular period are delayed or do not occur.

    We commenced operations in February 1999 and we have not yet determined the typical range of time between the date of initial contact and the execution of a services agreement with a new client. Our sales cycle is subject to significant risks and delays over which we have little or no control, including:

    - clients' budgetary constraints;

    - clients' internal acceptance reviews;

    - the success and continued support through the sales efforts of vendors and service providers with which we have service and marketing relationships; and

    - the possibility of cancellation or delay of projects by clients.

IMPLEMENTATION OF OUR SOLUTIONS FOR NEW CLIENTS MAY TAKE LONGER THAN WE ANTICIPATE AND SUCH DELAY COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    It may take longer to implement a client's Internet-based financial services offering than we anticipate, in part, because of the size and complexity of the client's systems and operations. During the course of an initial implementation, it may be necessary to integrate our Internet banking software with the financial institution's systems. This involves installing an interface that allows communication between our products and our client's systems. From time to time, we may experience some delay in the integration process, particularly if we do not already have an established interface for those systems. Clients also may request that we add products and services, other than those originally requested, to their solution, requiring additional integration of components. A longer integration period may increase the service fees generated in connection with the implementation; however, it may delay the commencement of service-related customer usage fees. In addition, our failure or delay, or the failure or delay of our vendors, service providers, or our clients, to integrate successfully the components of our solutions with a client's existing systems and operations could result in dissatisfied clients, materially adversely affecting our reputation.

FLUCTUATIONS OF OUR QUARTERLY RESULTS OR THE FAILURE TO MEET ANALYST AND INVESTOR EXPECTATIONS MAY CAUSE OUR STOCK PRICE TO DECLINE

    We expect that our quarterly operating results will fluctuate significantly in the future based upon a number of factors, many of which are not within our control. Our revenue is hard to predict precisely and we plan to increase our operating expenses to expand our sales and marketing activities, build our infrastructure and broaden the range of services that we offer. A significant portion of our operating expenses is relatively fixed in the short term. If our revenue is lower or our operating expenses are higher than we expect, we may not meet the expectations of public market analysts and/or investors which could cause the market price of our stock to decline materially.

    Factors which may cause our quarterly results to fluctuate include:

    - our ability to sell our products and services;

    - our ability to build our client base to achieve economies of scale;

    - the adoption by our clients' customers of online financial products and services;

    - services or products introduced by us or by our competitors;

    - the timing and uncertainty of sales cycles;

    - our ability to attract, integrate and retain qualified technical personnel;

    - our ability to integrate operations and technologies from acquisitions or other business combinations;

    - technical difficulties or system downtime affecting the Internet generally or the operation of our clients' Web sites; and

    - general economic conditions, as well as economic conditions specific to the banking and financial services industries.

    Any adverse change in any of these factors could have a material adverse effect on our business, financial condition and results of operations and could cause our stock price to decline.

WE HAVE EXPERIENCED LOSSES, EXPECT FUTURE LOSSES AND CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY

    Since our inception, we have incurred net losses. We incurred net losses of approximately $3.7 million for the quarter ended March 31, 2000 and $2.8 million for the period from February 1, 1999 (inception) to December 31, 1999. At March 31, 2000, we had an accumulated deficit of approximately
$6.5 million ($7.6 million on a pro forma basis to reflect the write-off of recoverable income taxes of $1.1 million at March 31, 2000). We currently intend to increase substantially our operating expenses and capital expenditures to expand rapidly our infrastructure and services to meet current client demand. A significant portion of our costs are fixed in nature. We may continue to incur operating losses for the foreseeable future. We cannot assure you that we will be able to achieve, sustain or increase profitability on a quarterly or an annual basis in the future.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

    An e-PROFILE solution contains proprietary information and technology which we own, in the form of interfaces and customized software programs that permit communication among our products, our client's systems and the systems of our vendors and service providers. Our success and ability to compete are dependent, in part, on our ability to protect this proprietary information through a combination of copyrights, trademarks and trade secrets, confidentiality agreements and contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or reverse engineer aspects of our system components, including the interfaces developed between components of an e-PROFILE solution, or to obtain and use information that we regard as proprietary, including information concerning our business processes. We may not be able to detect or prevent unauthorized use of our system components and business processes or piracy of our software. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, our competitors independently may develop technology similar to ours.

    In the future, we may need to litigate to enforce and protect our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources, be expensive and may not protect our intellectual property effectively.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION

    Although we are not aware that any component of our solutions infringes upon the proprietary rights of third parties, we cannot assure you that third parties will not claim that we or our vendors and service providers have violated their proprietary rights. These claims, even if they are without merit, could be time consuming to address, result in costly litigation, cause product shipment delays or require us to enter into license agreements. These license agreements, if required, might not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, financial condition and results of operations. Although we typically have agreements with our vendors, including Sanchez, providing that the vendor will indemnify us against losses that we incur if a third party claims the vendor's product infringes the third party's proprietary rights, this indemnification may not be sufficient to cover all of our losses.

WE MAY BE SUBJECT TO FUTURE CLAIMS FOR DAMAGES AND OUR REPUTATION MAY SUFFER

    Our clients use the products and services of an e-PROFILE solution to offer Internet-based financial and other services to their retail and commercial customers. Any errors, defects or other performance problems in our products and services could result in financial or other damages to these financial institutions for which we may be liable. A claim for damages brought against us, even if not successful, may be time consuming, result in costly litigation and could seriously harm our business.

    Our services agreements with clients typically contain provisions designed to limit contractually our liability for damages arising from negligent acts, errors, mistakes or omissions. However, those provisions may not be enforceable or otherwise protect us from liability for damages. Although we maintain general liability insurance coverage, this coverage may not continue to be available on reasonable terms or at all, or may not be sufficient to cover our losses. Therefore, a claim brought against us could have a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MANAGE OUR GROWTH AND THE ABILITY OF OUR VENDORS AND SERVICE PROVIDERS TO MANAGE THEIR GROWTH

    We are expanding our personnel, facilities and infrastructure significantly and we anticipate that we will continue to expand in response to growth in our client base and market opportunities. Our growth has placed, and will continue to place, significant demands on our management, operational and financial resources. As we grow, we expect that we will hire more employees and expand the scope of our operating and financial systems. To manage our growth effectively, we must continue to develop and improve these systems as well as our internal systems and controls. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

    As usage of our services, as well as those of our vendors and service providers, increases, we and our vendors and service providers each may need to increase the capacity of our operating systems to meet the demands of our respective clients. Our business will be adversely affected if we, or our vendors and service providers, are unable to expand our respective infrastructures to support the volume and types of transactions that our clients and their customers process through an e-PROFILE solution.

OUR SUCCESS DEPENDS ON OUR ABILITY TO HIRE AND RETAIN QUALIFIED PERSONNEL

    If we are unable to attract and retain qualified employees, our business may be adversely affected. We must continue to hire, train and manage new employees at a rapid rate. We depend on our ability to attract, integrate and retain qualified personnel, especially management and highly skilled technical teams. Our operating results may be adversely affected if we experience increased expenses associated with attracting, integrating and retaining qualified employees. Competition for hiring qualified management and skilled technical employees is intense. In addition, if our stock price declines or does not increase significantly or options in our stock are not perceived as valuable, we may have difficulty attracting and retaining qualified personnel because a portion of our employees' compensation is stock-based.

WE DEPEND ON KEY MANAGEMENT PERSONNEL

    Our future performance depends on the continued services of our Chief Executive Officer, Michael A. Sanchez, and our other executive officers and key employees. The departure of any of our executive officers or key employees could have a material adverse effect on our business, financial condition and results of operations. In addition, we do not hold key man insurance on any of our executive officers or key employees. Our Corporate Executive Vice President, John H. Teaford, is also an officer of Sanchez and, in the future, he may not devote all of his professional time to e-PROFILE.

CONSOLIDATION OF THE BANKING AND FINANCIAL SERVICES INDUSTRY COULD CAUSE THE MARKET FOR OUR SOLUTIONS TO CONTRACT

    Consolidation of the banking and financial services industry could result in a smaller market for our products and services. A variety of factors associated with consolidation could cause our potential clients to reassess their purchase of our products and our existing clients to terminate services. After consolidation, banks and other financial institutions may reexamine their strategic and purchasing decisions. We may lose relationships with key employees within our client's organization due to budget cuts, layoffs, or reorganizations following a consolidation. In addition, after consolidation, the technological infrastructure of the combined entity may change. For example, the acquiring institution may want to provide the services that we provide in-house or outsource to our competitors. Decline in the demand for our solutions could have a material adverse effect on our results of operation.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE

    Since our inception, Sanchez has funded a substantial portion of our capital needs. However, Sanchez is not obligated to fund our operations after the earlier of January 15, 2001 or the completion of this offering and its ownership of us will decrease as a result of this offering. We currently anticipate that our available cash reserves, combined with the net proceeds from this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. After that time period, we may need to raise additional funds if we incur unforeseen required capital expenditures or substantial operating losses. If we raise additional funds by issuing equity securities, the percentage ownership of our existing stockholders will be reduced. In addition, holders of these equity securities could have rights, preferences or privileges senior to those of the holders of our common stock. Debt financing, if available, may place restrictive covenants on our operations and cause us to incur significant interest expense. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop or enhance our solutions, take advantage of future opportunities or respond to competitive pressures. This could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH BUSINESSES OFFERING PRODUCTS OR SERVICES SIMILAR TO OURS OR CLIENTS THAT WISH TO DEVELOP, IMPLEMENT AND MANAGE THEIR OWN PRODUCTS AND SERVICES

    The market for Internet-based financial products and services and financial software applications is highly competitive, and we expect that competition will intensify in the future. In addition, our clients or our potential clients may develop, implement and maintain their own products and services, rather than purchase services and related products from third parties. Our clients or potential clients also may enter into strategic relationships with one or more of our competitors to develop, market and sell competing services or products.

    Some of our competitors already provide or have the ability to provide some of the products and services that we offer. For example, other companies offer differentiated direct banking services to customers through a dedicated electronic banking service system. In addition, other software providers have created products similar to PROFILE/ANYWARE. These competitors could market these services and products to our targeted client base. Other competitors, such as core banking processors, have broad distribution channels that bundle competing products directly to financial institutions. Our competitors may develop technology that is more advanced than ours. Also, competitors may compete directly with us by adopting a similar business model to ours. Many of our current and potential competitors are likely to enjoy substantial competitive advantages over us, including:

    - greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their products and services;

    - longer operating histories;

    - greater name recognition; and

    - larger client bases.

Reduced pricing, reduced margins or the inability to acquire and retain clients as a result of intensifying competition would materially adversely affect our business, financial condition and results of operations.

WE MAY ENGAGE IN ACQUISITIONS WHICH COULD DIVERT MANAGEMENT ATTENTION, CONSUME RESOURCES AND HAVE AN ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL CONDITION

    In the future, we may invest in or acquire complementary technologies, businesses or services that can be integrated into our e-PROFILE solutions. Future acquisitions may involve large one-time write-offs and amortization expenses related to goodwill and other intangible assets that may materially adversely affect our results of operations or stock price. In addition, acquisitions and strategic investments may involve other risks, including:

    - difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired company with our operations;

    - diverting our management's attention from other business concerns;

    - impairing relationships with our employees, affiliates and vendors and service providers;

    - difficulties in maintaining uniform standards, controls, procedures and policies;

    - entering markets in which we have no direct prior experience;

    - losing all or a portion of the capital that we have committed to a strategic investment; and

    - losing key employees of the acquired company.

    We cannot assure you that we will be able to identify suitable acquisition or investment candidates that are available for sale or investment at reasonable prices. We may elect to finance future acquisitions or investments by incurring debt, which would increase our debt service requirements, or through the issuance of additional common or preferred stock, which could result in dilution to our stockholders. We cannot assure you that we will be able to arrange adequate financing for any acquisitions or investments on acceptable terms. In addition, we intend to commit up to $1.0 million to a proposed investment fund affiliated with Sanchez that will invest primarily in technology companies that provide products, services and support for the financial services industry. At the discretion of our management, we may commit additional capital to this fund. While we will have no control over this fund, Sanchez will participate in the management of this fund and may receive compensation and benefits in connection with its affiliation with this fund. If the companies in which the fund invests do not succeed, the value of our investment in the fund could decline.

SANCHEZ WILL CONTINUE TO CONTROL OUR MANAGEMENT AND AFFAIRS

    Upon completion of this offering, Sanchez will own beneficially
approximately   % of our outstanding common stock, or   % if the underwriters'
over-allotment options are exercised in full. If none of Sanchez's eligible shareholders subscribes to the Sanchez subscription program and, as a result, Sanchez purchases all of the shares offered by us under that program, Sanchez
will own beneficially approximately   % of our outstanding common stock, or   %
if the underwriters' over-allotment options are exercised in full. As a result, Sanchez will be able to control the outcome of all matters submitted for stockholder action, including the election of members to our Board of Directors and the approval of significant transactions. Sanchez effectively will control our management and affairs. Sanchez will be able to delay or prevent a change in control, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. In addition, Sanchez could sell its remaining shares to a buyer in a transaction that may not be favored by e-PROFILE or its minority stockholders.

WE FACE POTENTIAL CONFLICTS OF INTEREST WITH SANCHEZ

    Conflicts of interest may arise between us and Sanchez in a number of areas relating to our past and ongoing relationships, including:

    - potential competitive business activities;

    - the administration of intercompany agreements, including the license agreement for PROFILE/ ANYWARE;

    - sales or distributions by Sanchez of its remaining shares of our common stock; and

    - Sanchez's ability to exercise control over our management and affairs.

Sanchez could engage in activities that compete with us because it is not contractually or otherwise restricted from competing with us.

    Three of our seven current directors are also directors of Sanchez, including Sanchez's Chairman and its President. In addition, our Chairman is a Director of Sanchez, our Corporate Executive Vice President is a Senior Vice President of Sanchez and our Senior Vice President of Sales and Marketing is a Senior Vice President of Sanchez with similar responsibilities. They may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Sanchez, such as acquisitions, financing and other corporate opportunities that may be suitable for both us and Sanchez. We cannot assure you that conflicts will be resolved in our favor. In addition, potential clients and vendors and service providers may be deterred by the existence of these relationships or by the historical ties between us and Sanchez. As our principal stockholder, Sanchez can elect additional directors to our Board of Directors. See "Management," "Related Party Transactions," and "Security Ownership of Directors, Officers and Principal Stockholder."

    We have entered into a number of important intercompany agreements with Sanchez which we believe contain commercially reasonable terms, but these agreements may not have been the result of arm's-length negotiations. We also may enter into transactions and agreements in the future with Sanchez. We believe that our directors will evaluate the terms of any material transaction between us and Sanchez on a case-by-case basis, and will utilize such procedures as they may deem appropriate in light of their fiduciary duties under state law.

OUR INTERNATIONAL EXPANSION WILL EXPOSE US TO ADDITIONAL RISKS

    As part of our growth strategy, we currently are investigating and intend to continue investigating opportunities to expand our operations internationally. Our expansion, if any, into international markets could be by acquisition, license, joint venture or direct or indirect investment. As a result, we may be subject to additional risks associated with conducting business internationally. These risks include:

    - longer accounts receivable collection cycles;

    - delays in the development of the Internet as a medium for financial services transactions in international markets;

    - difficulties in staffing and managing foreign operations due to distance, language, legal and cultural differences;

    - different and unexpected changes in regulatory requirements;

    - export and import restrictions;

    - costs, delays and legal risks associated with developing systems and technology which are compliant with local technology and regulatory standards;

    - differing technology standards;

    - inability to enforce contractual agreements and to protect our intellectual property rights due to differences in legal standards in other countries;

    - political instability;

    - fluctuations in currency exchange rates and possible use of derivative financial instruments to hedge currency risk;

    - imposition of currency exchange controls;

    - generating revenue insufficient to offset the expenses associated with our international operations; and

    - potentially adverse tax consequences, including the imposition of multiple conflicting tax laws.

    These factors could adversely affect our international operations which, in turn, may have a material adverse effect on our business, results of operations and financial condition.

OUR ABILITY TO EXPAND OUR e-PROFILE SOLUTIONS MAY BE LIMITED BY GOVERNMENTAL REGULATION

    We anticipate expanding our e-PROFILE solutions to offer additional products and services based on client and customer demand. However, government regulations may limit or prevent us from providing certain of these services and products. In addition, government regulation may increase the costs of providing these expanded services and products. Our inability to provide or the increased costs of such expanded services and products as a result of government regulation could materially adversely affect the ability to attract or retain clients and our operating results.

ANY SIGNIFICANT DISRUPTION DUE TO YEAR 2000 NON-COMPLIANCE WOULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Computer systems problems relating to the Year 2000 may not be discovered until months after January 1, 2000. Our e-PROFILE solutions combine products and services that generally are integrated into computer systems involving sophisticated hardware and complex software products, which may not be Year 2000 compliant. While to date we have not experienced any material difficulty associated with the Year 2000 issue, the failure of our systems and the systems of our clients or vendors to be Year 2000 compliant and the related problems that may be discovered after January 1, 2000 could materially adversely affect the e-PROFILE solutions developed for our clients. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue" for a discussion of the status of our Year 2000 compliance review.

RISKS RELATING TO THE INTERNET AND TO THE NEW TECHNOLOGY-BASED FINANCIAL SERVICES INDUSTRY

OUR SUCCESS DEPENDS UPON THE EXPANDED USE OF THE INTERNET AND OTHER NEW TECHNOLOGIES FOR PROVIDING BANKING AND OTHER FINANCIAL PRODUCTS AND SERVICES

    The market for Internet and other new technology-based financial services only recently has begun to develop and the level of demand for our products and services is uncertain. If the market for these financial services fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, our business, financial condition and results of operations may be materially adversely affected. Telephone, wireless and personal computer banking systems have been marketed in the past and have not enjoyed widespread consumer adoption. Accordingly, we cannot assure you that there will be widespread consumer acceptance of advanced Internet and other new technology-based financial services systems, including ours. Internet and wireless usage may be inhibited for a number of reasons, including inadequate network infrastructure, security concerns, inconsistent quality of service, regulatory changes or control and unavailability of cost effective, high-speed access to the Internet and other new technology interfaces. The occurrence of any of these factors could inhibit the acceptance and adoption of Internet and other new technology-based financial services.

WE RELY ON THE INTERNET REMAINING A VIABLE COMMERCIAL MEDIUM

    Our success depends, in large part, on the ability of other companies to maintain the Internet infrastructure. In particular, we rely on other companies to maintain a reliable network that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure may be unable to support the demands placed on it, and the Internet's performance, reliability or security may suffer as a result of this continued growth. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any degradation of Internet performance or reliability could cause users to reduce their Internet usage. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, our business, financial condition and results of operations could be materially adversely affected.

OUR SUCCESS DEPENDS UPON THE DEVELOPMENT OF NEW PRODUCTS AND SERVICES IN THE FACE OF RAPIDLY EVOLVING TECHNOLOGY AND OUR ABILITY TO LICENSE THESE PRODUCTS AND SERVICES

    The market for dedicated electronic financial services is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our growth and future operating results will depend, in part, upon our ability to enhance existing applications and interfaces and introduce new applications or components that:

    - meet or exceed technological advances in the marketplace;

    - meet changing customer requirements;

    - achieve market acceptance;

    - continue to integrate successfully third party software into a complete Internet-based financial services solution; and

    - respond to competitive products.

    If we cannot keep up with the rate of technological change, our clients' customers could be discouraged from using our solutions and our future revenue could decrease materially. We may not identify successfully new service and software opportunities, integrate them and bring them to market in a timely and efficient manner. In addition, creators of new technologies may not be willing to provide them to us or our clients on acceptable terms, or at all and may provide them to our competitors.

SYSTEM FAILURES OR INTERRUPTIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND WE COULD BE LIABLE FOR SOME OF THESE FAILURES

    Our future success, and in particular our ability to facilitate transactions and to provide high quality customer service, will depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Substantially all of our computer hardware for operating our services currently is located at our data processing and operations center in a suburb of Pittsburgh, Pennsylvania and we have a back-up facility at an alternative location. These systems and operations are vulnerable to damage or interruption from fire, earthquake, floods, power loss, telecommunications failure, sabotage, intentional acts of vandalism and similar events beyond our control. If the occurrence of a natural disaster or other unanticipated problem at our primary facility results in interruptions in our service, we could lose clients or incur liability to our clients, either of which could have a material adverse effect on our business, financial condition and results of operations. Although we maintain business interruption insurance, it may not be adequate to compensate us for losses resulting from failures or interruptions in our systems.

SECURITY BREACHES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

    Our computer systems may be vulnerable to computer viruses, unauthorized users and other disruptive problems. Computer attacks or disruptions may jeopardize the security of information stored in and transmitted through the computer systems of our clients and their customers using our services, resulting in significant losses or liability. This, or the perception that our systems may be vulnerable to such attacks or disruptions, also may deter our clients' customers from using our services. Although our services agreements with clients typically will contain provisions that limit our liability arising from the failure of the security features contained in our system, these provisions may not be enforceable or otherwise protect us from liability.

    Although we intend to continue to implement state-of-the-art security measures, persons may be able to circumvent these measures. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to users accessing Web sites that deliver our services, any of which could harm our business. We also may need to expend significant amounts in the future for security measures.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD PLACE FINANCIAL BURDENS ON OUR BUSINESS

    There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues including data privacy, pricing, tax, copyrights and the characteristics and quality of products and services on the Internet. For example, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. In addition, the current Internet tax moratorium on multiple and discriminatory taxes and Internet access taxes, enacted as part of the Internet Tax Freedom Act in 1998, is set to expire on October 21, 2001. It may take years to determine the extent to which existing laws, including intellectual property ownership, libel and personal privacy laws apply to the Internet. Moreover, any laws or regulations adopted to regulate the Internet may not be updated or amended as quickly as would be necessary to match the pace of development of Internet-based technologies. The adoption of any of these laws or regulations may limit the growth of the Internet, which could affect our ability to utilize the Internet to deliver banking and other financial electronic commerce services. In addition, any new law or regulation relating to the Internet or the manner in which existing laws are applied to the Internet could adversely affect our business, financial condition and results of operations.

RISKS RELATING TO THE OFFERING

OUR MANAGEMENT WILL HAVE BROAD DISCRETION TO USE THE NET PROCEEDS FROM THIS OFFERING, AND IT MAY NOT APPLY THESE PROCEEDS EFFECTIVELY

    Our management will have broad discretion in how we use the net proceeds of this offering. We intend to use the net proceeds from this offering to repay debt to Sanchez, to continue to develop our solutions, including the continued development of interfaces to integrate with clients, vendors and service providers the components of our solutions, to acquire and maintain computer systems, to expand our sales and marketing activities, to continue to build our operations, expand our facilities and hire qualified personnel and for working capital and general corporate purposes, including possible international expansion and possible acquisitions of, and investments in, businesses and assets that are complementary to ours. We may elect to finance future acquisitions, invest in other businesses or enter new markets using some of the proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. Our management's failure to apply these funds effectively could have a material adverse effect on our business, financial condition or results of operations. See "Use of Proceeds."

OUR CHARTER AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER

    Our charter and our bylaws and the provisions of Section 203 of the Delaware General Corporation Law contain provisions that could make it more difficult for a third party to obtain control of us even if doing so would be beneficial to our stockholders. Section 203 could delay or prevent a third party or a significant stockholder from acquiring control of us. In addition, our restated certificate of incorporation will authorize the Board of Directors to issue up to 20,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Some provisions of our restated certificate of incorporation and bylaws could have a depressive effect on our stock price, make it more difficult for a third party to acquire a majority of our outstanding voting stock, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Provisions of Amended and Restated Certificate of Incorporation, Bylaws and Delaware Law."

OUR COMMON STOCK HAS NOT BEEN TRADED PUBLICLY AND ITS MARKET PRICE MAY FLUCTUATE WIDELY AFTER THIS OFFERING

    No public market existed for our common stock prior to this offering. We cannot predict the extent to which investor interest in e-PROFILE will lead to the development of a trading market for our common stock. The public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price for our common stock could be subject to wide fluctuations in response to several factors, including:

    - actual or anticipated fluctuations in our quarterly operating results;

    - announcements by us or our competitors of technological innovations, new products or product enhancements;

    - changes in, or failure to meet, earnings estimates or recommendations by analysts;

    - market conditions or trends in the Internet-based financial services industry;

    - changes in economic performance or market valuations of other companies in the Internet-based financial services industry;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel; and

    - releases of lock-up or other transfer restrictions on our outstanding shares or sales of additional shares of our common stock.

    In addition, the market for securities of Internet and technology companies has experienced extreme price and volume volatility that often has been unrelated or disproportionate to the operating performance of those companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE DILUTION

    The public offering price is substantially higher than the net tangible book value per share of our outstanding common stock immediately after the offering. Any common stock you purchase in the offering will have a post-offering net
tangible book value per share of $    , which is     % less than the price you
paid for a share, assuming a public offering price of $    per share, the
mid-point of the range set forth on the cover page of this prospectus. Sales of additional shares of common stock in the future may decrease the net tangible book value per share, resulting in further dilution to purchasers in this offering. See "Dilution."

A SIGNIFICANT NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE COULD LOWER THE MARKET PRICE OF OUR COMMON STOCK

    Prior to the completion of this offering, we expect to increase our authorized capital stock to effect a stock split that will increase the number of outstanding shares of our common stock. The information in this prospectus has not been adjusted to reflect these actions. Sales of large numbers of shares of our common stock sold after this offering, or even the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity
securities. After this offering, we will have       shares of our common stock
outstanding, or       shares if the underwriters' over-allotment options are
exercised in full. At May 31, 2000, we had reserved an additional 390,583 shares of common stock for issuance under our 1999 Equity Compensation Plan. As of May 31, 2000, options to purchase 1,020,868 of these shares were outstanding (of which 286,119 were exercisable). In addition, we have issued warrants which can be exercised to purchase 185,000 shares of our common stock.

    The shares of common stock being sold in this offering will be freely transferable under the securities laws immediately after issuance, except for any shares sold to our "affiliates." Our principal stockholder, Sanchez, has agreed that, for a period of 180 days or such shorter period as is agreed to by Merrill Lynch from the date of this prospectus, it will not sell its shares. As a result, 180 days after the date of this prospectus or such other shorter period as is agreed to by Merrill Lynch, 13,325,000 shares of common stock will be eligible for sale subject to certain volume and other restrictions under the federal securities laws. Sanchez also has agreed not to sell the securities that it may purchase in the Sanchez subscription program for one year from the date of this prospectus. Merrill Lynch may waive the lock-up at any time at its sole discretion, without notice to the public. In addition, we have granted registration rights to Sanchez under a written agreement under which, at any time after 180 days following the date of this prospectus, Sanchez may demand that we file a registration statement under the Securities Act covering all or a portion of our securities held by Sanchez, its affiliates and their permitted transferees. Sanchez has agreed not to demand registration of its common stock for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. After that period, if Sanchez causes a large number of shares to be registered and sold in the public market, those sales could have a material adverse effect on the market price for the common stock. See "Shares Eligible for Future Sale."

THE RELIABILITY OF MARKET DATA INCLUDED IN THIS PROSPECTUS IS UNCERTAIN

    We are a new company and operate in a new and rapidly changing market. As a result, we have included market data from industry publications, including reports prepared by International Data Corporation, Forrester Research and Meridien Research, which we cannot assure you are reliable. While we believe these industry publications are reliable, we have not verified independently their data and cannot assure you of its accuracy or completion. We also have not sought the consent of these organizations to refer to their reports in this prospectus.

                               CAUTIONARY NOTICE
                      REGARDING FORWARD-LOOKING STATEMENTS

    Some statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" and elsewhere in this prospectus are forward-looking statements that reflect our current views with respect to future events. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those described in this "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus, that could cause our actual results to differ materially from those contemplated in our forward-looking statements.

                                USE OF PROCEEDS

    Based on an assumed public offering price of $    per share, our net
proceeds from the sale of     shares of common stock will be approximately $
    million ($   million if the underwriters' over-allotment options are
exercised in full), after deducting estimated underwriting discounts and commissions and our estimated offering expenses.

    We intend to use the net proceeds from the offering to repay the debt to Sanchez discussed below, to continue to develop e-PROFILE solutions, including the continued development of interfaces to integrate with clients, vendors and service providers the components of our solutions, to acquire and maintain computer systems, to expand our sales and marketing activities, to continue to build our operations, expand our facilities and hire qualified personnel and for working capital and general corporate purposes, including possible international expansion and possible acquisitions of, and investments in, businesses and assets that are complementary to ours. As of May 31, 2000, we owed approximately $14.0 million to Sanchez, which we used for general corporate purposes, including working capital. Interest accrues on this debt at a per annum rate equal to the prime rate announced from time to time by The Wall Street Journal, which was 9.5% as of May 31, 2000. The outstanding interest and principal amount of this debt is due and payable upon the earlier of the completion of this offering or January 15, 2001. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the remaining net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds.

    When the opportunity arises, we may use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. From time to time, in the ordinary course of business, we expect to evaluate potential acquisitions of businesses, products or technologies. We have no present understandings, commitments or agreements to utilize any proceeds from this offering in connection with any acquisition or investment.

    Pending use of the net proceeds for the above purposes, we intend to invest these funds in short-term, interest-bearing, investment-grade securities and use these funds for general corporate purposes. We cannot predict that the proceeds will be invested to yield a favorable return.

                                DIVIDEND POLICY

    We never have declared or paid a cash dividend on our common stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business, and we do not anticipate paying cash dividends for the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our total capitalization as of March 31, 2000:

    - on an actual basis;

    - on a pro forma basis to reflect (1) the net proceeds of $3.0 million from the sale of 109,890 shares of common stock in a private placement
      transaction on July 25, 2000, (2) the issuance of   shares at the closing
      of this offering to McKinsey & Co., under a consulting agreement (based on
      the estimated initial public offering price of $    per share, the
      midpoint of the range shown on the cover page of this prospectus), and
      (3) the write-off of recoverable income taxes of $1,069,058 as of March 31, 2000, which would not be reimbursed by Sanchez if the offering was completed on March 31, 2000; and

    - on a pro forma as adjusted basis to give effect to (1) the receipt of the
      net proceeds from our sale of     shares of common stock in this offering
      at an assumed public offering price of $    per share, after deducting
      estimated underwriting discounts and commissions and estimated offering
      expenses and the net proceeds from our sale of     shares of common stock
      in the Sanchez subscription program, after deducting the estimated financial advisory fee and estimated expenses, and (2) the repayment of our note payable to Sanchez.

    The data presented in the following table exclude:

    - shares of common stock issuable upon the exercise of the underwriters' over-allotment options;

    - 1,020,868 shares of common stock issuable as of May 31, 2000 upon the exercise of options granted under our 1999 Equity Compensation Plan at a weighted average exercise price of $14.97 per share;

    - 390,583 shares of common stock issuable as of May 31, 2000 upon the exercise of options reserved for future grants under our 1999 Equity Compensation Plan;

    - 185,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $14.32 per share;

    - 70,000 shares issuable upon the exercise of an outstanding warrant, which may be exercised upon commencement of this offering and expires upon the closing of this offering, at a per share exercise price equal to the initial public offering price, less the underwriting discount and commission; and

    - a number of shares equal to 2% of the shares of common stock outstanding on the date immediately prior to the closing of this offering (13,633,928 shares as of July 31, 2000) issuable upon the exercise of an outstanding warrant, which may be exercised after the closing of this offering to the extent discussed below, at a per share exercise price equal to 90% of the market price of a share of common stock on the trading day immediately prior to the exercise of the warrant; provided, however, (1) that the warrant may not be exercised unless the holder, or its affiliates, has entered into a processing agreement with us on or prior to the commencement of the exercise period, and the processing agreement is in full force and effect at the time of exercise and (2) the warrant is exercisable as to one-third of the underlying shares during each of the three one-year periods after the closing of this offering. The holder loses the right to purchase any underlying shares not purchased during an applicable exercise period.

    You should read this information together with the sections of this prospectus entitled "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

                                                                     AS OF MARCH 31, 2000
                                                              -----------------------------------
                                                                                     PRO FORMA AS
                                                               ACTUAL    PRO FORMA     ADJUSTED
                                                              --------   ---------   ------------
                                                                        (IN THOUSANDS)
Long-term debt..............................................  $    --      $ --          $ --
                                                              -------      ----          ----
Note payable to Sanchez Computer Associates, Inc............   11,844
                                                              -------
Stockholders' equity:
  Common stock, par value $0.001; 16,500,000 shares
    authorized, 13,522,189 shares issued and outstanding
    actual;       shares issued and outstanding pro forma;
          shares issued and outstanding pro forma as
    adjusted................................................       14
  Additional paid-in capital................................    7,956
  Accumulated deficit.......................................   (6,547)
                                                              -------      ----          ----
    Total stockholders' equity..............................    1,423
                                                              -------      ----          ----
  Total capitalization......................................  $13,267
                                                              =======      ====          ====

    Prior to the completion of this offering, we expect to increase our authorized capital stock to effect a stock split that will increase the number of outstanding shares of our common stock. The information in this prospectus has not been adjusted to reflect these actions.

                                    DILUTION

    Our pro forma net tangible book value as of March 31, 2000, after giving effect to (1) the net proceeds of $3.0 million from the sale of 109,890 shares of common stock in a private placement transaction on July 25, 2000, (2) the
issuance of   shares at the closing of this offering to McKinsey & Co., under a consulting agreement (based on the estimated initial public offering price of
$    per share, the midpoint of the range shown on the cover page of this prospectus), and (3) the write-off of recoverable income taxes of $1,069,058 as of March 31, 2000, which would not be reimbursed by Sanchez if the offering was
completed on March 31, 2000, was $    million or $    per share of common stock.
We determined our pro forma net tangible book value per share by subtracting our total liabilities from our pro forma total tangible assets and dividing that number by the pro forma number of shares of our common stock outstanding.

    Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately following this offering.
Assuming a public offering price of $    per share, after giving effect to our
sale of shares of common stock in this offering and after deducting the estimated underwriting discount and commissions, our estimated offering expenses (including expenses incurred in connection with the Sanchez subscription program) and the repayment of our note payable to Sanchez, our pro forma as
adjusted net tangible book value as of March 31, 2000 would have been $    or
$    per share of common stock. This represents an immediate increase in pro
forma net tangible book value of $    per share to our existing stockholders and
an immediate dilution of $    per share to new investors purchasing shares of
our common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share...........................   $
  Pro forma net tangible book value per share as of
    March 31, 2000......................................  $
  Increase per share attributable to new investors......
                                                          --------
  Pro forma as adjusted net tangible book value per share after this offering.................................................
                                                                     ========
Dilution per share to new investors...............................   $
                                                                     ========

    The following table summarizes the difference between our existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid. The information is presented as of March 31, 2000 on a pro forma basis as set forth above. The information presented is based upon an
assumed public offering price of $    per share, before deducting estimated
underwriting discounts and commissions and our estimated offering expenses (including expenses incurred in connection with the Sanchez subscription program).

                                                                                   TOTAL          AVERAGE
                                                       SHARES PURCHASED        CONSIDERATION       PRICE
                                                      -------------------   -------------------     PER
                                                       NUMBER    PERCENT     AMOUNT    PERCENT     SHARE
                                                      --------   --------   --------   --------   --------
Existing stockholders...............................                  %       $             %       $
New investors.......................................
                                                        ----       ----       ----       ----
      Total.........................................               100%       $          100%
                                                        ====       ====       ====       ====

    The discussion and tables above assume no exercise of any stock options or warrants for the following number of shares:

    - 1,020,868 shares issuable as of May 31, 2000 upon the exercise of options granted under our 1999 Equity Compensation Plan at a weighted average exercise price of $14.97 per share;

    - 390,583 shares issuable as of May 31, 2000 upon the exercise of options reserved for future grants under our 1999 Equity Compensation Plan;

    - 185,000 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $14.32 per share;

    - 70,000 shares issuable upon the exercise of an outstanding warrant, which may be exercised upon commencement of this offering and expires upon the closing of this offering, at a per share exercise price equal to the initial public offering price, less the underwriting discount and commission; and

    - a number of shares equal to 2% of the shares of common stock outstanding on the date immediately prior to the closing of this offering (13,633,928 shares as of July 31, 2000) issuable upon the exercise of an outstanding warrant, which may be exercised after the closing of this offering to the extent discussed below, at a per share exercise price equal to 90% of the market price of a share of common stock on the trading day immediately prior to the exercise of the warrant; provided, however, (1) that the warrant may not be exercised unless the holder, or its affiliates, has entered into a processing agreement with us on or prior to the commencement of the exercise period, and the processing agreement is in full force and effect at the time of exercise and (2) the warrant is exercisable as to one-third of the underlying shares during each of the three one-year periods after the closing of this offering. The holder loses the right to purchase any underlying shares not purchased during an applicable exercise period.

    To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization,"
"Management--Employee Benefit Plans" and Note 6 to our financial statements included elsewhere in this prospectus.

                         SELECTED FINANCIAL INFORMATION

    You should read the following selected financial information in conjunction with our financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected financial information is not necessarily indicative of results to be expected for any future period. The selected pro forma financial information for e-PROFILE for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000 gives effect to the acquisition of ArTech as if the acquisition had occurred on January 1, 1999. Additionally, our historical income tax provision (benefit) reflects income taxes payable or recoverable, respectively, under a tax allocation agreement between us and Sanchez. The pro forma statement of operations data reflects our net income (loss) as if we were a separate tax reporting entity for all periods presented rather than a member of Sanchez's consolidated tax group. The selected pro forma financial information for e-PROFILE for all periods presented has been derived from our unaudited pro forma financial statements included elsewhere in this prospectus. The selected historical financial information for our company as of March 31, 2000, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000 has been derived from our unaudited financial statements included elsewhere in this prospectus. The selected historical financial information for our company as of December 31, 1999 and for the period from inception (February 1, 1999) through December 31, 1999 has been derived from our audited financial statements included elsewhere in this prospectus. The selected financial information for the predecessor business of ArTech as of December 31, 1997 and 1998 and for the years then ended and for the period from January 1, 1999 to January 31, 1999 has been derived from the audited financial statements of ArTech included elsewhere in this prospectus. The selected financial information for the predecessor business of ArTech as of December 31, 1995 and 1996 and for the years then ended has been derived from unaudited financial statements of ArTech which are not included in this prospectus.

    The pro forma balance sheet information as of March 31, 2000 reflects
(1) the net proceeds of $3.0 million from the sale of 109,890 shares of common stock in a private placement transaction on July 25, 2000, (2) the issuance of shares at the closing of this offering to McKinsey & Co., under a consulting
agreement (based on the estimated initial public offering price of $    per
share, the midpoint of the range shown on the cover page of this prospectus) and
(3) the write-off of recoverable income taxes of $1,069,058 as of March 31, 2000, which would not be reimbursed by Sanchez if the offering was completed on March 31, 2000. The pro forma as adjusted balance sheet information reflects these adjustments plus (1) the receipt of the net proceeds from our sale of shares of common stock in this offering at an assumed initial public offering
price of $    per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses and the net proceeds from our sale
of       shares of common stock in the Sanchez subscription program, after deducting the estimated financial advisory fee and estimated expenses, and
(2) the repayment of our note payable to Sanchez.

                                             ARTECH (PREDECESSOR BUSINESS)                   e-PROFILE
                                  ----------------------------------------------------   -----------------

                                                                                            HISTORICAL
                                                                              JAN. 1,        INCEPTION
                                           YEAR ENDED DECEMBER 31,            1999 TO    (FEB. 1, 1999) TO
                                  -----------------------------------------   JAN. 31,     DECEMBER 31,
                                    1995       1996       1997       1998       1999           1999
                                  --------   --------   --------   --------   --------   -----------------
                                                     (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Processing fees...............   $  619     $  612    $   420     $  964      $111          $ 2,941
  Implementation and consulting
    fees........................       --          6          7        254        42            2,757
  Other.........................       --         --         --         --        --              264
                                   ------     ------    -------     ------      ----          -------
    Total revenue...............      619        618        427      1,218       153            5,962
                                   ------     ------    -------     ------      ----          -------
Cost of revenue:
  Processing fees...............    1,242      1,291      1,303      1,305       133            2,426
  Implementation and consulting
    fees........................       --         --         --         --        --            2,123
  Other.........................       --         --         --         --        --              254
                                   ------     ------    -------     ------      ----          -------
    Total cost of revenue.......    1,242      1,291      1,303      1,305       133            4,803
                                   ------     ------    -------     ------      ----          -------
Gross profit (loss).............     (623)      (673)      (876)       (87)       20            1,159
                                   ------     ------    -------     ------      ----          -------
Operating expenses:
  Sales and marketing...........       --         --         --         --        --            2,008
  Product management............       --         --         --         --        --              534
  General and administrative....      226        235        278        225        14            1,681
  Stock-based compensation......       --         --         --         --        --              534
  Amortization expense..........       --         --         --         --        --              116
                                   ------     ------    -------     ------      ----          -------
    Total operating expenses....      226        235        278        225        14            4,873
                                   ------     ------    -------     ------      ----          -------
Income (loss) from operations...     (849)      (908)    (1,154)      (312)        6           (3,714)
Interest expense, net...........       --         --         --         --        --              184
                                   ------     ------    -------     ------      ----          -------
Income (loss) before income
  taxes.........................     (849)      (908)    (1,154)      (312)        6           (3,898)
Income tax provision
  (benefit).....................       --         --         --         --        --           (1,054)
                                   ------     ------    -------     ------      ----          -------
Net income (loss)...............   $ (849)    $ (908)   $(1,154)    $ (312)     $  6          $(2,824)
                                   ======     ======    =======     ======      ====          =======
Basic and diluted net income
  (loss) per share..............                                                              $ (0.21)
                                                                                              =======
Shares used in computing basic
  and diluted net income (loss)
  per share.....................                                                               13,325
                                                                                              =======

                                                                     e-PROFILE
                                  --------------------------------------------------------------------------------
                                                                    PRO FORMA
                                                    HISTORICAL        THREE        HISTORICAL
                                    PRO FORMA      FEBRUARY 1,       MONTHS          THREE           PRO FORMA
                                   YEAR ENDED        1999 TO          ENDED          MONTHS         THREE MONTHS
                                  DECEMBER 31,      MARCH 31,       MARCH 31,        ENDED        ENDED MARCH 31,
                                      1999             1999           1999       MARCH 31, 2000         2000
                                  -------------   --------------   -----------   --------------   ----------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Processing fees...............     $ 3,052         $   272         $   383        $ 2,043           $ 2,043
  Implementation and consulting
    fees........................       2,800             224             267          1,329             1,329
  Other.........................         264              --              --             --                --
                                     -------         -------         -------        -------           -------
    Total revenue...............       6,116             496             650          3,372             3,372
                                     -------         -------         -------        -------           -------
Cost of revenue:
  Processing fees...............       2,560             154             288          1,563             1,563
  Implementation and consulting
    fees........................       2,123              77              77          1,369             1,369
  Other.........................         254              --              --             --                --
                                     -------         -------         -------        -------           -------
    Total cost of revenue.......       4,937             231             365          2,932             2,932
                                     -------         -------         -------        -------           -------
Gross profit (loss).............       1,179             265             285            440               440
                                     -------         -------         -------        -------           -------
Operating expenses:
  Sales and marketing...........       2,008              17              17          2,043             2,043
  Product management............         534              22              22          1,181             1,181
  General and administrative....       1,695              19              33          1,784             1,784
  Stock-based compensation......         534              --              --             --                --
  Amortization expense..........         127              26              37             32                32
                                     -------         -------         -------        -------           -------
    Total operating expenses....       4,898              84             109          5,040             5,040
                                     -------         -------         -------        -------           -------
Income (loss) from operations...      (3,719)            181             176         (4,600)           (4,600)
Interest expense, net...........         184              --              --            172               172
                                     -------         -------         -------        -------           -------
Income (loss) before income
  taxes.........................      (3,903)            181             176         (4,772)           (4,772)
Income tax provision
  (benefit).....................          --              62              --         (1,069)               --
                                     -------         -------         -------        -------           -------
Net income (loss)...............     $(3,903)        $   119         $   176        $(3,703)          $(4,772)
                                     =======         =======         =======        =======           =======
Basic and diluted net income
  (loss) per share..............     $ (0.29)        $  0.01         $  0.01        $ (0.28)          $ (0.36)
                                     =======         =======         =======        =======           =======
Shares used in computing basic
  and diluted net income (loss)
  per share.....................      13,325          13,325          13,325         13,397            13,397
                                     =======         =======         =======        =======           =======

                                                      DECEMBER 31,                               MARCH 31, 2000
                                  ----------------------------------------------------   -------------------------------

                                                                                           DECEMBER 31,
                                    1995       1996       1997       1998                      1999            ACTUAL
                                  --------   --------   --------   --------              ----------------   ------------
                                                     (IN THOUSANDS)                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......   $   --     $   --    $    --     $  665                   $   615          $ 3,625
Working capital (deficit).......       63         13         31        798                    (3,950)          (2,518)
Total assets....................      952        749      1,207      1,163                     9,403           20,366
Note payable to Sanchez Computer
  Associates, Inc...............       --         --         --         --                     6,226           11,844
Long-term debt, net of current
  portion.......................       --         --         --         --                        --               --
Total stockholders' equity
  (deficit).....................      952        749      1,207      1,138                      (646)           1,423

                                         MARCH 31, 2000
                                  ----------------------------
                                                    PRO FORMA
                                                       AS
                                    PRO FORMA       ADJUSTED
                                  --------------   -----------
                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......
Working capital (deficit).......
Total assets....................
Note payable to Sanchez Computer
  Associates, Inc...............
Long-term debt, net of current
  portion.......................
Total stockholders' equity
  (deficit).....................

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We provide integrated, end-to-end operations and technology solutions that enable top-tier financial services companies to offer Internet-based financial services to their customers. We offer a single point of contact to develop, implement and manage an outsourced financial services solution, including core account processing, back-end operations and front-end customer interfaces. e-PROFILE was formed as a wholly owned subsidiary of Sanchez in connection with the purchase of ArTech Financial Technology Services, LLC. Prior to this acquisition, ArTech was a subsidiary of Citizens National Bank of Evans City. At the time of the ArTech acquisition, ArTech's business consisted primarily of data processing for several community banks. We used this processing expertise to serve as the basis on which we developed comprehensive outsourced solutions. Sanchez operated ArTech's business beginning on February 1, 1999 until our incorporation on February 23, 1999.

    Under the terms of the ArTech acquisition, we agreed to provide processing services to three of ArTech's clients. As of July 10, 2000, we had 14 clients, including the three clients that we obtained from our predecessor business, which are primarily data processing clients. Four of our clients currently are processing transactions on an e-PROFILE solution. We are in various stages of implementing an e-PROFILE solution for seven other clients. For the period from February 1, 1999 (inception) to December 31, 1999, three clients accounted for 78.9% of our revenue. For the three months ended March 31, 2000, three clients accounted for 80.9% of our revenue. We anticipate that, over time, the concentration of revenue from our top three revenue generating clients will decline as we convert other clients from the implementation phase to the processing phase.

    Since our incorporation, we have operated as a subsidiary of Sanchez. Sanchez licenses its products and provides professional and administrative services to us through intercompany agreements. Through our licensing agreement, we license PROFILE/ANYWARE from Sanchez and incur a license fee based on the number of accounts associated with each client's e-PROFILE solution. Through our services agreement, Sanchez provides professional services in conjunction with the implementation and ongoing support of our clients. Historically, Sanchez has provided us finance, human resources, legal and information technology services, insurance and risk management services and employee benefit plan administration. We continue to add our own independent administrative and management staff, including sales and marketing, management and information technology personnel. We anticipate having a completely in-house human resources and legal staff in the near future. However, we intend to continue contracting with Sanchez and other third parties for software licensing and for select professional services.

    Since inception, Sanchez has funded the working capital and operating expenses of e-PROFILE. The expenses incurred in connection with the services agreement are added to the outstanding intercompany debt. From time to time, we also borrow funds from Sanchez for operating cash. As of May 31, 2000, we owed Sanchez approximately $14.0 million under the intercompany debt which is due and payable upon the earlier of the completion of this offering or January 15, 2001. Upon the completion of this offering, Sanchez is not obligated to fund our operations in the future.

    We generate revenue primarily through contracts for designing, developing, implementing, operating and managing our clients' financial services offerings. Our initial client (not including the three clients obtained from the predecessor business) originally paid us based on the cost of the services that we provided, plus a fixed additional fee. However, as of March 31, 2000, all of our clients that have executed processing agreements with us are charged on a usage-based pricing approach under which they pay us fees based upon the number of customer transactions that we process and other account-based fees.

    We generally receive two types of revenue: (1) processing revenue; and
(2) implementation and consulting revenue. Processing revenue is classified either as origination fees or recurring service fees. Revenue is recorded for processing fees in the month in which the service is provided. Origination fees are generated in conjunction with opening new customer accounts and include activities such as background and financial screening, financial scoring, signature imaging and applications processing. Recurring service fees consist primarily of two components, monthly account-based fees for account maintenance and monthly servicing and transaction fees which are associated with transaction volume in a given period. We charge account-based fees for the integrated services that we provide to support customer accounts, including the operating software utilized in an e-PROFILE solution, data processing, bank operations, application integration, Web hosting, document imaging and rendering, and other services. We charge transaction fees based on the volume of transactions associated with activities such as ATM functions, check processing and returns, Automated Clearing House transactions, automated bill pay transactions, account sweeps, lock box transactions and specified call center and research requests.

    We generate implementation revenue in connection with the design and development of a customized solution for each client. Revenue for implementation services generally is billed on a time and materials basis. In accordance with SAB No. 101, we generally recognize revenue from implementation services ratably over the expected life of the related processing contract. In limited circumstances, we have performed implementation services for clients that purchased software licenses from Sanchez. Implementation fees related to these services were recognized when the services were provided. We recognize implementation revenue and costs for clients that do not ultimately execute processing agreements with us in the period during which the project is terminated. Typically, the implementation of a client's solution occurs over a period of four to six months. Once the solution is operational, we begin to earn processing revenue. After we begin to process transactions, we generally earn ongoing consulting revenue in conjunction with the modification, enhancement and/or upgrade of the client's solution. Revenue from consulting services is recognized when the services are provided.

    The amount of processing fee revenue that we earn is related primarily to the number of customer accounts processed and the average fee per account. Factors which affect the average fee per account include the account type, the breadth of services offered and the transaction volume. The amount of implementation and consulting fees that we earn is related to the number of clients and the relative size and complexity of the solutions provided to our clients. To the extent that the number of our clients' customers who utilize an e-PROFILE solution continues to grow, we anticipate that processing revenue that is recurring in nature will represent an increasing percentage of our total revenue.

    Cost of revenue generally consists of: (1) processing costs; and
(2) implementation and consulting costs. Processing costs are comprised primarily of fees paid to third party vendors and service providers, salaries and personnel expenses and expenses related to the operation of our data processing and operations center. Implementation and consulting costs are comprised primarily of salaries and personnel expenses for implementation and consulting personnel and fees paid to third parties in connection with the implementation or ongoing modification, enhancement and/or upgrade of our clients' solutions. Direct costs related to implementation services are deferred and recognized ratably over the expected life of the processing contract or expensed as incurred consistent with the related revenue recognition.

    Gross profit is affected by the relative proportion of lower margin implementation and consulting services and higher margin processing services. If our total number of accounts processed continues to grow, we anticipate that e-PROFILE will improve its gross profit through economies of scale, as well as through process improvement and use of new or enhanced technology. Implementation gross profit may vary from period to period based upon fluctuations in our implementation revenue. In the future, we may increase our internal implementation capabilities and rely less on our partners for implementation infrastructure and support. In such case, our implementation costs to third parties would decrease. As we continue to expand our products and services to deliver more comprehensive solutions, we expect that the one time costs of incorporating additional products and services into our solutions will negatively affect our gross profit.

    Our operating expenses consist of sales and marketing, product management, general and administrative and stock-based compensation expenses. Sales and marketing expenses consist primarily of salaries, commissions and related personnel expenses, consulting fees paid to third parties and travel and entertainment expenses. Product management expenses consist primarily of salaries and related personnel expenses, consulting fees paid to third parties and travel and entertainment expenses of our professionals who manage our clients' projects. General and administrative expenses consist primarily of salaries and related personnel expenses and consultant fees for executive, legal, finance, human resources and administrative personnel and other general corporate expenses. Stock-based compensation expense relates to warrants issued to a client and a consultant. In addition, in connection with the acquisition of ArTech, we recorded the excess of the purchase price over the fair value of the net assets acquired of $1.3 million as goodwill which we are amortizing over a ten year period.

    Our historical income tax provision (benefit) reflects income taxes payable or recoverable, respectively, under a tax allocation agreement between us and Sanchez. We recorded an income tax benefit of approximately $1.0 million for the period from inception (February 1, 1999) to December 31, 1999 for the amount due from Sanchez under the tax allocation agreement. We expect to recover this amount when Sanchez files its federal income tax return in September 2000. We also recorded an income tax benefit of $1.1 million for the three months ended March 31, 2000 for the estimated amount due from Sanchez under the tax allocation agreement. We do not expect to recover this amount because, if the offering is completed before January 1, 2001 and our taxable loss during 2000 cannot be used to offset Sanchez's taxable income, we will carry this loss forward to our first separate return year and will not be reimbursed by Sanchez. Accordingly, we will record a valuation allowance against any tax benefit recorded in 2000 that will not be reimbursed by Sanchez. This adjustment will be reflected in the quarter in which we complete this offering. Through March 31, 2000, Sanchez did not have sufficient taxable income with which to offset our taxable loss.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    As a result of the rapid evolution of our business and our limited operating history, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful or indicative of our future performance. Instead, we initially have focused our discussion and analysis of our operating results on comparisons between the five consecutive quarters ended March 31, 2000.

    The following table presents, in dollars, unaudited statements of operations for each of the five consecutive quarters since our inception in February 1, 1999. This information reflects all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a full presentation of such information in accordance with generally accepted accounting principles. The results of any quarter are not necessarily indicative of results for any future period.

                                                                            QUARTER ENDED,
                                               -------------------------------------------------------------------------
                                                   INCEPTION
                                               (FEBRUARY 1, 1999)   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,    MARCH 31,
                                               TO MARCH 31, 1999      1999         1999            1999          2000
                                               ------------------   --------   -------------   -------------   ---------
                                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Processing fees............................         $272           $  471       $1,252          $   946       $ 2,043
  Implementation and consulting fees.........          224              708        1,273              552         1,329
  Other......................................           --               --          530             (266)           --
                                                      ----           ------       ------          -------       -------
    Total revenue............................          496            1,179        3,055            1,232         3,372
                                                      ----           ------       ------          -------       -------
Cost of revenue:
  Processing fees............................          154              593          814              865         1,563
  Implementation and consulting fees.........           77              264          950              832         1,369
  Other......................................           --               --          478             (224)           --
                                                      ----           ------       ------          -------       -------
    Total cost of revenue....................          231              857        2,242            1,473         2,932
                                                      ----           ------       ------          -------       -------
Gross profit (loss)..........................          265              322          813             (241)          440
                                                      ----           ------       ------          -------       -------
Operating expenses:
  Sales and marketing........................           17              371          278            1,342         2,043
  Product management.........................           22               95          151              266         1,181
  General and administrative.................           19              272          319            1,071         1,784
  Stock-based compensation...................           --               --          336              198            --
  Amortization expense.......................           26               38           20               32            32
                                                      ----           ------       ------          -------       -------
    Total operating expenses.................           84              776        1,104            2,909         5,040
                                                      ----           ------       ------          -------       -------
Income (loss) from operations................          181             (454)        (291)          (3,150)       (4,600)
Interest expense, net........................           --               25           61               98           172
                                                      ----           ------       ------          -------       -------
Income (loss) before income taxes............          181             (479)        (352)          (3,248)       (4,772)
Income tax provision (benefit)...............           62             (150)           3             (969)       (1,069)
                                                      ----           ------       ------          -------       -------
Net income (loss)............................         $119           $ (329)      $ (355)         $(2,279)      $(3,703)
                                                      ====           ======       ======          =======       =======
Pro forma net income (loss)..................         $176           $ (479)      $ (352)         $(3,248)      $(4,772)
                                                      ====           ======       ======          =======       =======

    REVENUE. Revenue increased in each of the five quarters ended March 31, 2000, except for the quarter ended December 31, 1999. Revenue increased primarily due to an increase in implementation fees that were not required to be deferred because the clients purchased software licenses from Sanchez, an increase in the number of clients processing transactions on our solutions, higher transaction volume and a one time hardware sale recorded in the quarter ended September 30, 1999. Revenue in the quarter ended December 31, 1999 was adversely affected by changes in our pricing for a particular client that, as of January 2000, moved to our usage-based pricing model. In addition, revenue was adversely affected by lower origination of accounts associated with a particular client and the return of hardware. In the quarter ended March 31, 2000, revenue increased to approximately $3.4 million from $1.2 million for the quarter ended December 31, 1999 due primarily to the commencement of processing transactions for one of our larger clients and the recognition of implementation revenue from a client that did not execute a processing agreement with us.

    GROSS PROFIT. Gross profit fluctuated over each of the five quarters due to our evolution from a data processing business to a provider of comprehensive outsourced solutions. We continued to incur substantial implementation costs associated with the integration of new products and services as we increased our suite of services to deliver a comprehensive solution. In addition, gross profit for the quarter ended December 31, 1999 was adversely affected by changes in our pricing for a particular client, higher than anticipated implementation costs for a particular client and the return of hardware.

    OPERATING EXPENSES. Operating expenses increased in each of the five quarters ended March 31, 2000. Increases in operating expenses for the five quarters ended March 31, 2000 were attributable, in part, to increases in product management expenses for personnel who identify and integrate vendor products and services into our e-PROFILE solutions. In addition, operating expenses increased in part due to general and administrative expenses incurred in the development of e-PROFILE as an independent entity and the continued recruitment of key management to enhance and support our future growth. We recorded stock-based compensation expense in the quarters ended September 30, 1999 and December 31, 1999 in connection with warrants granted to a client and to a consultant.

    NET INCOME (LOSS). Subsequent to the profit generated in the quarter ended March 31, 1999, we have experienced losses in each of the four quarters ended March 31, 2000. These losses reflect our continuing investments in product and process design and development. Interest expense has grown in each of the five consecutive quarters ended March 31, 2000 and relates to the increasing note payable to Sanchez. Our historical income tax provision (benefit) reflects income taxes payable or recoverable, respectively, under a tax allocation agreement between us and Sanchez. Through December 31, 1999, we recorded an income tax benefit and recoverable income taxes from Sanchez of approximately $1.0 million for the estimated amount due from Sanchez under the tax allocation agreement. We expect to recover this amount when Sanchez files its federal income tax return in September 2000. We also recorded an income tax benefit of approximately $1.1 million for the three months ended March 31, 2000 for the estimated amount due from Sanchez under the tax allocation agreement for that quarter. This amount is expected to grow through the initial public offering date. We do not expect to recover this amount because, if the offering is completed before January 1, 2001 and our taxable loss during 2000 cannot be used to offset Sanchez's taxable income, we will carry this loss forward to our first separate return year and will not be reimbursed by Sanchez. Accordingly, we will record a valuation allowance against any tax benefit recorded in 2000 that will not be reimbursed by Sanchez. This adjustment will be reflected in the quarter in which we complete this offering. Through March 31, 2000, Sanchez did not have sufficient taxable income with which to offset our taxable loss. The pro forma information reflects our net income (loss) as if we were a separate tax reporting entity for all periods presented rather than a member of Sanchez's consolidated tax group. The pro forma information also gives effect to the acquisition of ArTech as if the acquisition had occurred on January 1, 1999.

RESULTS OF OPERATIONS

    The following table sets forth statement of operations data for e-PROFILE for the year ended December 31, 1999 and the three months ended March 31, 1999, on a pro forma basis giving effect to the acquisition of ArTech as if the acquisition had occurred on January 1, 1999. The table also sets forth statement of operations data for e-PROFILE for the three months ended March 31, 2000 and the results of operations of ArTech, our predecessor business, for the years ended December 31, 1997 and 1998.

                                                                                        PRO FORMA THREE
                                                                                         MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,          MARCH 31, 2000
                                                   -------------------------------   ---------------------
                                                                         PRO FORMA
                                                     1997       1998       1999        1999        2000
                                                   --------   --------   ---------   ---------   ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Processing fees................................  $   420     $  964     $ 3,052      $383       $ 2,043
  Implementation and consulting fees.............        7        254       2,800       267         1,329
  Other..........................................       --         --         264        --            --
                                                   -------     ------     -------      ----       -------
    Total revenue................................      427      1,218       6,116       650         3,372
                                                   -------     ------     -------      ----       -------
Cost of revenue:
  Processing fees................................    1,303      1,305       2,560       288         1,563
  Implementation and consulting fees.............       --         --       2,123        77         1,369
  Other..........................................       --         --         254        --            --
                                                   -------     ------     -------      ----       -------
    Total cost of revenue........................    1,303      1,305       4,937       365         2,932
                                                   -------     ------     -------      ----       -------
Gross profit (loss)..............................     (876)       (87)      1,179       285           440
                                                   -------     ------     -------      ----       -------
Operating expenses:
  Sales and marketing............................       --         --       2,008        17         2,043
  Product management.............................       --         --         534        22         1,181
  General and administrative.....................      278        225       1,695        33         1,784
  Stock-based compensation.......................       --         --         534        --            --
  Amortization expense...........................       --         --         127        37            32
                                                   -------     ------     -------      ----       -------
    Total operating expenses.....................      278        225       4,898       109         5,040
                                                   -------     ------     -------      ----       -------
Income (loss) from operations....................   (1,154)      (312)     (3,719)      176        (4,600)
Interest expense, net............................       --         --         184        --           172
                                                   -------     ------     -------      ----       -------
Income (loss) before income taxes................   (1,154)      (312)     (3,903)      176        (4,772)
Income tax provision (benefit)...................       --         --          --        --            --
                                                   -------     ------     -------      ----       -------
Net income (loss)................................  $(1,154)    $ (312)    $(3,903)     $176       $(4,772)
                                                   =======     ======     =======      ====       =======

PRO FORMA THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO PRO FORMA THREE MONTHS ENDED MARCH 31, 1999

    REVENUE. Revenue increased from approximately $650,000 for the three months ended March 31, 1999 to $3.4 million for the three months ended March 31, 2000. This increase was primarily due to revenue from an increased number of clients and customer accounts and an increase in the breadth of services offered and in transaction volume.

    GROSS PROFIT. Gross profit increased from approximately $285,000 for the three months ended March 31, 1999 to $440,000 for the three months ended
March 31, 2000 due primarily to increased revenue. The gross margin percentage decreased from 43.8% for the three months ended March 31, 1999 to 13.0% for the three months ended March 31, 2000. The decline in the overall gross margin percentage is attributable to the impact of our evolution from a data processing business to a provider of comprehensive outsourced solutions.

    OPERATING EXPENSES. Operating expenses increased from $109,000 for the three months ended March 31, 1999 to $5.0 million for the three months ended March 31, 2000. This increase is attributable, in part, to expanded product management, sales and marketing and administrative staff. Operating expenses also increased as a result of $2.2 million in consulting fees which we paid for services performed in conjunction with building infrastructure in support of e-PROFILE's growth. While we anticipate that operating expenses as a percentage of revenue generally will decrease, we expect near term fluctuations depending on the timing of new sales and marketing activities, the hiring of professional staff and the costs associated with the expansion of products and services.

    NET INCOME (LOSS). Our loss before income taxes was $4.8 million for the three months ended March 31, 2000 compared to income before income taxes of $176,000 for the three months ended March 31, 1999. This loss reflects our continuing investment in product and process design as well as investments to expand our marketing and sales expertise. Interest expense increased to $172,000 as a result of an increase in our note payable to Sanchez. Pro forma net income was $176,000 for the three months ended March 31, 1999 compared to pro forma net loss of $4.8 million for the three months ended March 31, 2000. In our historical financial statements, we recorded an income tax benefit of $1.1 million for the three months ended March 31, 2000 for the estimated amount due from Sanchez under the tax allocation agreement. We do not expect to recover this amount because, if the offering is completed before January 1, 2001 and our taxable loss during 2000 cannot be used to offset Sanchez's taxable income, we will carry this loss forward to our first separate return year and will not be reimbursed by Sanchez. Accordingly, we will record a valuation allowance against any income tax benefit recorded in 2000 that will not be reimbursed by Sanchez. This adjustment will be reflected in the quarter in which we complete this offering. Through March 31, 2000, Sanchez did not have sufficient taxable income with which to offset our taxable loss. Our pro forma statement of operations reflects our income tax provision (benefit) for the three months ended
March 31, 1999 and 2000 as if we were a separate tax reporting entity for the entire period.

PRO FORMA YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUE.  Revenue increased from $1.2 million for the year ended
December 31, 1998 to $6.1 million for the pro forma year ended December 31, 1999. The increase was generally attributable to an increase in the number of our clients and their customer accounts and an increase in the breadth of services we offered and in transaction volume.

    GROSS PROFIT. Gross profit improved from a deficit of $87,000 for the year ended December 31, 1998 to a gross profit of $1.2 million for the year ended December 31, 1999. This increase resulted primarily from growth in our revenue and transaction volume.

    OPERATING EXPENSES. Operating expenses increased from $225,000 for the year ended December 31, 1998 to $4.9 million for the year ended December 31, 1999. This increase is attributable, in part, to expanded product management, sales and marketing and administrative staff.

    NET INCOME (LOSS). Net loss increased from $312,000 for the year ended December 31, 1998 to $3.9 million for the year ended December 31, 1999. While revenue grew during that period, the expenses incurred to develop our business exceeded revenue. In our historical financial statements, we recognized an income tax benefit of $1.0 million for the year ended December 31, 1999 for the estimated amount due from Sanchez under a tax allocation agreement for e-PROFILE's proportionate share of Sanchez's consolidated taxable loss. We expect to recover this amount in connection with the filing of Sanchez's federal income tax return in September 2000. Our pro forma statement of operations reflects our income tax benefit for 1999 as if we were a separate tax reporting entity for the entire period. No tax benefit was recorded for the year ended December 31, 1998 due to uncertainties over realization of such benefit.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997 (PERIODS PRIOR TO OUR ACQUISITION OF ARTECH)

    REVENUE. Revenue increased from $427,000 for the year ended December 31, 1997 to $1.2 million for the year ended December 31, 1998. This increase was primarily due to revenue from an increased number of clients and a corresponding increase in our clients' total transaction volume.

    GROSS PROFIT. Gross profit improved from a deficit of $876,000 for the year ended December 31, 1997 to a deficit of $87,000 for the year ended December 31, 1998. This improvement primarily reflects the improved economics of scale associated with a higher transaction volume.

    OPERATING EXPENSES. Operating expenses decreased from $278,000 for the year ended December 31, 1997 to $225,000 for the year ended December 31, 1998. The decrease results primarily from a decrease in personnel and a corresponding decrease in personnel related expenses.

    NET INCOME (LOSS). Net loss decreased from $1.2 million for the year ended December 31, 1997 to $312,000 for the year ended December 31, 1998, primarily as a result of increased revenue and lower operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

    For the year ended December 31, 1999 and the three month period ended
March 31, 2000, we incurred operating losses, net losses and negative operating cash flow. As of March 31, 2000, we had an accumulated deficit of approximately $6.5 million ($7.6 million on a pro forma basis to reflect the write-off of recoverable income taxes of $1.1 million at March 31, 2000). Our negative cash flows, as well as services provided by Sanchez, have been funded mostly by loans from Sanchez. As of May 31, 2000, we owed Sanchez approximately $14.0 million. Interest accrues on this debt at the prime rate announced from time to time by The Wall Street Journal, which was 9.5% as of May 31, 2000. The outstanding interest and principal amount of this debt is due and payable upon the earlier of the completion of this offering or January 15, 2001. In March 2000, we completed a private placement of common stock with strategic partners in which we raised approximately $3.0 million. In addition, in July 2000, we completed a private placement of common stock with a strategic partner in which we raised $3.0 million. We currently intend to increase substantially our operating expenses and capital expenditures in an effort to expand rapidly our infrastructure and offerings. We expect to incur operating losses, net losses and negative cash flow for the foreseeable future while we continue to expand.

    Net cash used in operating activities was approximately $755,000 and $309,000 for the years ended December 31, 1997 and 1998, respectively, primarily due to ArTech's losses. Net cash used in operating activities from inception through December 31, 1999 and for the three months ended March 31, 2000 was $3.8 million and $5.8 million, respectively, and was primarily due to operating losses and increases in working capital.

    Net cash used in investing activities was approximately $857,000 and $35,000 for the years ended December 31, 1997 and 1998, respectively, due primarily to ArTech's purchase of processing equipment. Cash used in investing activities from inception to December 31, 1999 and during the three months ended March 31, 2000 was $2.8 million and $898,000, respectively, and was primarily due to the acquisition of fixed assets for our data processing and operations center and our corporate offices and for the acquisition of ArTech.

    Net cash provided by financing activities was $1.6 million and $1.0 million for the years ended December 31, 1997 and 1998, respectively, primarily due to capital contributions to the ArTech business by Citizens National Bank. Cash provided by financing activities from inception to December 31, 1999 and during the three months ended March 31, 2000 was $7.2 million and $9.7 million, respectively, and was primarily due to advances from Sanchez reflected in the note payable as of March 31, 2000, as discussed above. Cash also was provided during the three months ended March 31, 2000 by a private placement of common stock with strategic partners in which we raised approximately $3.0 million and through the exercise of options to purchase common stock that were granted to some of our employees and directors and employees and directors of Sanchez.

    We have no material financing commitments other than obligations to Sanchez. Our future capital requirements will depend on many factors, including the rate of expansion of our facilities. However, we believe our current cash and cash equivalents and investments together with the net proceeds from the sale of the common stock in this offering will be sufficient to meet our working capital requirements for at least the next 12 months. Afterwards, we may need to obtain additional equity or debt financing. Debt financing may place restrictive covenants on our operations and cause us to incur significant interest expense. If we are unable to obtain additional financing on acceptable terms, we may be required to reduce the scope of our planned sales and marketing efforts, as well as the further development of our infrastructure.

YEAR 2000 ISSUE

    The Year 2000 issue is a result of the fact that computer programs or systems which store or process date-related information use only two digits to represent the year. These programs or systems may not be able to distinguish properly between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to distinguish between the two centuries could cause the programs or systems to yield erroneous results or even to fail.

    To date, we have not experienced any material difficulty associated with the Year 2000 issue and we have not incurred any material liability or costs due to the Year 2000 issue. Our total expenses related to Year 2000 compliance through the end of 1999 were $250,000. We do not anticipate that we will incur any material additional costs due to Year 2000 compliance.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which summarizes the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In accordance with SAB No. 101, revenue from implementation services is recognized ratably over the expected life of the related processing contract. In limited circumstances, we have performed implementation services for clients that purchased software licenses from Sanchez. Implementation fees related to these services were recognized when the services were provided. Although Sanchez will not record a cumulative effect of a change in accounting principle to record the impact of SAB No. 101 on its consolidated financial statements until the quarter ended June 30, 2000, we have prepared the accompanying statements in accordance with SAB No. 101 for all periods presented in accordance with Accounting Principles Board Opinion
No. 20.

    In 1999, the Financial Accounting Standards Board issued SFAS No. 137, which deferred the effective date for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to fiscal years beginning after June 15, 2000. e-PROFILE does not believe that SFAS No. 133 will have a significant impact on its results of operations or financial position.

    In April 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," which summarizes the FASB's interpretations of APB No. 25. FIN 44 is effective July 1, 2000. Under FIN 44, beginning on July 1, 2000, e-PROFILE will be required to record compensation expense for the fair value of stock options issued prior to or after such date to employees of Sanchez who do not perform services for e-PROFILE. The fair value of these stock options will be recorded over the related service period and will be re-measured on a quarterly basis as the services are performed. As of March 31, 2000, there were 416,601 shares of common stock subject to outstanding options granted to Sanchez employees, of which 55,051 were unvested at July 1, 2000. The aggregate fair
value of unvested options at July 1, 2000 was $    , based on the estimated
initial public offering price of $    per share.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment. We currently do not plan to use derivative financial instruments in our investment portfolio in connection with our U.S. operations. However, if we expand internationally, we may use certain derivative financial instruments to hedge currency risk. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities. If market interest rates were to increase by 10% from rates as of May 31, 2000, the effect would not be material to our business, financial condition or results of operations.

    As of the completion of this offering, we will not be exposed to market risk for changes in interest rates because we will have no outstanding debt. We intend to repay the outstanding interest and principal amount of debt owed to Sanchez with a portion of the proceeds from this offering.

    All of our revenue is realized currently in U.S. dollars and is from clients primarily in the United States. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

                                    BUSINESS

OUR COMPANY

    We provide integrated, end-to-end operations and technology solutions that enable top-tier financial services companies to offer Internet-based financial services to their customers. We offer a single point of contact to develop, implement and manage a comprehensive outsourced financial services solution, including core account processing, back-end operations and front-end customer interfaces. In doing so, we serve as a systems and technology integrator, integrating what we consider to be best-in-class application software and service providers into an operations and technology solution for our clients. We believe that the flexibility of an e-PROFILE solution enables our clients to react rapidly to changing market demands for Internet-based financial services and products while avoiding risks and costs associated with building proprietary solutions. We are targeting as clients the emerging leaders in Internet-based financial services, including top-tier banks that are building new offerings with new technology and large non-bank financial institutions that are expanding their offerings.

    We integrate and manage a complete, or end-to-end, suite of Internet-based financial services offerings which allows financial services providers to deploy rapidly operations and technology infrastructures to support new products and services. Each solution is customized for a particular client and can be a stand-alone system or can incorporate components of a client's existing system. An e-PROFILE solution may include back-end operations, such as bank transaction and check processing, data center operations, Automated Teller Machine or "ATM" and debit card production and management, account operations, maintenance and fulfillment services. A solution also may include front-end components, such as an Internet banking application, account origination and support, Web hosting and call center operations. Our solutions enable our clients to offer their customers a wide range of online financial products and services, such as checking and savings accounts, certificates of deposit, loans and bill payment, all of which can be accessed through a number of channels, including the Internet, ATM machines, telephones, wireless devices and other emerging electronic access channels.

MARKET OPPORTUNITY

    GROWTH IN ONLINE FINANCIAL SERVICES

    Technological developments and the growth of the Internet are transforming the financial services industry. Advances in technology are giving rise to new and evolving products and financial services, as well as heightened customer expectations for delivery. The financial services industry has been one of the quickest to adopt the Internet as a new distribution channel. The products and services offered over the Internet increasingly include financial transactions and services, including banking, insurance and securities brokerage. In the United States, use of Internet-based financial products and services, including banking, insurance and securities brokerage, is growing at a significant pace.

    - The number of households using online financial services was predicted to grow from approximately 5.3 million in 1999, or 5.3% of total households, to approximately 22.0 million by 2003, or 20.6% of total households (source: Forrester Research).

    - The number of users banking on the Internet was predicted to increase from
      12.4 million in 1999 to 39.8 million in 2003 (source: International Data Corporation).

    - The number of online brokerage accounts was predicted to grow from
      10.1 million in 1999 to over 24.7 million by 2002 (source: International Data Corporation).

    - Online sales of insurance are predicted to grow from $257 million in 1999 to over $4.1 billion in premiums by 2003 (source: Forrester Research).

    In addition to the projected growth in the United States, we anticipate that the adoption of online financial services will continue to grow in other geographic markets. We believe that growth in online activity in a number of international markets also will be enhanced by the rapid adoption of emerging electronic channels, such as cellular phones and personal digital assistants. We anticipate that the use of these emerging access channels in international markets will increase international customer demand for online financial products and services.

    We believe that the demand for the infrastructure to provide online financial products and services results from a number of industry trends, such as deregulation, technology and globalization. For example, financial institutions are seeking to expand their range of products and services as a result of recent deregulation in the U.S. banking industry. Large insurance companies, brokerage firms, credit card companies and investment banks actively are seeking to cross-sell new products to their existing customer bases. However, many of these institutions lack the infrastructure to support these new products and are focusing on integrated, outsourced solutions. In addition, technology has stimulated consumer demand and expectations for new financial products and services that are readily accessible. Financial institutions are seeking to increase their competitiveness within their own markets by upgrading their infrastructure to support the speed, flexibility and functionality expected by customers. Finally, globalization has increased the need for the delivery of financial products and services across borders through a host of distribution channels. To address this trend, financial services companies aggressively are seeking a global presence through investments in operations and technology, instead of expanding through a traditional "bricks-and-mortar" branch network. Aggressive financial services companies are attracting new customers by either building new offerings or replacing their old infrastructure with state of the art operations and technology.

    Growth in online financial services has not only created significant demand for the infrastructure to provide these services, but also has increased the need for cost effective solutions to manage and maintain these services. Financial institutions incur substantial up-front and ongoing costs associated with developing, implementing and managing their operations and technology infrastructure. For example, according to financial service technology researcher Meridien Research, worldwide financial services information technology spending was approximately $190 billion in 1999. We believe that a significant opportunity exists for infrastructure companies that can provide the personnel, technology, research and development and operations necessary to support customer accounts and reduce the costs and risks associated with the implementation and maintenance of operations and technology.

    CHALLENGES FOR FINANCIAL INSTITUTIONS

    CUSTOMER RETENTION. Customers of financial services companies increasingly demand a greater choice of products and services that can be customized to fit their individual needs. Customers also increasingly expect high quality service and conveniently accessible self-service options. Financial institutions must meet these increased expectations to compete successfully. New models of acquiring, retaining and expanding customer relationships mandate significant changes in the business models of financial institutions. The challenge of retaining customers is growing because the cost of switching financial institutions is declining and the ease of switching is increasing. To attract and retain customers in this new environment, we believe that financial services providers will need to develop more customer-centric capabilities that are focused on customers' expectations of selection, value and service.

    TECHNOLOGY. This emerging, more customer-centric business model requires technology, operations and organization to provide speed, flexibility and functionality that satisfy customer expectations. Historically, financial institutions and their outsourced service providers have been slow to offer products which can be customized to customers' individual needs and generally have provided services through a network of physical branch locations. Financial institutions' legacy structures are based on product-specific systems which are supported by large, proprietary, in-house infrastructure and maintenance organizations that are inflexible and not easy to upgrade.

    In contrast, the operations and technology required to support a more customer-centric approach are characterized by an architecture which is upgraded continuously and are built to a scale sufficient to justify the infrastructure investment. The need for speed, flexibility and state-of-the-art functionality can be best achieved with an adaptable architecture that allows the integration of various components. The ease and speed with which financial services providers can produce and assemble services and support product development and innovation will be important sources of competitive advantage.

    IMPLEMENTATION AND EXECUTION. Many traditional financial institutions, online financial services companies and Internet portals are positioning themselves as full-service providers of comprehensive financial products. However, as these institutions attempt to expand their online financial services offerings through in-house implementation, they face many obstacles including:

    - developing proprietary software or licensing front-end and back-end software components from a variety of vendors;

    - implementing and integrating multiple computing environments;

    - coordinating customer data across multiple product platforms and access channels;

    - introducing new financial products and services in a timely and efficient manner;

    - maintaining a system in a secure environment with the ability to accommodate high-volume real-time information flow;

    - obtaining and updating the necessary hardware technology;

    - incurring upfront capital costs;

    - integrating internal operations with external systems such as those of ATM networks, wireless devices and bill payment; and

    - recruiting and retaining experienced technical personnel.

    To meet customer expectations for Internet-based financial services, financial institutions may have to establish or restructure their operations to manage online customer interaction and product customization 24-hours-a-day, 7-days-a-week. These projects may take a significant amount of time to establish and the fees charged for integration can be significantly greater than the cost of the software licenses for the core processing system. Despite the time and financial expenditures, projects may not accomplish the intended objectives.

    To resolve these implementation and execution challenges, financial services companies need an integrated solution that can reduce the time-to-market, the up-front expenditures and the technology risks associated with building proprietary solutions. By outsourcing the development, implementation and management of an Internet-based financial services offering, financial institutions can focus on creating value for their customers and business.

e-PROFILE SOLUTIONS

    We provide integrated, end-to-end operations and technology solutions that enable top-tier financial services companies to offer Internet-based financial services quickly and efficiently to their customers. As a complete, outsourced solution, e-PROFILE offers a number of important benefits to its clients, including:

    - SINGLE POINT OF CONTACT FOR MANAGING AND INTEGRATING A COMPREHENSIVE SOLUTION. We use our expertise to design, develop, implement, operate and manage operations and technology solutions for our clients so they can focus on creating value for their customers and businesses. We serve as the general contractor and systems integrator, integrating and managing multiple vendors and service providers to create a customized solution. We then manage the complete solution on an ongoing basis, serving as a single point of contact for upgrades, billing and problem resolution.

    - RAPID DEVELOPMENT AND IMPLEMENTATION OF OUR SOLUTIONS. Our solutions allow our clients to establish a branded Internet presence in as few as 90 days when they choose product vendors and service providers that are already part of an integrated e-PROFILE solution.

    - CHOICE OF BEST-IN-CLASS TECHNOLOGY. e-PROFILE solutions are designed with a flexible, open architecture platform. This flexibility to add what we believe is best-in-class technology allows our clients to take advantage of evolving technology and operations. Because none of our vendor and service provider relationships is exclusive and because each component of our solutions can be replaced, the risks associated with increased competition due to technological advances are reduced.

    - FLEXIBLE AND CUSTOMIZED SOLUTION. Our flexible and customized solutions provide our clients with the ability to upgrade their product and service offerings by adding new or improved products, services and technologies to their solution. In addition, our solutions can incorporate components of our clients' existing systems. As a result, we can tailor each solution to each client's needs, as well as its current technology and operations infrastructure.

    - REDUCED CAPITAL EXPENDITURES AND USAGE-BASED PRICING. Outsourcing the design, development and installation of Internet-based financial services offerings enables our clients to reduce significantly their up-front cost of implementing these systems. Our clients reduce their up-front costs of adopting new technology by paying us ongoing, monthly fees based on the adoption rate of their customers. This approach allows our clients to avoid making large fixed investments in software licenses, hardware and equipment.

    - IMPROVED OPERATING EFFICIENCIES AND PROCESS INNOVATIONS. Our operations are managed with a focus on capturing efficiency gains through economies of scale and process innovations. Processing customer volume from several clients allows us to achieve operating scale efficiencies and to build upon the knowledge gained from previous experience. We continually seek to increase operating efficiencies through new technology and automation. We believe that these investments will lead to increased efficiency which, in turn, will allow us to offer our clients more competitive pricing and services.

BUSINESS STRATEGY

    Our goal is to become the leading provider of integrated, end-to-end operations and technology solutions that enable our target clients to offer online financial services to their customers. To achieve this goal, we intend to:

    - FOCUS OUR MARKETING EFFORTS ON EMERGING LEADERS IN ONLINE FINANCIAL SERVICES. We target emerging leaders in Internet-based financial services including top-tier banks that are building new offerings with new technology, large non-bank financial institutions that are expanding their offerings, and online entrants such as financial services portals. We believe that financial services providers that want to build an infrastructure to support a customer-centric business model will find our integrated, managed solutions and our usage-based pricing attractive.

    - EXPAND THE BREADTH OF OUR RELATIONSHIPS WITH OUR CLIENTS. As our clients experience the benefits of our outsourced solutions, we anticipate that our clients will increase the number of products and services that they select from our suite of products and services. We intend to augment our revenue by expanding the breadth of our relationship with our clients by integrating additional components into their existing solutions.

    - EXPAND THE BREADTH OF OUR SUITE OF PRODUCTS AND SERVICES. In addition to the components initially integrated into our solutions, we intend to offer additional products and services which may include securities brokerage, mutual funds, credit card and mortgage services. Consistent with our current model, we may enter into strategic relationships with third party providers. In some instances, we may develop technologies jointly with strategic partners, including Sanchez.

    - IMPROVE OUR OPERATING EFFICIENCY AND RESULTS. We will work with our partners to ensure efficient product design and continue to invest in automation by implementing best-in-class approaches to our operations. As we achieve economies of scale and benefit from process innovations, we believe that we will operate more efficiently and offer more competitive products and services.

    - PURSUE INTERNATIONAL OPPORTUNITIES. We currently are investigating and intend to continue investigating opportunities to expand our operations internationally. Our solutions can be adapted for our international clients because of the multi-currency, multi-lingual functionality of the PROFILE/ANYWARE banking system that we utilize. Because many of our existing clients have global operations or provide products and services internationally, we will seek to enter international markets by expanding our existing relationships with our clients. In addition, we intend to expand opportunistically into international markets where there is strong demand for online financial products and services. Because entering into new markets requires significant investment, we seek opportunities that we believe will produce returns on investment that are at least consistent with our core U.S. business. Our expansion into these markets, if any, could be by acquisition, license, joint venture or either direct or indirect investment.

    - SEEK TO MAKE STRATEGIC ACQUISITIONS AND INVESTMENTS. We intend to seek acquisitions of or pursue strategic relationships with companies that will complement or expand our core business. As a provider of integrated end-to-end solutions, our goal is to offer our clients best-in-class products and services through an outsourced solution. Therefore, we will seek strategic transactions that will provide our clients with access to leading and/or emerging technology, expand our products and services, expand the geographic markets that we service or improve our operating efficiencies.

OUR PRODUCTS AND SERVICES

    We offer our clients a customized financial services platform consisting of components from our extensive network of what we believe are best-in-class vendors and service providers. We integrate a comprehensive solution, including the core account processing system, back-end operations and front-end customer interfaces. Our e-PROFILE solutions are based on an open architecture platform that permits rapid change and expansion. Our clients select the components necessary to create a financial services offering that meets the needs of their customers. We either can develop a completely outsourced solution or build on a client's existing system to take advantage of its in-house capabilities. Because we do not have exclusive agreements with any single vendor or service provider, we can continue to identify and incorporate new, industry-leading products and services into our network. We have a research department dedicated solely to this ongoing industry review and due diligence. We continuously research and identify emerging technologies that will allow our clients to complement, expand or replace their existing technologies and operations to better meet their customers' evolving demands.

    Once a solution is developed, we work with the client to implement the solution quickly and efficiently. An outsourced solution can be completed in as few as 90 days when our clients choose product vendors and service providers that are already part of an integrated e-PROFILE solution. Working with our partners, we assemble the appropriate expertise to implement the solution. We coordinate with vendors and manage the entire process, including the integration of technology, testing, issue resolution and final delivery of the project.

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
    Once a solution is implemented, e-PROFILE manages the network of vendors and service providers that are now part of the solution. We manage upgrades and product expansion, as well as partners' ongoing performance to ensure compliance with service levels agreed upon with our client. In addition, we consolidate billing for all the components of a solution, providing a single detailed account of costs to the client.

    We believe that by partnering with our existing network of specialized vendors and service providers, we can provide more flexibility, higher quality and lower cost services to our clients than if we were to provide these components ourselves. Outsourcing to specialized vendors and service providers also allows us to focus on our core competency--identifying, integrating and maintaining best-in-class products and services that become part of our comprehensive solutions.

    EXAMPLE OF AN e-PROFILE-ENABLED TRANSACTION

    The advantages of an e-PROFILE solution can be illustrated by a customer transaction using a hypothetical solution as described below:

    A potential customer of a bank which utilizes an e-PROFILE solution to process transactions wants to open a Certificate of Deposit. The customer accesses the bank's Web site (NETSCAPE WEB SERVERS HOSTED AT e-PROFILE), browses the various offerings and views a product demonstration located in the Internet banking front-end application (CORILLIAN SOFTWARE, HOSTED AT e-PROFILE) and decides to buy a CD. The customer designs a CD, selecting a maturity date that coincides with the closing of her purchase of a new home, 137 days away. This customized product is "manufactured" in real-time with the personalized attributes by the core banking system (SANCHEZ, PROFILE/ANYWARE). The customer fills in an on-line application which is processed by the decision support vendor that performs the necessary fraud screen, and issues electronic customer notification in seconds. As a result, the customer's application is approved in real time. A customer information file is created and the account is set up instantly in the PROFILE/ANYWARE banking system. If the customer has questions during the application process, she could call the call center and have her questions answered by a trained customer service representative.

    The customer has a variety of options to fund the account and chooses to mail a check to the bank. The check is received and processed by e-PROFILE's lock box partner (FEDERAL HOME LOAN BANK OF PITTSBURGH) and the deposit is cleared through the Federal Reserve. The CD account is credited and the balance information is available immediately on the Web site. When the core banking system (PROFILE/ANYWARE) credits the customer's account, it automatically triggers the delivery of fulfillment materials (BANKERS SYSTEMS THROUGH DOCUCORP), such as a welcome kit and the terms of the CD. If the check had been mutilated in the mail, it would have been pulled from the automated process and sent to the deposit operations group at e-PROFILE's back office operations center for exception processing.

    This simple transaction takes just a few minutes of the customer's time and she receives instant approval. All in all, the transaction involved seven vendors, but the interaction among the vendors and the client is invisible to the customer and to e-PROFILE's client, the bank. e-PROFILE manages the entire process.

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
CURRENT AND PLANNED PRODUCTS AND SERVICES

    Depending on our clients' needs, we can support the following front-end and back-end components. We have identified below our current offerings of back-end and front-end operations and technology, as well as our future offerings that we anticipate integrating into our solutions based on market demands and trends as they develop.

                                     CURRENT OFFERINGS

                  BACK-END                                       FRONT-END
--------------------------------------------------------------------------------------------

 BANKING DATA PROCESSING AND ITEM PROCESSING         INTERNET AND CUSTOMER INTERFACES
---------------------------------------------  ---------------------------------------------

    Core banking system                            Internet banking applications
    Bank transaction processing                    Web hosting
    Check item processing                          e-mail services
    Lock box operations                            Call center operations
    Paper checks and deposit slips                 Customer service representative desktop
    ATM processing                                   integration
    ATM card production and management             ATM network interfaces
    Notice/letter generation                       Customer screening and authentication
    Statement production
    Imaging services
    Agent processing
--------------------------------------------------------------------------------------------

           BACK OFFICE OPERATIONS                             OTHER SERVICES
---------------------------------------------  ---------------------------------------------

    Deposit and loan operations                    Bill payment and presentment services
    Federal Wire Services                          Account aggregation
    Online Internet authentication and             Customer relationship management support
    funding                                          tools
      services
    Credit screening, customer screening and
      credit scoring services
    Cash management
    Collections
    Exception processing
    Regulatory compliance
    Reconciliation and research support
    Process map development and improvement
      and other related services
--------------------------------------------------------------------------------------------
                                  PLANNED FUTURE OFFERINGS

                  BACK-END                                       FRONT-END
--------------------------------------------------------------------------------------------

 BANKING DATA PROCESSING AND ITEM PROCESSING         INTERNET AND CUSTOMER INTERFACES
---------------------------------------------  ---------------------------------------------

   Cash deposit management                         Wireless applications
   Brokerage                                       Biometric authentication
   Integrated credit cards
   Mutual funds
   Insurance
   Data warehousing
   Intelligent data mining
--------------------------------------------------------------------------------------------

           BACK OFFICE OPERATIONS                             OTHER SERVICES
---------------------------------------------  ---------------------------------------------

   Home equity lending support                     Financial marketplaces
   Mortgage lending support                        Portfolio management
                                                   Financial advice
                                                   Alerts and reminders
--------------------------------------------------------------------------------------------

OUR VENDOR AND SERVICE PROVIDER RELATIONSHIPS

    We have relationships with multiple product vendors and service providers. We believe that one of the key advantages of our solutions is that they include what we consider to be best-in-class components covering a broad range of financial products and services. We build relationships with technology vendors and service providers to maintain the range of products and services that are components of our modular end-to-end solutions.

    The table below lists vendors and service providers that currently are part of our solutions. Although many of our vendors and service providers have the ability to provide several components of an e-PROFILE solution, we have identified below the primary vendor or service provider for each component of our solutions:

                               VENDORS AND SERVICE PROVIDERS
--------------------------------------------------------------------------------------------
        COMPONENT OR SERVICE PROVIDED                   VENDOR OR SERVICE PROVIDER
Core banking system                            Sanchez Computer Associates, Inc.
--------------------------------------------------------------------------------------------
Implementation                                 Sanchez Computer Associates, Inc.
                                               IBM
                                               PricewaterhouseCoopers LLP
                                               Hatcher Associates Inc.
--------------------------------------------------------------------------------------------
Check item processing / imaging / lock box     Federal Home Loan Bank of Pittsburgh
operations
--------------------------------------------------------------------------------------------
ATM processing/card management                 MidWest Payment Systems, Inc.
--------------------------------------------------------------------------------------------
Documents in support of financial              Bankers Systems, Inc. through DocuCorp
institution's new account and lending          International, Inc.
activities
--------------------------------------------------------------------------------------------
Collections                                    NCO Group, Inc.
--------------------------------------------------------------------------------------------
Authentication, screening and scoring          Chex Systems, Inc., an affiliate of eFunds
services                                       Corporation
--------------------------------------------------------------------------------------------
Internet banking applications (often referred  Sanchez Computer Associates, Inc.
to as front-end services)                      Corillian Corporation
                                               Financial Fusion, Inc. (formerly HFN)
                                               BROKAT, Inc.
--------------------------------------------------------------------------------------------
e-mail services                                eGain Communications Corporation
--------------------------------------------------------------------------------------------
e-business solutions for marketing sales and   Kana Communications, Inc.
service
--------------------------------------------------------------------------------------------
Customer service representative desktop        eLoyalty Corporation
integration                                    Kana Communications, Inc.
--------------------------------------------------------------------------------------------
Bill payment and presentment services          Checkfree Services Corporation
                                               Princeton eCom Corporation
--------------------------------------------------------------------------------------------
Hardware                                       IBM
                                               Compaq Computer Corporation
--------------------------------------------------------------------------------------------

SANCHEZ'S CORE BANKING SOFTWARE SYSTEM--PROFILE/ANYWARE

    As companies interact with their customers over the Internet, their success will depend on their ability to integrate and coordinate their Internet-based operations seamlessly with existing access channels like the telephone and branch networks. Customers expect the same level of service and account integrity whether they transact on the Internet, through emerging technologies, such as wireless devices, over the phone or in the branch. In addition, customers increasingly prefer products that are designed specifically for their needs or that they can customize themselves. One of e-PROFILE's advantages is its use of PROFILE/ANYWARE, a multi-lingual, multi-currency core banking software system which supports deposit, loan, customer and transaction processing requirements through multiple distribution channels, including the Internet. Unlike the standardized product orientation of many legacy bank systems, PROFILE/ANYWARE can tailor products and services at the individual customer level and deliver them through a wide variety of consumer interfaces. As of May 31, 2000, PROFILE/ANYWARE was licensed to approximately 1,200 institutions in 15 countries, demonstrating its appeal to global financial institutions with significant product and transaction complexity. We expect that, as Internet use by customers increases, PROFILE/ANYWARE's unmatched functionality and flexibility will differentiate substantially the quality of e-PROFILE's end-to-end integrated solutions.

    PROFILE/ANYWARE supports a broad range of banking products, services, billing options and related management information and control systems required by major multinational financial services companies. It is a real-time, high-volume transaction software system tied to a single, unified database. Specific features and technical aspects of the system include:

    - a single, integrated architecture that stores all customer information in a single, unified database enabling cross-product aggregation, reporting and analysis on an individual basis;

    - an ability to update directly the integrated on-line database which allows real-time reporting, processing and analytic capabilities;

    - a customer-centric approach that permits customization of banking products whose fees are charged on a per account basis;

    - an ability to meet the requirements of a rapid, high-volume financial transaction environment, an aspect particularly important as financial institutions recognize the importance of online, real-time delivery of customized products;

    - a system ready for globalization because PROFILE/ANYWARE supports multiple international currencies and the euro conversion;

    - an architecture with a modular, object-based design that reduces overall system complexity and duplication of development efforts; and

    - a support system for multiple computing platforms, operating systems and protocols.

    DATA PROCESSING AND OPERATIONS CENTER

    Our data processing and operations center is located in a suburb of Pittsburgh, Pennsylvania. The center provides two critical functions: data processing and back office operations. Both functions operate 24 hours per day, 365 days per year.

    The data processing center hosts the computers, communications and network equipment, security software and hardware and core banking support personnel necessary to operate our clients' core processing systems and applications. The center also connects to the computer systems of the providers who are part of the networked solution. For clients that use PROFILE/ANYWARE, the core banking system will be housed in our data center and can be run on a variety of hardware platforms.

    In addition, the operations center serves as the back office for our clients' product offerings. Personnel in the operations center design the process maps and operational fulfillment flows for each of the client's products. The deposit and loan operations staff provides services for exception processing, all rejected items, returned mail, fulfillment and transaction support, regulatory compliance, such as dispute resolution and assorted research requests. The staff issues official checks, handles incoming wires, executes automatic clearing house transactions, and performs account closing services.

    Our data processing and operations center provides a controlled access environment that includes state-of-the-art electronic and physical security systems and a high capacity back-up system. The back-up system provides continuous power to all production systems including servers, monitors, telecommunications equipment and employee workstations. In addition, a back-up power generator provides back-up power to our entire facility in the event of an extended power outage.

CLIENTS

    We are targeting as clients the emerging leaders in Internet-based financial services, including top-tier banks that are building new offerings with new technology and large non-bank financial institutions that are expanding their online offerings. This target market encompasses the approximately 100 U.S. depository institutions and 50 insurance companies each of which has more than $5.0 billion in assets. In addition, we target broker/dealers that each services more than 1,000,000 customer accounts. In general, our sales and marketing efforts are directed toward institutions that are seeking to create a significant Internet presence, as well as those with an existing Internet presence. As of July 10, 2000, we had 14 clients, including the three clients that we obtained from our predecessor business, which are primarily data processing clients. Four of our clients currently are processing transactions on an e-PROFILE solution. We are in various stages of implementing an e-PROFILE solution for seven other clients. Implementation typically lasts between three and six months. For the three months ended March 31, 2000, three of our clients each accounted for over 10% of our revenue.

    The following clients are typical of some of our target clients:

    - 1stWEBBANKDIRECT, A DIVISION OF SOVEREIGN BANK. This is an example of a start-up Internet bank founded by a major financial institution. We contracted with Sovereign Bank to launch 1stWebbankdirect, a full service provider of Internet-based financial services. As of March 31, 2000, Sovereign Bank had approximately $31 billion in assets. Sovereign Bank intends to offer a full line of banking products and services directly over the Internet through its affiliate, 1stWebbankdirect. 1stWebbankdirect engaged e-PROFILE to develop, implement and manage the operations and technology to process its Internet-based financial products and services.

    - AMERICAN EXPRESS. American Express is one of the world's largest financial institutions. e-PROFILE is providing operations and technology to enable American Express to offer innovative Internet-based banking and payments products and services to new and existing customers. We are designing and implementing the infrastructure that will allow American Express to enhance Membership B@nking(SM) service over the Internet. American Express will use an e-PROFILE solution that integrates front-end customer interfaces, the PROFILE/ ANYWARE core banking system and a suite of back-end processing and back office operations.

    - DEEPGREEN FINANCIAL. DeepGreen Financial is a wholly owned subsidiary of Third Federal Savings and Loan Association of Cleveland, one of the top 25 thrift holding institutions in assets in the United States. DeepGreen Financial has engaged e-PROFILE to provide operations and technology for a new Internet-based banking service. This service will include consumer home equity lines of credit available across the United States. e-PROFILE will provide the core banking system, bank operations, data and transaction processing to support this service.

    - LEHMAN BROTHERS BANK FSB. Lehman Brothers Bank is a subsidiary of Lehman Brothers Holdings Inc., a global investment bank. Lehman Brothers Bank plans to launch an end-to-end electronic banking solution to offer financial products and services. e-PROFILE is developing a solution for Lehman Brothers Bank.

    - MORGAN STANLEY DEAN WITTER (MSDW). MSDW is a leading provider of diversified financial services. It has created a product, targeted to small businesses, that links a bank account to business debit cards for employees. MSDW engaged e-PROFILE to provide the infrastructure and account processing for this service.

    - WINGSPANBANK.COM. This is another example of a start-up Internet bank founded by a major financial institution. We contracted with First USA Bank, N.A. to provide various services, including management and operations support services, to manage the core bank processing and integration functions of an affiliate of First USA Bank, WingspanBank.com, a full service provider of Internet-based financial services. WingspanBank.com began operating on June 24,

      1999 and our principal stockholder, Sanchez, operated as a software provider and integrator in the launch of WingspanBank.com.
      WingspanBank.com licenses PROFILE/ANYWARE directly from Sanchez and we run the core processing system, back office banking operations and fulfillment processing for its Internet-based financial services offering.

    - X.COM. X.com is a new entrant to the financial services industry. X.com offers its customers Internet-based banking products as well as a number of investment products and Internet-based payment systems. X.com engaged e-PROFILE to provide its Internet-based banking operations and technology. We have been servicing accounts for X.com since it began to operate in December 1999. X.com's e-PROFILE solution includes the core banking system and bank operations.

INTERNATIONAL EXPANSION

    We intend to investigate opportunities to expand our operations internationally. Because many of our existing clients have global operations or provide products and services internationally, we will enter international markets by expanding our existing relationships with our clients. In addition, we intend to expand opportunistically into international markets where there is strong demand for online financial products and services. Our expansion into these markets, if any, could be by acquisition, license, joint venture or either direct or indirect investment.

SALES AND MARKETING

    e-PROFILE uses several channels to market our services, including our direct sales force and marketing staff and our partner vendors and service providers. Once we identify a client opportunity, the sales and marketing group assembles a team drawn from several e-PROFILE departments. A representative from our client relations management group coordinates with our sales staff to educate the potential client about e-PROFILE and begins to identify the optimal solution given the client's strategy. A member of the product/vendor management group coordinates with our vendors and service providers to introduce their offerings and to assist with client due diligence. The sales team also demonstrates the products and services offered and negotiates the arrangement with the prospective client. The client relations manager maintains an ongoing relationship with the client. We actively monitor our clients' operations and plan in advance to expand their solutions to respond to customer growth.

    We also seek to take advantage of the market position and sales efforts of our vendors and service providers. Portions of our recurring monthly fees are allocated to each of the individual components that are integrated into a particular client's e-PROFILE solution. The service provider for each component receives a portion of our fees allocated to that component. We believe, therefore, that our vendors and service providers have an incentive to market our e-PROFILE solutions.

IMPLEMENTATION

    By using pre-tested, pre-assembled solution components, we can standardize and streamline the various activities needed to go from the initial client strategy and architectural development stage to the live processing of accounts. We act as a general contractor and systems integrator, leading and managing the vendors and service providers whose components are assembled to build the client's unique solution. Our project team provides continuity from the initial client contact through commencing client servicing and account processing.

    During the pre-implementation phase or analysis phase, we enter into an implementation agreement with a client that defines the scope, implementation fees and general processing cost structure to be used during implementation of the client's e-PROFILE solution. The design, scope and architecture of the offering are developed with the client. The client reviews and selects the e-PROFILE partners who will provide services or products for the client's solution. Once an implementation agreement is signed, a project management team organizes and initiates the project activities. The implementation of an e-PROFILE solution is structured into three phases:

    - identification of requirements;

    - configuration and construction; and

    - testing.

    First, the business and technical requirements are finalized and approved by the client. Second, the systems, processes, equipment and personnel required to build the solution are assembled and unit tested. Next, the assembled solution components are integrated and tested. The integrated solution is tested in an environment that simulates the live processing of accounts, using the same resources that will support ongoing processing for the client. Finally, further testing of the system occurs with a restricted production launch limited to a control group and culminates with the public, live processing of accounts.

    During the implementation phase, the client enters into a processing agreement with us that governs the relationship after the Internet-based financial services offering is launched. The speed with which the client strategy and solution architecture are developed will determine the start date for the actual implementation. The implementation usually is completed in four to six months depending, in part, on whether or not a client chooses product vendors and service providers that are already part of our integrated e-PROFILE solutions. If a client chooses providers that are not already part of the e-PROFILE component menu, the implementation could be more complex and take more time.

    We have developed a flexible methodology for implementations that continually builds on the knowledge gained from previous implementation experience. Experience developed during prior client implementations serves as the foundation and framework for the team during the design, implementation and testing of all systems and processes. Another key advantage is our strategic relationship with vendors. We draw on the experience and expertise of their staffs to fill key positions in the project team. Another critical factor that reduces e-PROFILE's time-to-market is the modular, object-based design of PROFILE/ANYWARE. The architecture of the banking software system reduces the overall system complexity and duplication of development efforts. All of these factors are critical to the rapid and timely implementation of an e-PROFILE solution.

PRODUCT AND SERVICE MANAGEMENT

    Our solutions are designed with the flexibility that allows us to upgrade continually the component products and services. Our research group conducts evaluations and identifies emerging technologies and new industry leading products and services that we can add to our menu of components for integration into our solutions. Our vendors and service providers have an incentive to research and develop new products because their products or services will remain a component of our e-PROFILE solutions only if we continue to consider them to be best-in-class. This incentive-based arrangement allows us to take advantage of the research and development accomplishments of our partners and vendors. None of our partner or vendor agreements is exclusive. If a particular product or service fails to remain best-in-class, we have the option to switch to another vendor or service provider that offers what we consider to be a best-in-class product or service.

COMPETITION

    The Internet technology, financial services and secure network communication industries are dynamic and competitive markets. We expect competition to intensify in the future. Because the financial and Internet-related services industries are highly competitive and change rapidly, we cannot assure you that we have identified or considered all possible present and future competitors.

    We believe that we face two principal sources of competition in our market. The first source is competition from companies offering outsourced Internet-based solutions for financial institutions. The second source of competition are the in-house departments of financial institutions that can develop the requisite operations and technology to offer Internet-based financial products and services. We believe that the principal competitive factors that influence decisions in our market are experience, industry trust, flexibility and comprehensiveness of solution, technical capabilities, cost and scalability, customer service, security, speed-to-market and capital.

    While we believe that no other company offers a single point of contact for comprehensive, outsourced solutions for Internet-based products and services to financial institutions in our target market, a number of companies offer products and services similar to those that make up the components of an e-PROFILE solution. These companies can be grouped broadly as front-end or back-end providers. Principal front-end competitors currently include software companies that provide software and Internet integration tools for online banking and brokerage services. Companies in this segment include Corillian, Digital Insight, FundsXpress, BROKAT, Online Resources and Communications and S1 Corporation. Back-end competitors include Fiserv, M&I Data, EDS and other core banking processors. These competitors also have developed or acquired extensive online banking capabilities of their own which could be expanded further to meet or exceed our capabilities. Furthermore, these competitors could enter into relationships with vendors and service providers to offer solutions with components similar to those offered in our solutions. More generally, expansion of offerings to provide a full-service banking alternative by either front-end, back-end or component providers, including our current vendors and service providers, will increase competition for our solutions. In addition, our clients are in a highly competitive business and, because some of our revenue is transaction-based, we are subject to competition in their businesses.

    We also face competition from in-house departments of financial institutions. Many existing legacy banking systems in financial services companies were developed in-house. Institutions that are large enough to justify making capital investments to build these systems and to upgrade their systems and processes may continue to choose to provide for themselves the products and services that we provide in our solutions. See "Risk Factors--We may not be able to compete effectively with businesses offering products or services similar to ours or clients that wish to develop, implement and manage their own products and services."

e-PROFILE'S PROPRIETARY INFORMATION AND TECHNOLOGY

    Our e-PROFILE solutions incorporate the software and services of our vendors and service providers, much of which is considered by them to be their proprietary information and technology. Our solutions also contain proprietary information and technology which we own, in the form of interfaces and customized software programs that allow communication between our products and our client's systems. We protect this proprietary information through a combination of copyrights, trademarks and trade secrets, confidentiality agreements and contractual provisions. All employees execute non-disclosure agreements as a condition of employment. Sanchez has applied for the federal registration of service marks for "e-PROFILE" and "e-PROFILE.com" and has registered the domain name "e-PROFILE.com." Sanchez has transferred these marks and the domain name to us.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or reverse engineer aspects of our system components, including the interfaces developed between components of an e-PROFILE solution, or to obtain and use information that we regard as proprietary. We may not be able to detect or prevent unauthorized use of our system components or piracy of our software. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, our competitors independently may develop technology similar to ours. We may need to litigate to enforce and protect our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources, be expensive and may not protect our intellectual property effectively.

GOVERNMENT REGULATION

    We are not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the National Credit Union Association or other federal or state agencies that regulate or monitor banks or other types of providers of financial electronic commerce services. However, as a provider of services to financial institutions, we are subject to supervision and examination by federal banking and thrift regulators, which examine us under a Uniform Rating System for Information Technology established by the Federal Financial Institutions Examination Council. Under this rating system, we are assigned a confidential composite rating based on an evaluation and rating of four components: the adequacy of the information technology audit function, the capability of information technology management, the adequacy of systems development and programming and the quality, reliability, availability and integrity of information technology operations. These federal financial institution regulators could take enforcement action against us in connection with the services that we provide to financial institutions if, among other things, they perceive a threat to the safety and soundness of those financial institutions.

    Our clients operate in markets that are subject to extensive and complex federal and state regulations and oversight. While we generally are not directly subject to these regulations, our services and related products must be designed to work within the extensive and evolving regulatory constraints in which our clients operate. These constraints include federal and state truth-in-lending disclosure rules, state usury laws, the Equal Credit Opportunity Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act, Bank Secrecy Act and the Community Reinvestment Act. The application of these regulations to our solutions may need to be determined on a case-by-case basis. We do not make representations to clients regarding the regulatory requirements with which they must comply, but instead rely on our clients to make their own assessments of the applicable regulatory provisions. Changes to the regulations affecting our clients may increase operating costs and also could reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance.

    Federal, state or foreign agencies may attempt to further regulate our activities. Congress could enact legislation that would require us to comply with data, record keeping, processing or other requirements. We may be subject to additional regulation as the market for our business continues to evolve. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and federal or state authorities could enact laws, rules or regulations affecting our business operations. We or our service providers also may be subject to federal, state and foreign money transmitter laws, encryption and security export laws and regulations and state and foreign sales and use tax laws. If enacted or deemed applicable to us, these laws, rules or regulations could be imposed on our activities or our business and render our business or operations more costly, burdensome, less efficient or impossible, any of which could have a material adverse effect on our business, financial condition and operating results. Furthermore, some consumer groups have expressed concern regarding the privacy, security and interchange pricing of financial electronic commerce services. It is possible that one or more states or the federal government may adopt laws or regulations applicable to the delivery of financial electronic commerce services to address these or other concerns. It is not possible to predict the impact that any of these regulations could have on our business.

    Due to the increasing popularity of the Internet, laws and regulations may be enacted that cover issues such as user privacy, pricing, content, characteristics and quality of services and products on the Internet. The adoption of any of these laws or regulations may limit the growth of the Internet, which could affect our ability to utilize the Internet to deliver banking and other financial electronic commerce services.

    The Gramm-Leach-Bliley Act of 1999, enacted on November 12, 1999, includes new federal laws designed to protect the privacy of consumer information. Among other things, these provisions prohibit the disclosure of certain types of consumer information to third parties. These provisions may restrict our ability to disclose the information we receive about customers to any third party, subject to exceptions, including the disclosure of information necessary to service an account. We do not believe that this will require any change in our current practices, and we do not expect that these requirements will constitute an impediment to financial institutions using our services. Regulations implementing these laws will become effective in November 2000 and full compliance is required by July 2001.

    In addition, the new law requires the federal agencies to set forth regulatory standards with respect to administrative, technical and physical safeguards to ensure the security and confidentiality of customer records and information, to protect against anticipated threats or hazards to the security or integrity of these records, and to protect against unauthorized access to or use of these records or information. The applicable agencies have not yet proposed any regulations implementing these provisions, and therefore it is too early to ascertain the effect that these new regulations may have on our business.

EMPLOYEES

    As of May 31, 2000, we had 185 employees, 176 of whom were full-time employees. For administrative reasons, approximately 15 of our employees are paid by Sanchez and their salaries are charged to us through our services agreement with Sanchez. None of our employees is represented by a collective bargaining agreement. We believe that our relationship with our employees is good.

FACILITIES

    Our corporate headquarters are located at 200 Chester Field Parkway, in an office facility located in Malvern, Pennsylvania, and occupy approximately 6,000 square feet of space. We have access to the space through a space sharing agreement with Sanchez. We also lease approximately 28,000 square feet of space in a suburb of Pittsburgh, Pennsylvania, where our data processing and operations center is located. Sanchez guarantees our lease for that facility.

LEGAL PROCEEDINGS

    From time to time, we may be a party to litigation arising in the ordinary course of our business. We are not currently a party to any legal proceedings that, in the opinion of our management, reasonably could be expected to have a material adverse effect on us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are as follows:

NAME                                       AGE                            POSITION
----                                     --------                         --------
Michael A. Sanchez(1)..................     42      Chief Executive Officer and Director

Gregory D. Derkacht....................     53      President, Chief Operating Officer and Director

John H. Teaford........................     53      Corporate Executive Vice President and Director

David A. Schlenker.....................     56      Executive Vice President and Chief Financial Officer

Dyan Mashman...........................     41      Executive Vice President of Operations

Michael A. Bal.........................     47      Senior Vice President of Implementation

Eric Panepinto.........................     36      Senior Vice President of Client and Vendor Relations

Daniel W. Sollis.......................     41      Senior Vice President of Global Sales and Marketing

Alex W. Hart...........................     60      Chairman of the Board of Directors

Joseph F. Waterman.....................     48      Director

Richard N. Garman(1)(2)................     43      Director

Frederick Gronbacher(1)(2).............     57      Director

------------------

(1) Member of the compensation committee

(2) Member of the audit committee

    MICHAEL A. SANCHEZ has been the Chief Executive Office and a Director of e-PROFILE since its incorporation in 1999. He founded Sanchez in 1979 and has been the Chairman of Sanchez since its incorporation. Mr. Sanchez will continue to be Chairman of Sanchez following this offering. He also served as Chief Executive Officer of Sanchez from incorporation until April 1997. Mr. Sanchez has over 19 years' experience working with financial services organization data processing systems.

    GREGORY D. DERKACHT has been the President and Chief Operating Officer of e-PROFILE since January 2000 and has been a Director of e-PROFILE since
May 2000. He is responsible for the daily operations of e-PROFILE. Prior to joining e-PROFILE and beginning in September 1999, Mr. Derkacht was the President of the Credit Union Group of Fiserv, Inc., a full-service provider of integrated data processing and information management systems to the financial industry. From May 1998 until September 1999, he was the Chief Executive Officer of Envision Financial Technologies, Inc., a financial services company with a primary focus on the credit union industry. Prior to holding that position and beginning in July 1994, Mr. Derkacht was the Chief Executive Officer of
Users, Inc., a full-service financial services provider to the credit union industry.

    JOHN H. TEAFORD has been a Director of e-PROFILE since its incorporation in 1999 and, since January 2000, has been a Corporate Executive Vice President of e-PROFILE. He also was e-PROFILE's Chief Operating Officer from incorporation until January 2000. In addition, he has been Senior Vice President of Strategic Alliances of Sanchez since February 1998. From 1985 until February 1998,
Mr. Teaford periodically worked as a consultant for Sanchez. During that period he was President of J. H. Teaford and Company, a financial advisory, marketing and management consulting company.

    DAVID A. SCHLENKER has been an Executive Vice President and the Chief Financial Officer of e-PROFILE since April 2000. Prior to joining e-PROFILE, Mr. Schlenker was employed by Users, Inc. where he was President and Chief Executive Officer from May 1998 until April 2000 and Chief Financial Officer from October 1994 until May 1998. In addition, from July 1997 until
September 1999, he was the Chief Financial Officer and Senior Vice President of Envision Financial Technologies, Inc.

    DYAN MASHMAN has been the Executive Vice President of Operations since
April 2000. Her responsibilities include overseeing system operations such as database administration and network design, security and support, bank operations, quality assurance, client support and regulatory compliance. Prior to joining e-PROFILE, Ms. Mashman was employed by Users, Inc. for 15 years. From April 1996 through April 2000, she was Vice President of Operations and, prior to that, she was Vice President of Research and Development.

    MICHAEL A. BAL has been the Senior Vice President of Implementation since April 2000. Prior to joining e-PROFILE, Mr. Bal was employed by PNC Bank for 19 years where he held a variety of positions, including Chief Information Officer and Senior Vice President of National Affinity Banking from May 1998 until April 2000, Director of Operations and Group Vice President of AAA Financial from November 1996 until May 1998 and Group Vice President of Mergers, Acquisitions and Integration from June 1992 until November 1996.

    ERIC PANEPINTO has been the Senior Vice President of Client and Vendor Relations since the incorporation of e-PROFILE in 1999. From May 1998 until he joined e-PROFILE, Mr. Panepinto was the Vice President of Marketing and Lead Product Manager of Citigroup, Global Consumer Bank. From September 1997 until May 1998, he was the Vice President of New Business Development at Citicorp Investment Services, Inc. Prior to holding that position, he was the Vice President of CitiGold National Support for Citibank, U.S. Europe Consumer Bank.

    DANIEL W. SOLLIS has been the Senior Vice President of Global Sales and Marketing since April 2000. In addition, he continues to be the Senior Vice President of Sales for Sanchez, a position that he has held since April 1996. Prior to joining to Sanchez, Mr. Sollis was the General Manager of Financial Services of Digital Equipment of Canada, a supplier of open client/server solutions from personal computing to integrated information systems.

    ALEX W. HART has been the Chairman of the Board of Directors of e-PROFILE since its incorporation in 1999. In addition, since June 1999, he has provided consulting services to e-PROFILE. He also has served as an independent consultant to Sanchez. Before 1998, Mr. Hart served as Chief Executive Officer of Advanta Corp., a consumer and small business service company that he joined in March 1994. Before joining Advanta Corp., Mr. Hart had been President and Chief Executive Officer of MasterCard International, Inc., a worldwide association of over 29,000 member financial institutions. Mr. Hart is a Director of Sanchez, HNC Software, Inc. and Retek, Inc.

    JOSEPH F. WATERMAN has been a Director of e-PROFILE since its incorporation in 1999. He also has been the President and Chief Operating Officer of Sanchez since April 1999. Before that, he was a Senior Vice President and the Chief Financial Officer of Sanchez which he joined in August 1992. He also has been a Director of Sanchez since May 2000. Prior to joining Sanchez, Mr. Waterman was employed by Safeguard Scientifics, Inc. for 13 years.

    RICHARD N. GARMAN has been a Director of e-PROFILE since March 2000. He is a general partner of Financial Technology Ventures, a position that he has held since October 1999. Prior to joining Financial Technology Ventures, a venture capital fund, he was the President and Chief Executive Officer of Electronic Payment Services, Inc. which he joined in 1995.

    FREDERICK GRONBACHER has been a Director of e-PROFILE since March 2000. Prior to retiring in January 2000, Mr. Gronbacher was the Chief Executive Officer of PNC Consumer Bank, a position he held from January 1996. He also served as Chief Executive Officer of PNC Credit Card, PNC National

Bank and PNC Insurance. In September 1993 he joined the Management Committee as Executive Vice President of PNC Bank Corp.

BOARD COMMITTEES

    Our Board of Directors has established an audit committee and a compensation committee. The compensation committee consists of Messrs. Garman (Chairman), Gronbacher and Sanchez (non-voting member). Mr. Sanchez is the Chief Executive Officer of e-PROFILE. The compensation committee administers our 1999 Equity Compensation Plan, determines grants of nonqualified stock options and other incentive compensation awards and benefit plans and determines salaries for our executive officers, employees and consultants.

    The audit committee consists of Messrs. Gronbacher (Chairman) and Garman. The audit committee makes recommendations to the Board of Directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants and reviews and evaluates our internal controls.

DIRECTOR ELECTION AND OFFICER APPOINTMENT

    Each member of the Board of Directors is elected by our stockholders at our annual meeting of stockholders. Each director will serve for a term of one year. Officers are appointed by and serve at the discretion of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee makes all compensation decisions regarding our executive officers. None of the voting members of the compensation committee is an e-PROFILE employee. None of our executive officers currently serves as a member of the compensation committee or other board committee performing equivalent functions of another corporation, except that Michael A. Sanchez is a non-voting member of the compensation committee of the Board of Directors of Sanchez.

DIRECTOR COMPENSATION

    No director receives cash compensation for services performed in his capacity as a director. However, we pay Mr. Hart $15,000 per month in consideration for consulting services that he provides to us independent from his services as our Chairman. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings or attending to other company business. Each director who is not an executive officer of e-PROFILE is eligible to receive discretionary stock option grants under our 1999 Equity Compensation Plan. The term and vesting of options awarded to directors are determined by the compensation committee at the time of grant.

EXECUTIVE COMPENSATION

    The following table sets forth the annual base salary and other compensation paid in 1999 to our Chief Executive Officer and the two other executive officers whose compensation for services rendered in all capacities to e-PROFILE for 1999 exceeded $100,000. We will use the term "named executive officers" to refer collectively to these individuals later in this prospectus. Prior to January 1, 2000, the salaries of these individuals were paid by Sanchez and charged to e-PROFILE as part of the fee paid under the services agreement between Sanchez and e-PROFILE. See "Related Party Transactions--Services Agreement."

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                   ----------------
                                           ANNUAL COMPENSATION          AWARDS
                                          ----------------------   ----------------
                                                                      SECURITIES
                                                                      UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION               SALARY ($)   BONUS ($)   OPTIONS/SARS (#)   COMPENSATION ($)(1)
---------------------------               ----------   ---------   ----------------   -------------------
Michael A. Sanchez, Chief Executive
  Officer...............................   $233,845     $40,000         50,000               $9,263
John H. Teaford, Corporate Executive
  Vice President........................   $178,750     $20,000         50,000               $3,281
Eric Panepinto, Senior Vice President...   $ 70,417     $40,000         40,000

------------------

(1) The amounts listed include $9,263 contributed by e-PROFILE to Mr. Sanchez's 401(k) account and $3,281 contributed by e-PROFILE to Mr. Teaford's 401(k) account.

    In 1999, we granted the following stock options to our named executive officers. None of our named executive officers exercised any options in 1999.

                             OPTION GRANTS IN 1999

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF STOCK
                                 NUMBER OF                                                  PRICE APPRECIATION FOR
                                 SECURITIES    PERCENT OF TOTAL    EXERCISE                   OPTION TERM(S) (2)
                                 UNDERLYING   OPTIONS GRANTED TO   PRICE PER   EXPIRATION   -----------------------
NAME                              OPTIONS     EMPLOYEES IN 1999    SHARE(1)       DATE        5% ($)      10% ($)
----                             ----------   ------------------   ---------   ----------   ----------   ----------
Michael A. Sanchez............     50,000            5.6%           $13.33      9/7/2006     $184,141     $406,905
                                   ------            ----           ------     ---------     --------     --------
John H. Teaford...............     50,000            5.6%           $13.33      9/7/2006     $184,141     $406,905
                                   ------            ----           ------     ---------     --------     --------
Eric Panepinto................     15,000            1.7%           $10.00     6/14/2006     $ 41,442     $ 91,577
                                   25,000            2.8%           $13.33      9/7/2006     $ 92,070     $203,452
                                   ------            ----           ------     ---------     --------     --------

------------------

(1) The exercise price equals the fair market value of the common stock as of the grant date as determined by the Board of Directors.

(2) The potential realizable value is calculated based on the term of the option at the time of the grant (10 years). Assumed stock price appreciation of 5% and 10% is based on the fair market value at the time of the grant.

EMPLOYEE CONFIDENTIALITY AGREEMENTS

    As a condition to employment, each of our employees executes a Confidentiality Agreement in which he or she agrees not to disclose confidential information relating to e-PROFILE, including trade secrets and proprietary information, without our consent. In case of a breach or a threatened breach of these agreements, we have the right to seek an injunction or use any other remedy at law that may be available to enforce our rights under the agreements. In addition, each employee agrees that his or her work product created or maintained during employment at e-PROFILE is our property and must be returned to us upon termination of employment. Each employee agrees to disclose to us any invention made or conceived by that employee during his or her employment with e-PROFILE, to assign to us any interest in such invention and to assist us in filing for, obtaining and enforcing any federal, state or local registration for the invention.

EMPLOYEE BENEFIT PLANS

    e-PROFILE 1999 EQUITY COMPENSATION PLAN

    Our 1999 Equity Compensation Plan was adopted in 1999. Employees (including officers or members of the board), new hires, non-employee directors and advisors and independent contractors of e-PROFILE or any affiliated company, including Sanchez as long as it owns at least 10% of our outstanding voting securities, are eligible to receive grants under the plan. Grants may consist of incentive stock options, non-qualified stock options, restricted stock awards or stock appreciation rights. All grants are subject to the terms and conditions of the plan. Grants will continue to vest and remain exercisable as long as a participant remains in our service or the service of an affiliated company and for a period of time after termination. The plan is not qualified under section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act.

    The plan authorizes the issuance of up to 1,500,000 shares of our common stock, subject to adjustment in the circumstances discussed below. The maximum number of shares that may be subject to grants made to any individual under the plan is 300,000. If options or stock appreciation rights granted under the plan terminate, expire or are canceled, forfeited, exchanged or surrendered without being exercised, or if a restricted stock award is forfeited, the shares subject to the grant will again be available for purposes of the plan. As of May 31, 2000, of the 1,500,000 shares authorized for issuance, 88,949 shares were issued upon exercise of options, 1,020,868 shares are subject to options outstanding under the plan and 390,583 shares remain available for future issuance. As of May 31, 2000, options to purchase 448,550 shares of common stock were issued to employees and directors of Sanchez.

    The plan is administered by the compensation committee of the Board of Directors which has the authority to administer and interpret the plan.

    SANCHEZ 401(k) PLAN

    Our employees are entitled to participate in the Sanchez Computer Associates, Inc. 401(k) Plan, a defined contribution plan that is intended to qualify under Section 401(a) of the Internal Revenue Code. All of our employees who are at least 21 years old and have been employed by us for one month are eligible to participate in Sanchez's 401(k) Plan. An eligible employee of e-PROFILE may begin to participate in Sanchez's 401(k) Plan on the first day of the plan quarter after satisfying the eligibility requirements. A participating employee may make pre-tax contributions of a percentage (not less than 1% and not more than 15%) of his or her eligible compensation, subject to the limitations under the federal tax laws. Employee contributions and the investment earnings on their contributions are fully vested at all times. Sanchez generally makes a contribution to match 100% of the first 3% of the annual salary of an employee, who has been employed by us for one year and who contributes to 401(k) Plan. Sanchez also may make additional voluntary contributions to the 401(k) Plan. All contributions by Sanchez on behalf of e-PROFILE employees are charged to us through the Services Agreement.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

    Our restated certificate of incorporation includes provisions that limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duties as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. The Delaware General Corporation Law does not allow a corporation to eliminate officers' and directors' liability:

    - for any breach of their duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    While these provisions provide directors with protection from liability for monetary damages for breaches of their duty of care, they do not eliminate this duty. Accordingly, these provisions have no effect on the availability of equitable remedies such as an injunction or recision based on a director's breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of the corporation and is acting in his or her capacity as a director, and do not apply to the officers of the corporation who are not directors.

    Our bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law, we shall indemnify our directors and officers. At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

    In anticipation of this offering, e-PROFILE and Sanchez have entered into a number of agreements for the purpose of defining certain relationships between them. As a result of Sanchez's ownership interest in e-PROFILE, neither the terms of such agreements nor the terms of any future amendments to those agreements should be considered to be the result of arm's-length negotiation.

    The following discussion of agreements between e-PROFILE and Sanchez is qualified in its entirety by reference to such agreements, which have been filed as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find Additional Information."

FINANCING AGREEMENT

    As of May 31, 2000, we owed approximately $14.0 million to Sanchez which we used for general corporate purposes, including working capital. Interest accrues on this debt at a rate per annum equal to the prime rate announced from time to time by The Wall Street Journal, which was 9.5% as of May 31, 2000. The outstanding interest and principal amount of this debt is due and payable upon the earlier of the completion of this offering or January 15, 2001. Our debt to Sanchez will be paid with a portion of the net proceeds from this offering.

LICENSE AGREEMENT

    Pursuant to the terms of a non-exclusive perpetual license agreement between Sanchez and e-PROFILE dated as of December 1, 1999, Sanchez has agreed to license to e-PROFILE its PROFILE/ANYWARE core banking system. This non-transferable license agreement has a perpetual term. The locations where we can operate the core banking system are not limited geographically and can be changed upon written notice to Sanchez. We also have the right to operate the core banking system temporarily in a live production environment or a back-up processing unit during any time that we cannot operate the system in our central processing units. We pay the fees incurred under the license to Sanchez on a monthly basis. The fees include a license fee based upon the number of customer accounts, fees for various services provided based on hourly rates and other costs incurred by Sanchez, such as travel and telecommunications costs. The license granted can be terminated by e-PROFILE or Sanchez in the event of a material default or breach of the other party that is incurable or is not cured within 60 days of receiving notice of the default or breach. e-PROFILE has the right to terminate the agreement in the event of the bankruptcy, liquidation or dissolution of Sanchez. Sanchez may provide us or our customers with software support services and/or development services. We recorded expenses of $183,000 for the period from inception (February 1, 1999) to December 31, 1999 for license fees paid to Sanchez under the terms of the license agreement.

SERVICES AGREEMENT

    e-PROFILE and Sanchez have entered into a services agreement, effective February 1, 1999, under which Sanchez will continue on an interim basis to provide to e-PROFILE, upon e-PROFILE's request, various professional and administrative services, including finance, human resources, legal and information technology services, insurance and risk management services and employee benefit plan administration, that Sanchez has historically provided to e-PROFILE. e-PROFILE will pay the costs of services provided by Sanchez based upon fees set forth in the agreement. e-PROFILE incurred approximately
$1.8 million in expenses charged to the intercompany debt for services rendered through December 31, 1999. The services agreement provides that Sanchez and e-PROFILE are to agree in writing on the services to be provided under the agreement on a project-by-project basis. The agreement renews automatically on March 3, 2001 for an additional one year term unless either party gives
60 days' prior notice to the other party that it does not intend to renew the agreement. Each party can terminate the agreement during its term for cause upon a material breach by the other party.

If the material breach is not cured within a period of 30 days, the agreement terminates automatically. The services agreement also is terminable by either party on 90 days' prior written notice, except that Sanchez may not terminate the agreement prior to December 31, 2000.

    The services agreement also provides that Sanchez will permit employees of e-PROFILE to continue to participate in the benefit plans and programs sponsored by Sanchez until the termination of the services agreement or until mutually agreed. e-PROFILE, prior to the termination of the services agreement, intends to establish benefit plans and programs providing employees of e-PROFILE with benefits substantially comparable to those presently available under the plans and programs sponsored by Sanchez and that there will be no interruption in or loss of benefits for the employees of e-PROFILE. So long as employees of e-PROFILE continue to participate in Sanchez's benefit plans and programs, the contributions of such employees to such plans and programs, and the costs of participation by such persons in such plans and programs, will be accounted for separately from contributions of, and costs of participation by, employees of Sanchez. Upon the termination of the services agreement, each of Sanchez and e-PROFILE will be responsible for all aspects of its respective benefit plans and programs.

    Under this agreement, the salaries of some employees are paid by Sanchez and charged to e-PROFILE as part of the fee paid under the services agreement.

    The services agreement provides that Sanchez will furnish additional services, including implementation and consulting services, as may be requested reasonably by e-PROFILE, based on mutually agreed upon pricing as documented in separate statements of work. We recorded expenses of approximately $1.0 million for the period from inception (February 1, 1999) to December 31, 1999 for the cost of implementation and consulting services preformed by Sanchez.

SPACE SHARING AGREEMENT

    Sanchez currently subleases the facility in Malvern, Pennsylvania at which our principal executive offices are located. e-PROFILE and Sanchez have entered into a space sharing agreement, effective August 1, 1999, providing for the use by e-PROFILE of this facility. Under the space sharing agreement, the costs associated with leasing and maintaining the facility, in general, are allocated to e-PROFILE. Through December 31, 1999, e-PROFILE incurred approximately $74,000 in expenses charged to the intercompany debt for costs under this agreement. e-PROFILE's rights to use this facility leased from third parties, and the corresponding obligations to pay for such use, will terminate upon expiration of the sublease.

INTELLECTUAL PROPERTY TRANSFER AGREEMENT

    We entered into an intellectual property transfer agreement with Sanchez in which Sanchez transferred to us certain of its assets and its rights in those assets, including the "e-PROFILE" mark and the federal trademark registration for "e-PROFILE," and the domain name, www.e-profile.com.

REGISTRATION RIGHTS

    We have entered into a registration rights agreement that covers the e-PROFILE common stock owned by Sanchez. Under that agreement, at any time after 180 days following the date of this prospectus, and subject to various conditions, Sanchez may demand that we file a registration statement under the Securities Act covering all or a portion of our securities held by Sanchez, its affiliates and their permitted transferees. See "Description of Capital Stock--Registration Rights."

TAX ALLOCATION AGREEMENT

    Sanchez and e-PROFILE have entered into a tax allocation agreement which defines the parties' rights and obligations with respect to the filing of returns, payments, deficiencies and refunds of Federal, state and other income, franchise or other taxes relating to e-PROFILE's business for periods prior to and including the date on which e-PROFILE ceases to be a member of Sanchez's consolidated tax group and with respect to tax attributes of e-PROFILE after it is no longer a member of Sanchez's consolidated tax group. Since our inception, we have recorded an income tax benefit of approximately $1.0 million for the estimated amount due from Sanchez for e-PROFILE's proportionate share of Sanchez's consolidated taxable loss. We expect to recover this amount when Sanchez files its federal income tax return in September 2000. We also recorded an income tax benefit of $1.1 million for the three months ended March 31, 2000 for the estimated amount due from Sanchez under the tax allocation agreement. We do not expect to recover this amount because, if the offering is completed before January 1, 2001 and our taxable loss during 2000 cannot be used to offset Sanchez's taxable income, we will carry this loss forward to our first separate return year and will not be reimbursed by Sanchez. For periods ending on or before the last day of the taxable year in which e-PROFILE ceases to be a part of Sanchez's consolidated tax group, Sanchez is responsible for:

    - filing both consolidated Federal tax returns for the Sanchez affiliated group and combined or consolidated state tax returns for any group that includes a member of the Sanchez affiliated group, including, in each case, e-PROFILE for the relevant periods of time that e-PROFILE is a member of the applicable group;

    - paying the taxes relating to those returns (including any subsequent adjustments resulting from the redetermination of those tax liabilities by the applicable taxing authorities); and

    - coordinating the conduct of tax audits and handling tax controversies.

    e-PROFILE must reimburse Sanchez for its share of those taxes, if any, and is entitled to receive from Sanchez its allocable share of any tax benefit attributable to the use of e-PROFILE's losses, if any. Sanchez and e-PROFILE also have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters. Notwithstanding the tax sharing and indemnity agreement, under Federal income tax law, each member of a consolidated group for Federal income tax purposes also is jointly and severally liable for the Federal income tax liability of each other member of the consolidated group. Similar rules apply under some state income tax laws.

STOCK OPTIONS

    Employees (including officers or members of the board), non-employee directors and certain advisors and independent contractors of Sanchez are eligible to receive grants of stock options under our 1999 Equity Compensation Plan. As of May 31, 2000, 20,266 shares had been issued upon exercise of options granted to Sanchez employees and 428,284 shares were subject to outstanding options granted to Sanchez employees. These stock option grants were intended to reward or to provide incentives to Sanchez employees who performed services for e-PROFILE. e-PROFILE does not intend to grant any more stock options to Sanchez employees in the future.

INVESTMENT FUND

    We intend to commit up to $1.0 million to a proposed investment fund affiliated with Sanchez that primarily will invest in technology companies that provide products, services and support for the financial services industry. Sanchez may receive compensation and benefits in connection with its affiliation with this fund.

CONFLICTS OF INTEREST

    Conflicts of interest may arise between us and Sanchez in a number of areas relating to our past and ongoing relationships, including:

    - potential competitive business activities;

    - the administration of intercompany agreements;

    - sales or distributions by Sanchez of its remaining shares of common stock; and

    - Sanchez's ability to exercise control over our management and affairs.

We currently do not intend to engage in the distribution and direct sales of software products in which Sanchez is engaged. Sanchez has advised us that it currently does not intend to provide integrated outsourced solutions for Internet-based financial services, except through its ownership of shares of our common stock and contractual relationships with us, through companies that it may acquire which could offer such services in addition to their principal business activities or indirectly through its clients that are installing Sanchez software into their own operations centers. However, we and Sanchez are not contractually, or otherwise, restricted from engaging in such activities. Accordingly, circumstances could arise in which e-PROFILE and Sanchez could engage in activities in competition with one another.

    We may enter into transactions and agreements with Sanchez in the future in addition to those described above. Our Board of Directors will use the procedures in evaluating the terms and provisions of any material transactions between Sanchez and us that the Board deems appropriate in light of its fiduciary duties under state law. Depending on the nature and size of the particular transaction, in any such evaluation, the Board may rely on management's statements and opinions and may or may not use outside experts or consultants or obtain independent appraisals or opinions.

    Three of our seven current directors are also Directors of Sanchez, including Sanchez's Chairman, Michael A. Sanchez, and its President, Joseph Waterman. In addition, our Chairman, Alex W. Hart, is a Director of Sanchez and provides consulting services to e-PROFILE, our Corporate Executive Vice President, John H. Teaford, is a Senior Vice President of Sanchez and our Senior Vice President of Sales and Marketing, Daniel W. Sollis, is a Senior Vice President of Sanchez with similar responsibilities. They may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Sanchez, including acquisitions, financing and other corporate opportunities that may be suitable for both us and Sanchez. To the extent that these opportunities arise, these directors may consult with their legal advisors and make a determination after consideration of a number of factors, including whether such opportunity was presented to the director in his capacity as a director of e-PROFILE, whether such opportunity is within our line of business or consistent with our strategic objectives and whether we will be able to undertake or benefit from such opportunity. Notwithstanding the foregoing, we have no assurance that any conflict will be resolved in our favor. We do not intend to establish any formal procedures to resolve potential conflicts of interest. We intend to resolve conflicts of interest on a case-by-case basis.

    So long as we remain a subsidiary of Sanchez, our directors and officers, subject to certain limitations, will be indemnified by Sanchez and insured under insurance policies maintained by Sanchez against liability for actions taken or omitted to be taken in their capacities as directors and officers of e-PROFILE, including actions or omissions that may be alleged to constitute breaches of the fiduciary duties owed by these persons to us and our stockholders.

CONSULTING FEE

    Since June 1999, e-PROFILE has paid Alex W. Hart, the Chairman of our Board of Directors, $15,000 per month in payment for consulting services. e-PROFILE anticipates that this arrangement will continue after the completion of this offering.

      SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDER

    The following table and its footnotes set forth certain information regarding the beneficial ownership of our common stock and Sanchez common stock as of May 31, 2000 and as adjusted to reflect the sale of our common stock in this offering by:

    - each entity that is known by us to own beneficially more than 5% of our outstanding common stock;

    - each of our directors and named executive officers; and

    - all directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to shares beneficially owned. Shares of common stock underlying options or warrants exercisable within 60 days after the date of this table are deemed outstanding when computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. We do not know of any other person, entity or group, other than Sanchez, that owns beneficially more than 5% of our outstanding common stock.

    As of May 31, 2000, there were 13,522,372 shares of our common stock outstanding.

    The table below assumes that the underwriters have not exercised their over-allotment options. In addition, the symbol "*" means that the percentage is less than one percent.

                                                             PERCENTAGE OF
                                                                 COMMON
                                            COMMON STOCK   STOCK BENEFICIALLY     PERCENTAGE OF COMMON
                                            BENEFICIALLY   OWNED PRIOR TO THE   STOCK BENEFICIALLY OWNED
NAME AND ADDRESS (1)                           OWNED            OFFERING           AFTER THE OFFERING
--------------------                        ------------   ------------------   ------------------------
Sanchez Computer Associates, Inc.(2)......   13,325,000           98.5%                     %

Gregory D. Derkacht.......................       20,000               *                     *

Richard N. Garman(3)......................      108,590               *                     *

Frederick Gronbacher(4)...................            0              0%                    0%

Alex W. Hart(5)...........................      100,000               *                     *

Eric Panepinto(6).........................       13,333               *                     *

Michael A. Sanchez(7).....................       16,667               *                     *

John H. Teaford(8)........................       16,667               *                     *

Joseph F. Waterman(9).....................        8,333               *                     *

All Directors and executive officers as a
  group (12 persons)(10)..................      290,253            2.1%                     %

------------------

(1) Except as otherwise noted, the address of all persons listed is c/o e-PROFILE, Inc., 200 Chester Field Parkway, Malvern, Pennsylvania 19355.

(2) The Board of Directors of Sanchez exercises shared voting and dispositive control over the shares of our common stock held by Sanchez. Michael A. Sanchez, our Chief Executive Officer and a Director, Alex W. Hart, a Director, and Joseph F. Waterman, a Director, are each directors of Sanchez. As directors of Sanchez, they may be deemed to share voting power with respect to all of our shares of common stock held by Sanchez. The percentage of stock common beneficially owned by Sanchez after the offering assumes that all shares offered in the Sanchez subscription program are purchased by shareholders of Sanchez. If the shareholders of Sanchez do not purchase any of the shares offered in the Sanchez subscription program,
    Sanchez will purchase these shares and beneficially own approximately   % of
    the shares after the offering. The address of Sanchez Computer
    Associates, Inc. is 40 Valley Stream Parkway, Malvern, PA 19355.

(3) Represents 3,877 shares of common stock owned by Financial Technology Ventures and 104,713 shares of common stock owned by Financial Technology Ventures (Q). Mr. Garman is the Managing Member of both Financial Technology Ventures and Financial Technology Ventures (Q). As of May 31, 2000,
    Mr. Garman did not beneficially own shares of common stock of Sanchez.

(4) As of May 31, 2000, Mr. Gronbacher beneficially owned 3,000 shares of common stock of Sanchez, which represents less than 1.0% of the outstanding common stock of Sanchez.

(5) Includes 75,000 shares issuable upon exercise of currently exercisable options and options exercisable within 60 days of the date of this table. As of May 31, 2000, Mr. Hart beneficially owned 22,600 shares of common stock of Sanchez, which represents less than 1.0% of the outstanding common stock of Sanchez. As a Director of Sanchez, he may be deemed to share voting power with respect to all of our shares of common stock held by Sanchez. Mr. Hart expressly disclaims beneficial ownership of our shares of common stock held by Sanchez.

(6) Represents 13,333 shares issuable upon exercise of currently exercisable options and options exercisable within 60 days of the date of this table. As of May 31, 2000, Mr. Panepinto did not beneficially own shares of common stock of Sanchez.

(7) As of May 31, 2000, Mr. Sanchez beneficially owned 3,759,186 shares of common stock of Sanchez, which represents 15.0% of the outstanding common stock of Sanchez (includes 198,000 shares held in custodial accounts for three minor children and 90,000 shares held by his spouse). As a Director of Sanchez, he may be deemed to share voting power with respect to all of our shares of common stock held by Sanchez. Mr. Sanchez expressly disclaims beneficial ownership of our shares of common stock held by Sanchez.

(8) Represents 16,667 shares issuable upon exercise of currently exercisable options and options exercisable within 60 days of the date of this table. As of May 31, 2000, Mr. Teaford beneficially owned 30,001 shares of common stock of Sanchez which represents less than 1.0% of the outstanding common stock of Sanchez.

(9) As of May 31, 2000, Mr. Waterman beneficially owned 496,197 shares of common stock of Sanchez, which represents 2.0% of the outstanding common stock of Sanchez (includes 3,996 shares held by his spouse, 1,800 shares held in custodial accounts for three minor children, 1,054 shares held in a spousal trust). As a Director of Sanchez, he may be deemed to share voting power with respect to all of our shares of common stock held by Sanchez.
    Mr. Waterman expressly disclaims beneficial ownership of our shares of common stock held by Sanchez.

(10) Includes 111,666 shares issuable upon exercise of currently exercisable options and options exercisable within 60 days of the date of this table. As of May 31, 2000, all directors and executive officers as a group (12 persons) beneficially owned 4,337,165 shares of common stock of Sanchez which represents 17.3% of the outstanding common stock of Sanchez.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon completion of this offering, our authorized capital stock will consist of 125,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share. Upon completion of the
offering, we will have approximately             shares (            shares if
the underwriters' over-allotment options are exercised in full) of common stock issued and outstanding. Prior to the completion of this offering, we expect to increase our authorized capital stock to effect a stock split that will increase the number of outstanding shares of our common stock. The information in this prospectus has not been adjusted to reflect these actions.

    The following description is qualified in its entirety by reference to our restated certificate of incorporation and bylaws, copies of which are included as exhibits to the Registration Statement of which this prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

    As of May 31, 2000, there were 13,522,372 shares of common stock held of record by our stockholders. Holders of common stock, of which there are 15, are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the applicable provisions of the Delaware General Corporation Law, stockholders holding a majority of the issued and outstanding shares entitled to vote constitute a quorum for the purposes of convening a stockholders' meeting. Accordingly, a majority of a quorum may elect directors standing for election. Holders of common stock are entitled to receive ratably any dividends declared on the common stock by the Board of Directors. Upon liquidation, dissolution or winding up of e-PROFILE, holders of common stock are entitled to receive ratably the net assets of e-PROFILE available for distribution after the payment of all debts and other liabilities subject to the prior and superior liquidation preference rights of holders of preferred stock, if any are outstanding. Holders of common stock have no preemptive or subscription rights with respect to other issuances of securities. Our common stock has no conversion rights and is not redeemable.

PREFERRED STOCK

    Upon completion of the offering, under e-PROFILE's restated certificate of incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.

    The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued with terms intended to delay or prevent a change-of-control of e-PROFILE or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Currently, we have no plans to issue any preferred stock.

WARRANTS

    As of May 31, 2000, we had issued warrants to purchase up to 185,000 shares of common stock at a weighted average exercise price of $14.32 per share. The warrants became exercisable as of the date of grant and have a term of three years. The number of shares purchasable under the warrants and the exercise prices are subject to proportional adjustments from time to time for certain dilutive stock issuances, stock splits and similar events. The shares of common stock issuable upon exercise of the warrants have not been registered for resale with the Commission. However, the holders of the warrants are entitled to registration rights with respect to such shares as further described in "Description of Capital Stock--Registration Rights."

OPTIONS

    As of May 31, 2000, 1,020,868 shares were issuable upon the exercise of options granted under our 1999 Equity Compensation Plan at a weighted average exercise price of $14.97 per share and 390,583 shares were reserved for issuance upon the exercise of future grants of options under our 1999 Equity Compensation Plan.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

    We anticipate amending our certificate of incorporation and by-laws prior to the closing of the offering. Upon the closing of this offering, our restated certificate of incorporation and bylaws and provisions of Delaware corporate law may hinder or delay a third party's attempt to acquire us. They may also make it difficult for the stockholders to remove incumbent management.

    REMOVAL OF DIRECTORS; VACANCIES. Under the restated certificate of incorporation, our directors may be removed only for cause by a majority stockholder vote. In addition, a majority of the directors then in office will have the authority to fill Board of Directors vacancies and newly created Directorships resulting from any increase in the size of the Board of Directors. This will be true even if those directors do not constitute a quorum or if only one director is left in office. These provisions could prevent stockholders, including parties who want to take over or acquire us, from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

    SPECIAL STOCKHOLDERS' MEETINGS. Our restated certificate of incorporation and bylaws will permit special meetings of the stockholders to be called only by our Board of Directors or Chairman. Our stockholders will not be permitted to call a special meeting of stockholders or to require that our Board of Directors call a special meeting.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Our restated certificate of incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and will prohibit stockholder action by written consent in lieu of a meeting.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINEES. Our bylaws will establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring business before an annual meeting of our stockholders. The stockholder notice procedure will provide that only persons who are nominated by, or at the direction of, our Board of Directors or its Chairman, or by a stockholder who has given timely written notice to our secretary or any assistant secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The stockholder notice procedure also will provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our Board of Directors or its Chairman or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder will have to submit written notice to e-PROFILE not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the stockholder notice procedure, a stockholder's notice to e-PROFILE proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will have to contain specified information. If the Chairman of a meeting determines that business was not properly brought before the meeting, the business shall not be discussed or transacted.

    AUTHORIZED BUT UNISSUED SHARES. We will be able to issue shares of common stock and preferred stock, without stockholder approval, up to the number of shares authorized for issuance in our restated certificate of incorporation, except as limited by Nasdaq rules. We could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these additional shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    INDEMNIFICATION. Our restated certificate of incorporation and bylaws will eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law, and to indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

    SECTION 203 OF DELAWARE LAW. After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to us. This section will prohibit us from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes (1) mergers,
(2) asset sales and (3) other transactions resulting in a financial benefit to an interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our voting stock; provided, however, under Delaware law, Sanchez is not considered to be an "interested stockholder." Section 203 could delay, defer or prevent a change in control of us. It might also reduce the price that investors are willing to pay in the future for shares of common stock.

REGISTRATION RIGHTS

    First USA and Pennsylvania Merchant Group, which hold warrants to purchase an aggregate of 185,000 shares of common stock (subject to adjustment), and Financial Technology Ventures and Financial Technology Ventures (Q), which purchased 108,590 shares of our common stock in a private placement, are entitled to specified rights with respect to the registration of these shares under the Securities Act. At any time, following a public offering of our common stock, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, First USA Bank, Pennsylvania Merchant Group, Financial Technology Ventures and Financial Technology Ventures (Q) are entitled to notice of the registration and to include their shares of our common stock in the registration at our expense. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration. Financial Technology Ventures and Financial Technology Ventures (Q) have agreed not to exercise these registration rights for 180 days following the date of this prospectus.

    We have entered into a registration rights agreement with Sanchez that covers the e-PROFILE common stock owned by Sanchez. Under that agreement, at any time after 180 days following the date of this prospectus, Sanchez may demand that we file a registration statement under the Securities Act covering all or a portion of our securities held by Sanchez, its affiliates and their permitted transferees.

    If and when we become eligible to register our securities on a Form S-3 registration statement, Sanchez may request that we file a registration statement on Form S-3 covering all or a portion of our securities held by Sanchez, its affiliates and their permitted transferees. These registration rights will be limited by our right to postpone the filing of a registration statement for 90 days if we determine that filing it sooner would be significantly disadvantageous to us.

    In addition, if we propose to register any common stock under the Securities Act, Sanchez may require us to include all or a portion of our securities it owns in the registration. However, the managing underwriter, if any, of any offering will have limited rights to restrict the number of registrable securities proposed to be included in the registration. These registration rights are limited by our right to postpone or withdraw the filing of a registration statement.

    We will bear all registration expenses incurred in connection with these registrations. The selling holders will pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of e-PROFILE securities that it owns.

    The registration rights of any of these stockholders and warrant holders under the respective registration rights agreements will terminate when that stockholder may sell all of its shares of our common stock under Rule 144 under the Securities Act.

    The foregoing is only a summary of specific terms and conditions of the registration rights agreements with these parties. A copy of the actual agreements has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

LISTING

    We have applied to list our common stock on the Nasdaq National Market under the trading symbol "EPRO."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Prior to the completion of this offering, we expect to increase our authorized capital stock to effect a stock split that will increase the number of outstanding shares of our common stock. The information in this prospectus has not been adjusted to reflect these actions. Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of these sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

    Upon completion of this offering, an aggregate of       shares of our common
stock will be outstanding (assuming no exercise of the underwriters' over-allotment options and no exercise of outstanding options). Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of e-PROFILE, as that term is defined under the Securities Act. Shares held by affiliates will be subject to the resale limitations of Rule 144 adopted under the Securities Act. Sanchez is an affiliate of e-PROFILE. As a result, any shares of common stock purchased by it in the Sanchez subscription program will not be freely tradeable.

    Upon completion of this offering,           "restricted securities" as
defined in Rule 144 will be outstanding. None of these securities will be eligible for sale in the public market as of the effective date of this registration statement. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act which are summarized below.

    As of May 31, 2000, subject to the contractual restrictions described below and the provisions of Rule 144, additional shares will be available for sale in the public market, subject to presentation of evidence satisfactory to us, including an opinion of counsel acceptable to us, that those sales may be made without registration under the Securities Act as follows:

    - 1,020,868 shares of common stock issuable upon exercise of currently outstanding options will be eligible for sale as the options vest and following the effectiveness of a registration statement on Form S-8 covering the common stock underlying the stock options, which we expect to file shortly after the completion of this offering (in addition to 390,583 shares of common stock reserved for issuance upon exercise of options which may be granted in the future under our 1999 Equity Compensation
      Plan); and

    - the remainder of the currently outstanding shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods.

LOCK-UP AGREEMENTS

    Our executive officers and directors, warrant holders and certain stockholders and the executive officers and directors of Sanchez have entered into lock-up agreements under which they agreed not to transfer or otherwise dispose of, directly or indirectly, without the consent of Merrill Lynch, any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 180 days following the date of this registration statement. Merrill Lynch may consent to any transfer prior to the expiration of the lock-up period without public notice. Sanchez also has agreed not to transfer any shares that it may purchase in the Sanchez subscription program for a period of one year from the date of this prospectus.

    Securities may be transferred by gift during the lock-up periods for estate planning purposes if the donee signs a lock-up agreement.

    Sanchez has agreed not to demand registration of its common stock for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. After that period, if Sanchez causes a large number of shares to be registered and sold in the public market, those sales could have an adverse effect on the market price for the common stock. Merrill Lynch may waive the lock-up at any time in its sole discretion without notice to the public.

    We have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any rights to acquire our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Merrill Lynch, subject to limited exceptions. See "Underwriting."

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this registration statement, a person who has beneficially owned restricted shares of our common stock for at least one year may sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately      shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 of the sale with the Commission.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our or Sanchez's employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement may resell his or her shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some restrictions, including the holding period, contained in Rule 144.

STOCK OPTIONS

    Shortly after completion of this offering, we plan to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plan. As of May 31, 2000, options to purchase 1,020,868 shares of common stock were issued and outstanding, 286,119 of which are vested. This registration statement is expected to be filed and become effective as soon as practicable after the date of this prospectus. Accordingly, shares registered under the S-8 registration statement will, subject to lock-up agreements, vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the registration statement becomes effective.

             MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                        NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

    - an individual who is a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States, other than a partnership treated as foreign under U.S. Treasury regulations;

    - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

    - a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

    An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

    This discussion does not consider:

    - U.S. state and local or non-U.S. tax consequences;

    - specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership or trust that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner or beneficiary level;

    - the tax consequences for the shareholders, partners or beneficiaries of a non-U.S. holder;

    - special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

    - special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

    The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable existing and proposed U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset. EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

DIVIDENDS

    We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that we pay dividends on our common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, are generally taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements, which generally require the non-U.S. holder to provide a U.S. taxpayer identification number. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

    Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000, a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. However,

    - in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number;

    - in the case of common stock held by a foreign trust, the certification requirement will be applied to the trust or the beneficial owners of the trust depending on whether the trust is a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the U.S. Treasury regulations. A non-U.S. holder which is a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it;

    - in the case of common stock held by a foreign estate, the certification requirement will be applied to the estate; and

    - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

    A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

    The U.S. Treasury regulations generally effective for payments made after December 31, 2000 also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

    - the gain effectively is connected with the non-U.S. holder's conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (unless an applicable treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

    - the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for at least 183 days in the taxable year of the disposition and meets other requirements, then such individual generally will be subject to a flat 30% tax on the gain derived from a sale;

    - the non-U.S. holder is subject to tax under the provisions of the U.S. tax law applicable to certain United States expatriates; or

    - we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

    Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation for U.S. federal income tax purposes.

FEDERAL ESTATE TAX

    Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

INFORMATION REPORTING AND BACK-UP WITHHOLDING TAX

    We must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

    Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding at a rate of 31% on some payments on common stock. Under currently applicable law, non-U.S. holders generally will be exempt from these additional information reporting requirements and from backup withholding on dividends paid prior to 2001 if we either were required to withhold a U.S. federal withholding tax from those dividends or we paid those dividends to an address outside the United States. Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our common stock to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required. After 2000, however, the gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at a rate of 31% regardless of whether an address is inside or outside the United States.

    The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through the U.S. office of a broker or a non-U.S. office of a U.S. broker generally will be reported to the U.S. Internal Revenue Service and reduced by backup withholding at a rate of 31% unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the U.S. Internal Revenue Service unless the non-U.S. broker is a "U.S. related person." In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" will be reported to the U.S. Internal Revenue Service and, after 2000, may in limited circumstances be reduced by backup withholding at a rate of 31%, unless the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

    - a "controlled foreign corporation" for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

    - effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

    Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

                                  UNDERWRITING

UNDERWRITTEN PUBLIC OFFERING

    Of the       shares offered by this prospectus, we are offering       shares
to the public generally in an underwritten public offering and       shares to
the shareholders of our principal stockholder, Sanchez, in a subscription program.

    GENERAL. We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, FleetBoston Robertson
Stephens Inc., First Union Securities, Inc. and Pennsylvania Merchant Group are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the
U.S. underwriters, and concurrently with the sale of     shares to the
international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of
shares listed opposite their name below. The       shares of common stock being
purchased by the U.S. underwriters do not include the     shares of common stock
being offered by us in the Sanchez subscription program.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
FleetBoston Robertson Stephens Inc..........................
First Union Securities, Inc.................................
Pennsylvania Merchant Group.................................
                                                               -------
          Total.............................................
                                                               =======

    We also have entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Merrill Lynch International, FleetBoston Robertson Stephens International Limited, First Union Securities, Inc. and Pennsylvania Merchant Group are acting as lead managers. Subject to the terms and conditions in the international
purchase agreement, and concurrently with the sale of       shares to the U.S.
underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed
to purchase       shares from us. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

    The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another and also are conditioned on the closing of the sales of common stock to be sold under the Sanchez subscription program.

    We have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    COMMISSIONS AND DISCOUNTS. The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $    per share. The
U.S. underwriters may allow, and the dealers may reallow, a discount not in
excess of $    per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to e-PROFILE. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                                    WITHOUT OVER-        WITH OVER-
                                                      PER SHARE   ALLOTMENT OPTIONS   ALLOTMENT OPTIONS
                                                      ---------   -----------------   -----------------
Public offering price...............................    $                $                   $
Underwriting discount...............................    $                $                   $
Proceeds, before expenses, to e-PROFILE.............    $                $                   $

    The expenses of the offering, not including the underwriting discount, are
estimated at $    and are payable by us. In addition, we issued warrants to
Pennsylvania Merchant Group in July and October 1999 to purchase up to 35,000 shares as compensation for services rendered to us. The warrants became exercisable as of the date of grant at a weighted average exercise price of $11.43 per share.

    OVER-ALLOTMENT OPTIONS.  We have granted options to the U.S. underwriters to
purchase up to       additional shares at the public offering price less the
underwriting discount. The U.S. underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.

    We also have granted options to the international managers, exercisable for
30 days from the date of this prospectus, to purchase up to       additional
shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

    INTERSYNDICATE AGREEMENT. The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons, or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

    RESERVED SHARES.  At our request, the underwriters have reserved for sale,
at the initial public offering price, up to       shares offered by this
prospectus for sale to some of our and Sanchez's directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not confirmed orally for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

    NO SALES OF SIMILAR SECURITIES. We, our executive officers, directors and certain stockholders, including Sanchez, have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we, Sanchez and these other entities and individuals have agreed not to directly or indirectly

    - offer, pledge, sell or contract to sell any common stock;

    - sell any option or contract to purchase any common stock;

    - purchase any option or contract to sell any common stock;

    - grant any option, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to the common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

    QUOTATION ON THE NASDAQ NATIONAL MARKET. We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "EPRO."

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    - the valuation multiples of publicly traded companies that the U.S. representatives and lead managers believe to be comparable to us;

    - our financial information;

    - the history of, and the prospects for, our company and the industry in which we compete;

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenue;

    - the present state of our development;

    - the percentage interest of e-PROFILE being sold as compared to the valuation for the entire company; and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

    PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS. Until the distribution of the shares is completed, Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

    If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives also may elect to reduce any short position by exercising all or part of the over-allotment options described above. Purchases of the common stock to stabilize its price or reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

    The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid might also affect the price of the shares in that it discourages resales of those shares.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

SANCHEZ SUBSCRIPTION PROGRAM

    As part of this offering, we are offering       shares in the Sanchez
subscription program to shareholders of our principal stockholder, Sanchez.

    Sanchez's shareholders may subscribe for one share for every   shares of
Sanchez's common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. A record date, which determines who will be eligible to receive an offer to purchase shares of e-PROFILE in the Sanchez subscription program, will be set by the Sanchez board of directors at any time before the registration statement of which this prospectus is a part is declared effective by the Commission. A press release announcing the record date will be issued by Sanchez not less than ten days prior to the record date. Persons who will own at least 100 shares of Sanchez's common stock as of the record date will be eligible to purchase shares directly from us under the program. Shareholders who own less than 100 shares of Sanchez's common stock will be ineligible to participate in the Sanchez subscription program.

    Under a standby stock purchase agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, Sanchez will purchase from us any of the shares offered by us under the Sanchez subscription program that are not purchased by the shareholders of Sanchez. Distribution of share certificates purchased through the Sanchez subscription program will be made to the purchasers as soon as practicable following the closing of the sale of the shares to the public. It is expected that sales under the Sanchez subscription program will be reflected in purchasers' book-entry accounts at the Depository Trust Company, if any, upon the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository Trust Company. The purchase price under the program, whether paid by Sanchez or its shareholders, will be the same price per share as set forth on the cover page of this prospectus. All shares will be sold either to Sanchez or to shareholders of Sanchez. The underwriters
will receive a   % financial advisory fee on all shares offered through the
Sanchez subscription program, including
any shares actually purchased by Sanchez. The financial advisory fee represents compensation for the underwriters' role as it relates to due diligence, participation in the drafting of this prospectus, and general coordination of the overall offering. Sanchez will not receive any compensation from e-PROFILE or any other person, with respect to this offering, including any underwriting discounts or commissions.

    The following table shows the offering price, financial advisory fee to be paid by e-PROFILE to the underwriters and proceeds before expenses to e-PROFILE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................    $           $
Financial advisory fee......................................    $           $
Proceeds, before expenses, to e-PROFILE.....................    $           $

    The total proceeds, before expenses, to be received by e-PROFILE from both the underwritten public offering and the Sanchez subscription program will be
approximately $    million, assuming no exercise of the over-allotment options.

    The expenses of the Sanchez subscription program, including the financial advisory fee to be paid to the underwriters, are payable by e-PROFILE and are
estimated at $    . The following table details these expenses. All amounts
shown are estimates, with the exception of the Commission registration fee and the NASD filing fee:

Securities and Exchange Commission registration fee.........  $
NASD and blue sky fees and expenses.........................
Nasdaq National Market listing fee..........................
Accountants' fees and expenses..............................
Legal fees and expenses.....................................
Transfer Agent's fees and expenses..........................
Directors and officers insurance............................
Printing and engraving expenses.............................
Miscellaneous...............................................
                                                              -------
Total Expenses..............................................
                                                              =======

    Prior to this offering, Sanchez beneficially owned approximately 98.5% of the shares. After this offering, Sanchez beneficially will own 13,325,000 shares, or approximately %, of shares, assuming that all shares offered in the Sanchez subscription program are purchased by shareholders of Sanchez. If the shareholders of Sanchez do not purchase any of the shares offered in the Sanchez subscription program, Sanchez will purchase those shares and
beneficially will own approximately   % of the shares after this offering.

    Sanchez is an underwriter with respect to the shares included in the Sanchez subscription program. However, it is not an underwriter with respect to the other shares offered by this prospectus. Sanchez is not included in the term "underwriter" as used in this prospectus, except as described with respect to the shares to be sold in the Sanchez subscription program. Sanchez is obligated to purchase any shares that are not purchased by its shareholders in the Sanchez subscription program only if the conditions to the underwriters' obligations have been met. This means that Sanchez will be required to purchase these shares if, and only if, the underwriters are obligated to purchase shares. Sanchez will not have any right to seek indemnification from e-PROFILE regarding its agreement to accept underwriter liability with respect to the shares included in the Sanchez subscription program.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Pepper Hamilton LLP. Some legal matters related to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations).

                                    EXPERTS

    The audited financial statements of e-PROFILE included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The audited financial statements of ArTech included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Commission a registration statement on Form S-l pursuant to the Securities Act with respect to the common stock offered in this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document filed with the registration statement as exhibits are necessarily summaries of these documents, but are complete in all material respects, and are qualified in their entirety by reference to the copy of the applicable document filed as an exhibit to the registration statement. For further information about us and the securities offered in this offering, reference is made to the registration statement and to the financial statements, schedules and exhibits filed as a part of the registration statement.

    Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file reports and other information with the Commission in compliance with these requirements. The registration statement, the exhibits and schedules forming a part of the registration statement and the reports and other information filed by us with the Commission in accordance with the Exchange Act may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Securities and Exchange Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of these materials may also be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy statements and other information.

                                e-PROFILE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
e-PROFILE, INC.:
  Report of Independent Public Accountants..................     F-2
  Balance Sheet at December 31, 1999 and March 31, 2000
    (Unaudited).............................................     F-3
  Statements of Operations for the Period from Inception
    (February 1, 1999) to December 31, 1999, for the Period
    From Inception (February 1, 1999) to March 31, 1999
    (Unaudited) and for the Three Months Ended March 31,
    2000 (Unaudited)........................................     F-4
  Statements of Stockholders' Equity (Deficit) for the
    Period from Inception (February 1, 1999) to December 31,
    1999 and for the Three Months Ended March 31, 2000
    (Unaudited).............................................     F-5
  Statements of Cash Flows for the Period from Inception
    (February 1, 1999) to December 31, 1999, for the Period
    From Inception (February 1, 1999) to March 31, 1999
    (Unaudited) and for the Three Months Ended March 31,
    2000 (Unaudited)........................................     F-6
Notes to Financial Statements...............................     F-7

ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC (PREDECESSOR
  BUSINESS):
  Report of Independent Public Accountants..................    F-22
  Balance Sheets at December 31, 1997 and 1998..............    F-23
  Statements of Operations for the Years Ended December 31,
    1997 and 1998 and for the Period from January 1, 1999 to
    January 31, 1999........................................    F-24
  Statements of Member's Equity for the Years Ended December
    31, 1997 and 1998 and for the Period from January 1,
    1999 to January 31, 1999................................    F-25
  Statements of Cash Flows for the Years Ended December 31,
    1997 and 1998 and for the Period from January 1, 1999 to
    January 31, 1999........................................    F-26
  Notes to Financial Statements.............................    F-27

UNAUDITED PRO FORMA FINANCIAL STATEMENTS....................    F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To e-PROFILE, Inc.:

    We have audited the accompanying balance sheet of e-PROFILE, Inc. (a Delaware corporation) as of December 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (February 1, 1999) to December 31, 1999. These financials statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of e-PROFILE, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from inception (February 1, 1999) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                             Arthur Andersen LLP

Philadelphia, Pennsylvania
February 7, 2000 (except with
 respect to the matter discussed in
 Notes 5 and 11 as to which the date is
 July 25, 2000)
                                e-PROFILE, INC.

                                 BALANCE SHEETS

                                                                             MARCH 31, 2000
                                                         DECEMBER 31,   -------------------------
                                                             1999       HISTORICAL     PRO FORMA
                                                         ------------   -----------   -----------
                                                                                       (NOTE 2)
                                                                               (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................   $  615,127    $ 3,625,381   $ 3,625,381
  Accounts receivable, net.............................    1,834,890      6,705,038     6,705,038
  Contracts in process.................................      289,744         39,917        39,917
  Recoverable income taxes.............................    1,054,459      2,123,517     1,054,459
  Deferred implementation costs........................    1,042,604      1,862,541     1,862,541
  Prepaid expenses and other current assets............      519,635        602,957       602,957
                                                          ----------    -----------   -----------
      Total current assets.............................    5,356,459     14,959,351    13,890,293
                                                          ----------    -----------   -----------
PROPERTY AND EQUIPMENT:
  Computer equipment...................................    1,312,897      1,909,185     1,909,185
  Leasehold improvements...............................      466,700        496,299       496,299
  Furniture and fixtures...............................      489,946        539,869       539,869
  Software.............................................      311,349        533,299       533,299
                                                          ----------    -----------   -----------
                                                           2,580,892      3,478,652     3,478,652
  Less--accumulated depreciation.......................     (407,355)      (616,827)     (616,827)
                                                          ----------    -----------   -----------
                                                           2,173,537      2,861,825     2,861,825
                                                          ----------    -----------   -----------
DEFERRED IMPLEMENTATION COSTS..........................      720,596      1,423,159     1,423,159
                                                          ----------    -----------   -----------
GOODWILL, net..........................................    1,152,897      1,121,166     1,121,166
                                                          ----------    -----------   -----------
                                                          $9,403,489    $20,365,501   $19,296,443
                                                          ==========    ===========   ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Note payable to Sanchez Computer Associates, Inc.....   $6,226,162    $11,843,857   $11,843,857
  Accounts payable.....................................    1,114,037      1,373,671     1,373,671
  Accrued compensation-related expenses................       34,965        444,362       444,362
  Other accrued expenses...............................      778,181      1,084,998     1,084,998
  Deferred revenue.....................................    1,153,051      2,730,172     2,730,172
                                                          ----------    -----------   -----------
      Total current liabilities........................    9,306,396     17,477,060    17,477,060
                                                          ----------    -----------   -----------
DEFERRED REVENUE.......................................      742,749      1,465,328     1,465,328
                                                          ----------    -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.001 par value, 16,500,000 shares
    authorized; 13,325,000 and 13,522,189 shares issued
    and outstanding, actual;       shares issued and
    outstanding, pro forma.............................       13,325         13,522        13,522
  Additional paid-in capital...........................    2,185,188      7,956,430     7,956,430
  Accumulated deficit..................................   (2,844,169)    (6,546,839)   (7,615,897)
                                                          ----------    -----------   -----------
      Total stockholders' equity (deficit).............     (645,656)     1,423,113       354,055
                                                          ----------    -----------   -----------
                                                          $9,403,489    $20,365,501   $19,296,443
                                                          ==========    ===========   ===========

        The accompanying notes are an integral part of these statements.

                                e-PROFILE, INC.

                            STATEMENTS OF OPERATIONS

                                                      PERIOD FROM       PERIOD FROM
                                                       INCEPTION         INCEPTION
                                                     (FEBRUARY 1,       (FEBRUARY 1,     THREE MONTHS
                                                       1999) TO           1999) TO          ENDED
                                                   DECEMBER 31, 1999   MARCH 31, 1999   MARCH 31, 2000
                                                   -----------------   --------------   --------------
                                                                                 (UNAUDITED)
REVENUE:
  Processing fees................................     $ 2,941,352        $  272,280       $ 2,043,326
  Implementation and consulting fees.............       2,756,650           223,949         1,329,483
  Other..........................................         264,018                --                --
                                                      -----------        ----------       -----------
      Total revenue..............................       5,962,020           496,229         3,372,809
                                                      -----------        ----------       -----------
COST OF REVENUE:
  Processing.....................................       2,426,097           154,000         1,562,970
  Implementation and consulting..................       2,123,337            77,000         1,369,164
  Other..........................................         254,011                --                --
                                                      -----------        ----------       -----------
      Total cost of revenue......................       4,803,445           231,000         2,932,134
                                                      -----------        ----------       -----------
      Gross profit...............................       1,158,575           265,229           440,675
                                                      -----------        ----------       -----------
OPERATING EXPENSES:
  Sales and marketing............................       2,008,080            17,000         2,043,389
  Product management.............................         534,021            22,229         1,181,183
  General and administrative.....................       1,680,271            18,792         1,784,300
  Stock-based compensation expense...............         534,513                --                --
  Amortization expense...........................         116,311            26,208            31,731
                                                      -----------        ----------       -----------
      Total operating expenses...................       4,873,196            84,229         5,040,603
                                                      -----------        ----------       -----------
OPERATING INCOME (LOSS)..........................      (3,714,621)          181,000        (4,599,928)
INTEREST EXPENSE.................................         184,007                --           171,800
                                                      -----------        ----------       -----------
  Income (loss) before income taxes..............      (3,898,628)          181,000        (4,771,728)
INCOME TAX PROVISION (BENEFIT)...................      (1,054,459)           61,540        (1,069,058)
                                                      -----------        ----------       -----------
NET INCOME (LOSS)................................     $(2,844,169)       $  119,460       $(3,702,670)
                                                      ===========        ==========       ===========
BASIC AND DILUTED NET INCOME (LOSS) PER SHARE....     $     (0.21)       $     0.01       $     (0.28)
                                                      ===========        ==========       ===========
SHARES USED IN COMPUTING BASIC AND DILUTED NET
  INCOME (LOSS) PER SHARE........................      13,325,000        13,325,000        13,397,100
                                                      ===========        ==========       ===========
PRO FORMA DATA (Note 2) (unaudited):
  Pro forma income (loss) before income taxes....     $(3,898,628)       $  181,000       $(4,771,728)
                                                      -----------        ----------       -----------
  Pro forma income tax provision (benefit).......              --                --                --
                                                      -----------        ----------       -----------
  Pro forma net income (loss)....................     $(3,898,628)       $  181,000       $(4,771,728)
                                                      -----------        ----------       -----------
  Pro forma net income (loss) per share..........     $     (0.29)       $     0.01       $     (0.36)
                                                      ===========        ==========       ===========
  Shares used in computing pro forma net income
    (loss) per share.............................      13,325,000        13,325,000        13,397,100
                                                      ===========        ==========       ===========

        The accompanying notes are an integral part of these statements.

                                e-PROFILE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                         COMMON STOCK
                                     ---------------------   ADDITIONAL                      TOTAL
                                     NUMBER OF                PAID-IN     ACCUMULATED    STOCKHOLDERS'
                                       SHARES      AMOUNT     CAPITAL       DEFICIT     EQUITY (DEFICIT)
                                     ----------   --------   ----------   -----------   ----------------
Balance at Inception, (February 1,
  1999)............................          --   $    --    $       --   $        --       $       --
  Capital contribution from Sanchez
    Computer Associates, Inc.......  13,325,000    13,325     1,650,675            --       $1,664,000
  Stock-based compensation
    expense........................          --        --       534,513            --          534,513
  Net loss.........................          --        --            --    (2,844,169)      (2,844,169)
                                     ----------   -------    ----------   -----------       ----------
Balance, December 31, 1999.........  13,325,000    13,325     2,185,188    (2,844,169)        (645,656)
  Consulting services paid in stock
    (unaudited)....................          --        --     1,650,000            --        1,650,000
  Sale of common stock
    (unaudited)....................     108,590       109     2,999,907            --        3,000,016
  Exercise of stock options
    (unaudited)....................      88,599        88     1,121,335            --        1,121,423
  Net loss (unaudited).............          --        --            --    (3,702,670)      (3,702,670)
                                     ----------   -------    ----------   -----------       ----------
Balance, March 31, 2000
  (unaudited)......................  13,522,189   $13,522    $7,956,430   $(6,546,839)      $1,423,113
                                     ==========   =======    ==========   ===========       ==========

        The accompanying notes are an integral part of these statements.

                                e-PROFILE, INC.

                            STATEMENTS OF CASH FLOWS

                                                       PERIOD FROM
                                                        INCEPTION      PERIOD FROM
                                                       (FEBRUARY 1,     INCEPTION
                                                         1999) TO      (FEBRUARY 1,     THREE MONTHS
                                                       DECEMBER 31,      1999) TO          ENDED
                                                           1999       MARCH 31, 1999   MARCH 31, 2000
                                                       ------------   --------------   --------------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)..................................  $(2,844,169)      $ 119,460       $(3,702,670)
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities--
      Depreciation and amortization..................      523,666          26,208           241,203
      Stock-based compensation expense...............      534,513              --                --
      Consulting services paid in common stock.......           --              --         1,650,000
  Changes in operating assets and liabilities, net of
    effect of acquisition--
    Accounts receivable..............................   (1,361,435)        (11,545)       (4,870,148)
    Contracts in process.............................     (289,744)             --           249,827
    Prepaid expenses and other.......................     (489,720)       (306,085)          (83,322)
    Recoverable income taxes.........................   (1,054,459)             --        (1,069,058)
    Deferred implementation costs....................   (1,763,200)             --        (1,522,500)
    Accounts payable.................................    1,114,037              --           259,634
    Accrued expenses.................................      (28,475)         25,390           716,214
    Deferred revenue.................................    1,895,800           6,000         2,299,700
                                                       -----------       ---------       -----------
        Net cash used in operating activities........   (3,763,186)       (140,572)       (5,831,120)
                                                       -----------       ---------       -----------
INVESTING ACTIVITIES:
  Acquisition of ArTech Financial Technology
    Services, LLC, net of cash acquired of
    $500,578.........................................     (499,422)       (499,422)               --
  Purchases of property and equipment................   (2,348,427)        (43,535)         (897,760)
                                                       -----------       ---------       -----------
        Net cash used in investing activities........   (2,847,849)       (542,957)         (897,760)
                                                       -----------       ---------       -----------
FINANCING ACTIVITIES:
  Capital contribution from Sanchez Computer
    Associates, Inc..................................    1,000,000       1,000,000                --
  Sale of common stock...............................           --              --         3,000,016
  Exercise of stock options..........................           --              --         1,121,423
  Advances from Sanchez Computer Associates, Inc.....    6,226,162         147,529         5,617,695
                                                       -----------       ---------       -----------
        Net cash provided by financing activities....    7,226,162       1,147,529         9,739,134
                                                       -----------       ---------       -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS............      615,127         464,000         3,010,254
  CASH AND CASH EQUIVALENTS, beginning of period.....           --              --           615,127
                                                       -----------       ---------       -----------
CASH AND CASH EQUIVALENTS, end of period.............  $   615,127       $ 464,000       $ 3,625,381
                                                       ===========       =========       ===========

        The accompanying notes are an integral part of these statements.

                                e-PROFILE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION AS OF MARCH 31, 2000, FOR THE PERIOD FROM INCEPTION (FEBRUARY 1,
    1999) TO MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 IS
                                   UNAUDITED)

1.  THE COMPANY:

NATURE OF OPERATIONS AND BACKGROUND

    e-PROFILE, Inc. (the "Company" or "e-PROFILE") provides integrated, end-to-end operations and technology solutions that enable top-tier financial services companies to offer Internet-based financial services to their customers. The Company was incorporated in February 1999 as a wholly owned subsidiary of Sanchez Computer Associates, Inc. ("Sanchez") in connection with the purchase of ArTech Financial Technology Services, LLC, a data processing service bureau ("ArTech LLC") (see Note 3). Since its formation, the Company's business activities have consisted primarily of developing vendor relationships and interfaces related to its e-PROFILE solutions, enhancing the Company's infrastructure to service a large volume of customer accounts and transactions, recruiting and hiring employees, performing data processing services for ArTech LLC's clients, constructing a secure banking service center and expanding its sales and marketing organization. The Company operates in a single business segment.

RISKS AND UNCERTAINTIES

    For the period from inception (February 1, 1999) to December 31, 1999, the Company has incurred an operating loss of $3,714,621 and negative operating cash flow of $3,763,186. To date, the Company's negative cash flows have been funded by advances from Sanchez (see Note 4). The Company expects to incur additional operating losses and negative cash flow for the foreseeable future as a result of costs associated with developing vendor relationships and interfaces and expanding the Company's products and services. Sanchez has committed to fund the Company's operations through the earlier of the completion of this offering or January 15, 2001.

    The Company's future results of operations may be affected by risks and difficulties frequently encountered by early stage companies. Factors that could affect the Company's future operating results include, but are not limited to, a decrease in the demand for Internet-based financial services and the willingness of financial institutions to outsource these services, the Company's dependence on relationships with vendors and service providers, including Sanchez, competition, possible delays in the implementation of the Company's products and services, the Company's ability to manage growth, dependence on a limited number of clients, dependence on key personnel and risks related to international expansion.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ACCOUNTING ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to continuously make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS AND BALANCE SHEET DATA

    The Company's historical income tax provision (benefit) reflects income taxes payable or recoverable, respectively, under a tax allocation agreement between the Company and Sanchez. The
                                e-PROFILE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) pro forma statement of operations data reflects the Company's net income (loss) as if the Company was a separate tax reporting entity for all periods presented rather than part of Sanchez's consolidated tax group. For the three months ended March 31, 2000, the Company recorded an income tax benefit of $1,069,058 for the estimated amount due from Sanchez under the tax allocation agreement. The Company does not expect to recover this amount because, if the offering is completed before January 1, 2001 and the Company's taxable loss during 2000 cannot be used to offset Sanchez's taxable income, such loss will be carried forward to the Company's first separate return year and will not be reimbursed by Sanchez. Accordingly, the Company will be required to record a valuation allowance against any tax benefit recorded in 2000 that will not be reimbursed by Sanchez. This adjustment will be recorded in the quarter in which the offering is completed. Through March 31, 2000, Sanchez did not have sufficient taxable income with which to offset the Company's taxable loss.

    The unaudited pro forma balance sheet data reflect (1) the net proceeds of $3.0 million from the sale of 109,890 shares of common stock in a private placement transaction on July 25, 2000 (see Note 11), (2) the issuance of shares at the closing of this offering to McKinsey & Co., under a consulting
agreement (based on the estimated initial public offering price of $    per
share, the midpoint of the range shown on the cover page of this prospectus (see
Note 5)), and (3) the write-off of recoverable income taxes of $1,069,058 as of March 31, 2000, which would not be reimbursed by Sanchez if the offering was completed on March 31, 2000.

INTERIM FINANCIAL INFORMATION

    The financial statements as of March 31, 2000, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, are unaudited. In the opinion of management, this financial information includes all adjustments necessary to fairly present the financial information set forth in accordance with generally accepted accounting principles. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year.

REVENUE RECOGNITION

    The Company generates revenue primarily through contracts for designing, developing, implementing, operating and managing financial services offerings for financial institutions. Revenue consists of fees for processing services and implementation and consulting services.

    The Company generally receives two types of revenue: (1) processing revenue; and (2) implementation and consulting revenue. Processing revenue is classified either as origination fees or recurring service fees. Revenue is recorded for processing fees in the month in which the service is provided. Origination fees are generated in conjunction with opening new customer accounts and include activities such as background and financial screening, financial scoring, signature imaging and applications processing. Recurring service fees consist primarily of two components, monthly account-based fees for account maintenance and monthly servicing and transaction fees which are associated with transaction volume in a given period. The Company charges account-based fees for the integrated services that it provides to support customer accounts, including the operating software utilized in an e-PROFILE solution, data processing, bank operations, application integration, Web hosting, document imaging and rendering, and other services. The Company charges transaction fees based on the volume of transactions associated with activities such as ATM functions, check processing and returns,
                                e-PROFILE, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
Automated Clearing House transactions, automated bill pay transactions, account sweeps, lock box transactions and specified call center and research requests.

    The Company generates implementation revenue in connection with the design and development of a customized solution for each client. Revenue for implementation services generally is billed on a time and materials basis. In accordance with SAB No. 101, the Company generally recognizes revenue from implementation services ratably over the expected life of the related processing contract. In limited circumstances, the Company has performed implementation services for clients that purchased software licenses from Sanchez. Implementation fees related to these services were recognized when the services were provided. The Company recognizes implementation revenue and costs for clients that do not ultimately execute processing agreements with it in the period during which the project is terminated. Typically, the implementation of a client's solution occurs over a period of four to six months. Once the solution is operational, the Company begins to earn processing revenue. After the Company begins to process transactions, it generally earns ongoing consulting revenue in conjunction with the modification, enhancement and/or upgrade of the client's solution. Revenue from consulting services is recognized when the services are provided.

    The amount of processing fee revenue that the Company earns is related primarily to the number of customer accounts processed and the average fee per account. Factors which affect the average fee per account include the account type, the breadth of services offered and the transaction volume. The amount of implementation and consulting fees that the Company earns is related to the number of clients and the relative size and complexity of the solutions provided to its clients.

    The Company also generates transaction-based fees for other services, including hardware procurement. Revenue from these services is recognized when the services are performed.

COST OF REVENUE

    Cost of revenue generally consists of: (1) processing costs; and
(2) implementation and consulting costs. Processing costs are comprised primarily of fees paid to third party vendors and service providers, salaries and personnel expenses and expenses related to the operation of our data processing and operations center. Implementation and consulting costs are comprised primarily of salaries and personnel expenses for implementation and consulting personnel and fees paid to third parties in connection with the implementation or ongoing modification, enhancement and/or upgrade of clients' solutions. Direct costs related to implementation services are deferred and recognized ratably over the expected life of the related processing contract or expensed as incurred consistent with the related revenue recognition.

                                e-PROFILE, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CONCENTRATION OF CREDIT RISK

    The following table summarizes the percentage of revenue from each of the Company's clients that accounted for 10% or more of revenue for the periods indicated:

                                                    PERIOD FROM
                                                     INCEPTION
                                                   (FEBRUARY 1,       THREE MONTHS
                                                     1999) TO            ENDED
                                                 DECEMBER 31, 1999   MARCH 31, 2000
                                                 -----------------   --------------
Client A.......................................        47.6%              16.0%
Client B.......................................        18.0                 --
Client C.......................................        13.3                4.6
Client D.......................................          --               20.2
Client E.......................................          --               44.7
                                                       ----               ----
Total..........................................        78.9%              85.5%
                                                       ====               ====

    Accounts receivable and contracts in process from these clients totaled $1,637,170 and $3,541,596 as of December 31, 1999 and March 31, 2000,
respectively. The Company generally does not require its clients to provide collateral to secure accounts receivable balances.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of highly liquid investments purchased with maturities of three months or less from the date of purchase and whose carrying amount approximates market value due to the short maturity of the investments.

PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Computer equipment, furniture and fixtures and software typically have useful lives ranging from three to seven years. Leasehold improvements are depreciated over the lesser of the estimated useful lives of the assets or the remaining lease team. Expenditures for major renewals, improvements and betterments are capitalized and minor repairs and maintenance are expensed as incurred. When assets are sold, the related cost and accumulated depreciation are removed from the accounts and any gain or loss from such disposition is included in results of operations. Depreciation expense was $407,355, $0 and $209,472 for the period from inception (February 1, 1999) to December 31, 1999, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, respectively.

GOODWILL

    Goodwill from the acquisition of ArTech Financial Technology Services, LLC (see Note 3) is being amortized on a straight-line basis over ten years. Accumulated amortization was $116,311 and $148,042 as of December 31, 1999 and March 31, 2000, respectively. Amortization expense was $116,311, $26,208 and $31,731 for the period from inception (February 1, 1999) to December 31, 1999, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, respectively.

                                e-PROFILE, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PRODUCT DEVELOPMENT COSTS

    In connection with the development of its products, the Company incurs software development costs. No costs have been capitalized pursuant to SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," since the period between achieving technological feasibility and completing software is relatively short and software costs qualifying for capitalization have been insignificant.

LONG-LIVED ASSETS

    The Company follows SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets, including fixed assets and certain identifiable intangibles, be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles held for sale be reported at the lower of the carrying amount or fair value, less cost to sell.

    The Company continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful lives of long-lived assets and intangible assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that such assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted cash flow in measuring whether the value of the asset is recoverable. Based on its most recent analysis, the Company believes that no impairment existed at December 31, 1999 or March 31, 2000.

INCOME TAXES

    The Company is included in the consolidated federal tax return of Sanchez and files separate state income tax returns. The Company and Sanchez have entered into a tax allocation agreement whereby the Company will pay Sanchez for e-PROFILE's proportionate share of federal taxes on Sanchez's consolidated taxable income, if any, and Sanchez will reimburse the Company for any tax benefit attributable to the use of e-PROFILE's taxable losses. The accompanying financial statements reflect income taxes calculated in accordance with the tax allocation agreement. The Company will be required to record a valuation allowance against any tax benefit recorded in 2000 that will not be reimbursed by Sanchez as a result of the Company's change in tax status after the completion of this offering (see Note 8).

    Deferred taxes are recognized for all temporary differences between the tax and financial reporting bases of the Company's assets and liabilities based on currently enacted tax laws and statutory rates. Additionally, the benefits of utilizing net operating loss carryforwards and credit carryforwards are recognized to the extent management of the Company believes that it is more likely than not that the benefits will be realized in future periods.

ADVERTISING AND MARKETING EXPENSE

    The Company expenses the cost of advertising and marketing as incurred. Advertising and marketing expense was $421,000, $0 and $323,686 for the period from inception (February 1, 1999) to December 31, 1999, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, respectively.

                                e-PROFILE, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
STOCK-BASED COMPENSATION

    The Company follows Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for equity-based awards issued to employees and directors. Under APB No. 25, if the exercise price of the award equals or exceeds the fair value of the underlying stock on the measurement date, no compensation expense is recognized. The measurement date is the date on which the final number of shares and exercise price are known and is generally the grant date for awards to employees. If the exercise price of the award is below the fair value of the underlying stock on the measurement date, compensation cost is recorded, using the intrinsic value method, and is recognized over the vesting period of the award. The Company also follows the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 6).

    The Company accounts for stock-based compensation issued to non-employees in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18. Under SFAS No. 123 and EITF 96-18, the Company measures the fair value of equity awards to non-employees and records such value in its financial statements. The measurement date is generally the date that the third party's performance is complete.

    Stock-based compensation expense was $534,513 for the period from inception (February 1, 1999) to December 31, 1999 (see Note 6).

NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." Basic net income (loss) per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share adjusts basic net income (loss) per share for the effects of convertible securities, contingently issuable stock, and options and warrants, in the periods in which such effect is dilutive.

    At December 31, 1999, potentially dilutive common stock equivalents included options to purchase 894,100 shares of common stock at exercise prices ranging from $10.00 to $15.00 per share and warrants to purchase 185,000 shares of common stock at exercise prices ranging from $10.00 to $15.00 per share. At March 31, 2000, potentially dilutive common stock equivalents included shares of common stock issuable in connection with a consulting agreement
(see Note 5) based on the estimated initial public offering price of $    per
share, options to purchase 912,284 shares of common stock at exercise prices ranging from $10.00 to $27.62 per share and warrants to purchase 185,000 shares of common stock at exercise prices ranging from $10.00 to $15.00 per share. All potentially dilutive common stock equivalents were excluded from the calculation of net loss per share as their effect is anti-dilutive because the Company incurred a net loss for these periods.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheet approximate the fair values for cash, accounts receivable, accounts payable and notes payable.

                                e-PROFILE, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
STOCK SPLIT

    On December 14, 1999, the Company's Board of Directors increased the number of authorized shares of common stock to 16,500,000 and decreased the par value per share of common stock to $.001. Additionally, the Board declared a 13,325-for-1 split of its common stock. All common stock, option and warrant information has been restated retroactively to reflect the split.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which summarizes the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In accordance with SAB No. 101, revenue from implementation services is recognized ratably over the expected life of the related processing contract. In limited circumstances, the Company has performed implementation services for clients that purchased software licenses from Sanchez. Implementation fees related to these services were recognized when the services were provided. Although Sanchez will not record a cumulative effect of a change in accounting principle to record the impact of SAB No. 101 on its consolidated financial statements until the quarter ended June 30, 2000, the accompanying statements of e-PROFILE have been presented in accordance with SAB No. 101 for all periods presented in accordance with APB No. 20 ("Accounting Changes").

    In 1999, the Financial Accounting Standards Board ("FASB") issued SFAS
No. 137, which deferred the effective date for SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to fiscal years beginning after June 15, 2000. The Company does not believe that SFAS No. 133 will have a significant impact on its results of operations or financial position.

    In April 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions involving Stock Compensation," which summarizes the FASB's interpretations of APB No. 25. FIN 44 is effective
July 1, 2000. Under FIN 44, beginning on July 1, 2000, the Company will be required to record compensation expense for the fair value of unvested stock options issued prior to or after such date to employees of Sanchez who do not perform services for the Company. The fair value of these stock options will be recorded over the related vesting period and will be re-measured on a quarterly basis as the services are performed. At March 31, 2000, there were 416,601 shares of common stock subject to options outstanding granted to Sanchez employees, of which 55,051 were unvested at July 1, 2000. The aggregate fair
value of unvested options at July 1, 2000 was $    , based on the estimated
initial public offering price of $    per share (see Note 6).

3.  ACQUISITION OF ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC:

    Effective February 1, 1999, ArTech Financial Technology Services, Inc. ("ArTech, Inc."), a wholly owned subsidiary of Sanchez, acquired 100% of the membership interest in ArTech LLC through a merger in exchange for $1,664,000, including cash of $1.0 million, 71,428 shares of Sanchez common stock, which was valued at $562,000, and a warrant to purchase 100,000 shares of Sanchez's common stock at an exercise price of $28 per share, which was valued at $102,000. Subsequent to the acquisition, Sanchez changed the name of ArTech, Inc. to e-PROFILE, Inc. The acquisition was accounted for using purchase accounting and the results of the acquired business have been included in the Company's statements of operations from the effective date of the acquisition. The excess of the
                                e-PROFILE, INC.

3. ACQUISITION OF ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC: (CONTINUED) purchase price over the fair value of the net assets acquired was $1,269,208 and was recorded as goodwill, which is being amortized over ten years. The purchase price was accounted for as a capital contribution in the Company's accompanying financial statements.

    The following table displays the net non-cash assets and liabilities that were acquired in connection with the acquisition:

Accounts receivable.........................................  $  473,455
Prepaid expenses............................................      29,915
Property and equipment......................................     232,465
Goodwill....................................................   1,269,208
Accounts payable and accrued expenses.......................    (841,621)
                                                              ----------
                                                               1,163,422
Less--Issuance of common stock and warrants.................    (664,000)
                                                              ----------
Cash paid, net of cash acquired of $500,578.................  $  499,422
                                                              ==========

    The following unaudited pro forma information for the period from inception (February 1, 1999) to December 31, 1999 and for the period from inception (February 1, 1999) to March 31, 1999 assumes that the acquisition of ArTech LLC occurred on January 1, 1999. The unaudited pro forma financial information also assumes that the Company was a separate tax reporting entity for all periods presented rather than part of Sanchez's consolidated tax group. The unaudited pro forma information is presented for informational purposes only and may not be indicative of e-PROFILE's results of operations had the acquisition occurred on the assumed date, nor is the information necessarily indicative of future results of operations:

                                                    PERIOD FROM       PERIOD FROM
                                                     INCEPTION         INCEPTION
                                                   (FEBRUARY 1,       (FEBRUARY 1,
                                                     1999) TO           1999) TO
                                                 DECEMBER 31, 1999   MARCH 31, 1999
                                                 -----------------   --------------
Revenue........................................     $6,115,514          $649,723
Net income (loss)..............................     (3,903,585)          176,043
Net income (loss) per share....................          (0.29)              .01

4.  NOTES PAYABLE TO SANCHEZ:

    At December 31, 1999 and March 31, 2000, the Company had notes payable to Sanchez of $6,226,162 and $11,843,857, respectively. These notes bear interest at the prime rate (8.5% and 8.75% at December 31, 1999 and March 31, 2000, respectively). Interest expense on these advances was $184,007, $0 and $171,800 for the period from inception (February 1, 1999) to December 31, 1999, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, respectively. The outstanding interest and principal amount of these notes is due upon the earlier of the completion of this offering or January 15, 2001. However, if the offering does not close in 2000, Sanchez has agreed to fund the Company's operations through at least January 15, 2001.

                                e-PROFILE, INC.

5.  STOCKHOLDERS' EQUITY:

SALE OF COMMON STOCK

    On March 8, 2000, the Company sold 108,590 shares of its common stock for $27.62 per share to accredited investors (the "Investors") for cash of approximately $3.0 million (the "Purchase Price"). Under the terms of the Stock Purchase Agreement, in the event that the Company has not completed an initial public offering prior to March 2001, the Investors have the right to require Sanchez to issue shares of common stock equal to the Purchase Price divided by the average market price of Sanchez's common stock for 15 days prior to the first anniversary of the closing. The Investors also are entitled to certain anti-dilution and registration rights as set forth in the Stock Purchase Agreement.

STOCKHOLDERS' AGREEMENT

    The Company, Sanchez and the Investors entered into a Stockholders' Agreement dated March 8, 2000 under which Sanchez and the Company have the first right of refusal to purchase the stock of an Investor that has a bona fide offer for its shares and have the right to participate in the sale of stock by an Investor. The purchase price to be paid is dependent upon several factors. The foregoing provisions of the Stockholders' Agreement expire upon the closing of the Company's initial public offering.

CONSULTING AGREEMENT

    The Company entered into a consulting agreement, effective November 8, 1999, under which the Company is required to pay $3.3 million for the consulting services, plus expenses. The fees are payable in cash of $825,000 and common stock with an aggregate fair value of $2,475,000. The number of shares to be issued is based on the initial public offering price of the Company's common stock. The shares are issuable within 3 days of the closing of the initial public offering. In the event that the Company's initial public offering does not occur by November 1, 2000, the consultant has the right to require Sanchez to pay for the stock-based portion of the fee by issuing Sanchez common stock equal to the unpaid fees multiplied by a factor which ranges from 1.05 to 1.10 divided by the average market price of Sanchez's common stock for 30 days prior to September 1, 2000. For the period from inception (February 1, 1999) to December 31, 1999 and for the three months ended March 31, 2000, the Company recorded consulting expense under this agreement of $435,000 and $2,189,000, respectively, including $1,650,000 of fees payable in common stock for the three months ended March 31, 2000. These fees are classified as sales and marketing, product management and general and administrative expense in the accompanying financial statements. In May 2000, the parties amended the consulting agreement and the consultant agreed to provides its services to the Company through July 31, 2000 for additional fees of $92,500 per month, plus expenses, payable in cash.

                                e-PROFILE, INC.

6.  STOCK OPTIONS AND WARRANTS:

1999 EQUITY COMPENSATION PLAN

    The Company's 1999 Equity Compensation Plan (the "Plan") provides for the granting of incentive and non-qualified stock options, stock appreciation rights and restricted stock awards to employees, new hires, non-employee directors and advisors and independent contractors of the Company and its affiliates, including Sanchez. The Company has reserved 1,500,000 shares of common stock for future issuance under the Plan. The terms and conditions of grants of awards under the Plan are determined by the Board of Directors in accordance with the terms of the Plan.

    Information with respect to the options under the Plan is as follows:

                                                                                                WEIGHTED
                                                                               RANGE OF         AVERAGE
                                                                               EXERCISE         EXERCISE
                                                               SHARES           PRICES           PRICE
                                                              --------   ---------------------  --------
Outstanding, Inception (February 1, 1999)...................       --                      $--   $   --
  Granted...................................................  895,000              10.00-15.00    12.76
  Cancelled.................................................     (900)                   13.33    13.33
                                                              -------    ---------------------   ------
Outstanding, December 31, 1999..............................  894,100              10.00-15.00    12.75
  Granted...................................................  114,550              15.00-27.62    17.75
  Exercised.................................................  (88,599)             10.00-15.00    12.64
  Cancelled.................................................   (7,767)                   13.33    13.33
                                                              -------    ---------------------   ------
Outstanding, March 31, 2000.................................  912,284            $10.00-$27.62   $13.39
                                                              =======    =====================   ======

    Options generally vest over a 2 or 3-year period from the date of grant. At December 31, 1999 and March 31, 2000, there were 605,900 and 499,117 shares of common stock, respectively, reserved for future grants under the Plan.

    The following table summarizes information about stock options as of December 31, 1999:

                       OUTSTANDING                              EXERCISABLE
---------------------------------------------------------   -------------------
                                               WEIGHTED
                                   WEIGHTED     AVERAGE                WEIGHTED
                                   AVERAGE     REMAINING               AVERAGE
      EXERCISE                     EXERCISE   CONTRACTUAL              EXERCISE
       PRICES            SHARES     PRICE        LIFE        SHARES     PRICE
---------------------   --------   --------   -----------   --------   --------
       $10.00           164,000     $10.00     5.6 years    121,332     $10.00
        13.33           712,200      13.33     5.7 years    237,334      13.33
        15.00            17,900      15.00     6.8 years         --      15.00
                        -------     ------     ---------    -------     ------
                        894,100     $12.75     5.7 years    358,666     $12.20
                        =======     ======     =========    =======     ======

SFAS NO. 123 DISCLOSURE

    The Company has elected to follow APB No. 25 and the related interpretations in accounting for its stock option plans. The Company follows the disclosure requirements of SFAS No. 123. Had compensation cost for the Company's stock option plan been determined based upon the fair value of
                                e-PROFILE, INC.

6.  STOCK OPTIONS AND WARRANTS: (CONTINUED)
the options at the date of grant, as prescribed under SFAS No. 123, the Company's net income (loss) and net income (loss) per share would be as follows:

                                                      PERIOD FROM       PERIOD FROM
                                                       INCEPTION         INCEPTION
                                                     (FEBRUARY 1,       (FEBRUARY 1,     THREE MONTHS
                                                       1999) TO           1999) TO          ENDED
                                                   DECEMBER 31, 1999   MARCH 31, 1999   MARCH 31, 2000
                                                   -----------------   --------------   --------------
Net income (loss):
  As reported....................................     $(2,844,169)        $119,460        $(3,702,670)
  Pro forma......................................      (3,766,713)         119,460         (4,502,154)

Net income (loss) per share:
  As reported....................................           (0.21)            0.01              (0.28)
  Pro forma......................................           (0.28)            0.01              (0.34)

    The weighted average fair value of options issued for the period from inception (February 1, 1999) to December 31, 1999 and for the three months ended March 31, 2000 was $6.50 and $9.22, respectively, and was determined using the Black-Scholes option pricing model, using the following weighted average assumptions:

                                                      PERIOD FROM
                                                       INCEPTION
                                                     (FEBRUARY 1,
                                                       1999) TO       THREE MONTHS
                                                     DECEMBER 31,        ENDED
                                                         1999        MARCH 31, 2000
                                                     -------------   --------------
Expected dividend yield............................           0%               0%
Risk-free interest rate............................        5.93%            6.65%
Volatility.........................................          50%              50%
Expected life......................................     5 years          5 years

WARRANTS

    On July 5, 1999, the Company issued a warrant to a client to purchase 150,000 shares of the Company's common stock at an exercise price of $15.00 per share. The warrant became exercisable as of the date of grant and has a term of three years from the date of issuance. The Company recorded stock-based compensation expense of $394,170 for the period from inception (February 1, 1999) to December 31, 1999 for the fair value of the warrant, using the Black-Scholes option pricing model based on a fair value of common stock of $10.00 per share, volatility of 50% and the contractual term of the warrant.

    On July 5, 1999 and October 1, 1999, the Company issued warrants to an investment advisor to purchase 25,000 and 10,000 shares of the Company's common stock at exercise prices of $10.00 and $15.00 per share, respectively. The warrants became exercisable as of the date of grant and have a term of three years from the date of issuance. The Company recorded stock-based compensation expense of $140,343 for the period from inception (February 1, 1999) to December 31, 1999 for the fair value of the warrants, using the Black-Sholes option pricing model based on fair values of common stock of $10.00 and $15.00 per share, volatility of 50% and the contractual term of the warrants.

                                e-PROFILE, INC.

7.  RELATED-PARTY TRANSACTIONS:

SERVICES AGREEMENT

    The Company and Sanchez have entered into a services agreement, effective February 1, 1999, under which Sanchez will continue on an interim basis to provide to the Company, upon the Company's request, various professional and administrative services, including finance, human resources, legal and information technology services, insurance and risk management services and employee benefit plan administration, that Sanchez historically has provided to the Company. The Company will pay the costs of services provided by Sanchez based upon fees set forth in the agreement. The services agreement provides that Sanchez and the Company are to agree in writing on the services to be provided under the agreement on a project-by-project basis. The agreement renews automatically on March 3, 2001 for an additional one year term unless either party gives 60 days' prior notice to the other party that it does not intend to renew the agreement. Each party can terminate the agreement during its term for cause upon a material breach by the other party. If the material breach is not cured within a period of 30 days, the agreement terminates automatically. The services agreement also may be terminated by either party on 90 days' prior written notice, except that Sanchez may not terminate the agreement prior to December 31, 2000. The Company recorded expenses for such services as follows:

                                        PERIOD FROM
                                         INCEPTION      PERIOD FROM
                                       (FEBRUARY 1,      INCEPTION
                                         1999) TO       (FEBRUARY 1,     THREE MONTHS
                                       DECEMBER 31,       1999) TO          ENDED
                                           1999        MARCH 31, 1999   MARCH 31, 2000
                                       -------------   --------------   --------------
Sales and marketing..................   $1,234,000          $ --           $697,943
Product management...................       35,000            --             45,519
General and administrative...........      487,000            --            125,991
                                        ----------          ----           --------
  Total..............................   $1,756,000          $ --           $869,453
                                        ==========          ====           ========

    The services agreement also provides that Sanchez will permit employees of the Company to continue to participate in the benefit plans and programs sponsored by Sanchez until the termination of the services agreement or until mutually agreed (see Note 10). The Company, prior to the termination of the services agreement, intends to establish benefit plans and programs providing employees of the Company with benefits substantially comparable to those presently available under the plans and programs sponsored by Sanchez. So long as employees of the Company continue to participate in Sanchez's benefit plans and programs, the contributions of such employees to such plans and programs, and the costs of participation by such persons in such plans and programs, will be accounted for separately from contributions of, and costs of participation by, employees of Sanchez. Upon the termination of the services agreement, each of Sanchez and the Company will be responsible for all aspects of its respective benefit plans and programs.

    Under this agreement, the salaries of some employees are paid by Sanchez and charged to e-PROFILE as part of the fee paid under the services agreement.

IMPLEMENTATION SERVICES

    The services agreement provides that Sanchez will furnish additional services, including implementation and consulting services, as may be requested reasonably by the Company, based on mutually agreed upon pricing as documented in separate statements of work. The Company incurred implementation costs of $1,068,000, $0 and $968,067 for the period from inception (February 1, 1999)
                                e-PROFILE, INC.

7.  RELATED-PARTY TRANSACTIONS: (CONTINUED)
to December 31, 1999, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, respectively, for the cost of implementation and consulting services performed by Sanchez. Such fees are recorded as deferred implementation costs or cost of implementation and consulting revenue in the accompanying financial statements.

LICENSE AGREEMENT

    Pursuant to the terms of a non-exclusive perpetual license agreement between Sanchez and the Company dated as of December 1, 1999, Sanchez has agreed to license to the Company its PROFILE/ ANYWARE core banking system. The Company pays the fees incurred under the license to Sanchez on a monthly basis. The fees include a license fee based upon the number of customer accounts, fees for various services provided based on hourly rates and other costs incurred by Sanchez, such as travel and telecommunications costs. The Company recorded expenses of $183,000, $0 and $252,767 for the period from inception
(February 1, 1999) to December 31, 1999, for the period from inception
(February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, respectively, for license fees paid to Sanchez under the terms of the license agreement. Such fees are recorded as cost of processing revenue in the accompanying financial statements.

TAX ALLOCATION AGREEMENT

    At December 31, 1999 and March 31, 2000, recoverable income taxes of $1,054,459 and $2,123,517, respectively, represent estimated amounts due from Sanchez under the terms of a tax allocation agreement with Sanchez (see Notes 2 and 8). The Company's net operating loss from January 1, 2000 through the initial public offering date will be included in Sanchez's consolidated federal income tax return (See Note 8). The Company does not expect to recover the tax benefit of $1,069,058 recorded during the three months ended March 31, 2000, because, if the offering is completed before January 1, 2001 and its taxable loss during 2000 cannot be used to offset Sanchez's taxable income, such loss will be carried to the Company's first separate return year and will not be reimbursed by Sanchez. Accordingly, the Company will be required to record a valuation allowance against any tax benefit recorded in 2000 that will not be reimbursed by Sanchez. This adjustment will be recorded in the quarter in which the offering is completed.

SPACE SHARING AGREEMENT

    Sanchez currently subleases the facility in Malvern, Pennsylvania at which the Company's principal executive offices are located. The Company and Sanchez have entered into a space sharing agreement, effective August 1, 1999, providing for the use by the Company of this facility. Under the space sharing agreement, the costs associated with leasing and maintaining the facility, in general, are allocated to the Company. The Company's rights to use the facility leased from third parties, and the corresponding obligations to pay for such use, will terminate upon expiration of the sublease. The Company paid rent expense to Sanchez under this agreement of $70,000, $0 and $27,000 for the period from inception (February 1, 1999) to December 31, 1999, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, respectively (see Note 9).

8.  INCOME TAXES:

    Historically, the Company has been included in the consolidated federal tax return of Sanchez and filed separate state income tax returns. The Company and Sanchez have entered into a tax allocation agreement whereby the Company will pay Sanchez for e-PROFILE's proportionate share of federal taxes on Sanchez's consolidated taxable income, if any, and Sanchez will reimburse the Company for
                                e-PROFILE, INC.

8.  INCOME TAXES: (CONTINUED)
any tax benefit attributable to the use of e-PROFILE's taxable losses. The Company did not record an income tax benefit in excess of the estimated amounts due from Sanchez under the terms of the tax allocation agreement because realization of any additional tax benefit by the Company on a stand-alone basis is not assured.

    The income tax effects of temporary differences between the carrying amount of assets and liabilities in the financial statements and their respective income tax bases, which give rise to deferred tax assets and liabilities are as follows:

                                                 DECEMBER 31, 1999   MARCH 31, 2000
                                                 -----------------   --------------
Stock-based compensation expense...............      $200,432         $   818,774
Deferred implementation costs..................       303,027           1,213,147
Deferred revenue...............................      (298,000)         (1,184,418)
Deferred rent..................................        31,757              28,879
Goodwill.......................................        17,174              19,791
State net operating loss carryforward..........       107,302             213,632
Accruals and reserves..........................        13,499              13,499
                                                     --------         -----------
                                                      375,191           1,123,304
Less--valuation allowance......................      (375,191)         (1,123,304)
                                                     --------         -----------
                                                     $     --         $        --
                                                     ========         ===========

    The differences between the federal statutory income tax rate and the Company's effective rate are as follows:

                                      PERIOD FROM       PERIOD FROM
                                       INCEPTION         INCEPTION
                                     (FEBRUARY 1,       (FEBRUARY 1,     THREE MONTHS
                                       1999) TO           1999) TO          ENDED
                                   DECEMBER 31, 1999   MARCH 31, 1999   MARCH 31, 2000
                                   -----------------   --------------   --------------
Statutory tax provision
  (benefit)......................        (34.0)%             34.0%           (34.0)%
State income taxes, net of
  federal benefit................         (3.5)               3.4             (3.9)
Meals and entertainment..........           .8                 --               --
Valuation allowance..............          9.7               (3.4)            14.7
                                         -----              -----            -----
                                         (27.0)%             34.0%           (23.2)%
                                         =====              =====            =====

    The Company has a net operating loss carryforward for tax reporting purposes of approximately $3.0 million at December 31, 1999 which will be included in Sanchez's consolidated federal income tax return and carried back to prior years. Upon the closing of the Company's initial public offering, the Company will file separate federal tax returns. The Company's net operating loss from January 1, 2000 through the initial public offering date will be included in Sanchez's consolidated federal income tax return, however, to the extent that this loss cannot be used to offset Sanchez's taxable income, it will be carried forward to the Company's first separate return year and will not be reimbursed by Sanchez. Accordingly, the Company will be required to record a valuation allowance against any tax benefit recorded in 2000 that will not be reimbursed by Sanchez. This adjustment will be recorded in the quarter in which the offering is completed. Through March 31, 2000, Sanchez did not have sufficient taxable income with which to offset the Company's taxable loss.

                                e-PROFILE, INC.

9.  COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

    The Company leases office facilities subject to operating leases. Future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more at December 31, 1999 are as follows:

2000........................................................   $  639,645
2001........................................................      548,734
2002........................................................      548,734
2003........................................................      548,734
2004........................................................      274,368
                                                               ----------
                                                               $2,560,215
                                                               ==========

    Rent expense was $454,000, $14,000 and $174,273 for the period from inception (February 1, 1999) to December 31, 1999, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, respectively, including rent paid to Sanchez under a space sharing agreement (see Note 7).

10.  EMPLOYEE BENEFIT PLANS:

    The Company's employees participate in Sanchez's 401(k) Plan (see Note 7), which permits eligible participating members to contribute up to 15% of their eligible compensation, as defined, to the Plan. Sanchez generally makes a contribution equal to 100% of the first 3% of compensation that an employee contributes and also may make additional voluntary contributions. Contributions made by Sanchez on behalf of the Company's employees totaled approximately $300,000, $5,000 and $153,905 for the period from inception (February 1, 1999) to December 31, 1999, for the period from inception (February 1, 1999) to March 31, 1999 and for the three months ended March 31, 2000, respectively, and are included in the accompanying financial statements.

11.  SUBSEQUENT EVENTS (UNAUDITED):

    On July 25, 2000, the Company sold 109,890 shares of its common stock for $27.30 per share to an accredited investor (the "July Investor") for cash of $3.0 million. The Company also issued a warrant to the July Investor which enables the July Investor to purchase 70,000 shares of common stock at the initial public offering price, less the underwriting commission and discount. That warrant may be exercised upon the commencement of this offering and expires upon the closing of this offering. In addition, the Company issued another warrant to the July Investor to purchase shares of the Company's common stock equal to 2% of the number of shares outstanding immediately prior to the closing of this offering for an exercise price per share equal to 90% of the market value of a share of common stock on the date immediately prior to the exercise of that warrant. This warrant is exercisable from the closing of this offering; provided, however, (1) that the warrant may not be exercised unless the July Investor, or its affiliates, has entered into a processing agreement with the Company on or prior to the commencement of the exercise period, and the processing agreement is in full force and effect at the time of exercise and (2) the warrant is exercisable as to one-third of the underlying shares during each of the three one-year periods after the closing of this offering. The July Investor loses the right to purchase any underlying shares not purchased during an applicable exercise period.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To e-PROFILE, Inc.:

    We have audited the accompanying balance sheets of ArTech Financial Technology Services, LLC (a Pennsylvania corporation) as of December 31, 1997 and 1998 and the related statements of operations, member's equity and cash flows for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to January 31, 1999. These financials statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of ArTech Financial Technology Services, LLC as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to January 31, 1999, in conformity with accounting principles generally accepted in the United States.

Philadelphia, Pennsylvania                                   Arthur Andersen LLP
 December 14, 1999

        ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC (PREDECESSOR BUSINESS)

                                 BALANCE SHEETS

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $       --   $  665,139
  Accounts receivable, net..................................      31,404      145,825
  Prepaid expenses and other current assets.................          --       11,960
                                                              ----------   ----------
    Total current assets....................................      31,404      822,924
PROPERTY AND EQUIPMENT, net.................................   1,175,399      340,012
                                                              ----------   ----------
                                                              $1,206,803   $1,162,936
                                                              ==========   ==========

              LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES:
  Accrued expenses..........................................  $       --   $   24,681
                                                              ----------   ----------
    Total current liabilities...............................          --       24,681
                                                              ----------   ----------
MEMBER'S EQUITY:
  Member's equity...........................................          --    1,000,000
  Division equity...........................................   1,206,803           --
  Retained earnings.........................................          --      138,255
                                                              ----------   ----------
    Total member's equity...................................   1,206,803    1,138,255
                                                              ----------   ----------
                                                              $1,206,803   $1,162,936
                                                              ==========   ==========

        The accompanying notes are an integral part of these statements.

        ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC (PREDECESSOR BUSINESS)

                            STATEMENTS OF OPERATIONS

                                                                                       PERIOD FROM
                                                                                       JANUARY 1,
                                                            YEAR ENDED DECEMBER 31       1999 TO
                                                           -------------------------   JANUARY 31,
                                                              1997          1998          1999
                                                           -----------   -----------   -----------
REVENUE:
  Processing fees........................................  $   420,320   $   964,257     $110,513
  Implementation and consulting fees.....................        6,541       254,005       42,981
                                                           -----------   -----------     --------
                                                               426,861     1,218,262      153,494
COST OF REVENUE..........................................    1,302,801     1,305,695      133,856
                                                           -----------   -----------     --------
    Gross margin.........................................     (875,940)      (87,433)      19,638

OPERATING EXPENSES.......................................      277,958       224,947       13,985
                                                           -----------   -----------     --------
NET INCOME (LOSS)........................................  $(1,153,898)  $  (312,380)    $  5,653
                                                           ===========   ===========     ========

        The accompanying notes are an integral part of these statements.

        ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC (PREDECESSOR BUSINESS)

                         STATEMENTS OF MEMBER'S EQUITY

                                                   MEMBER'S     DIVISION    RETAINED
                                                    EQUITY       EQUITY     EARNINGS     TOTAL
                                                  ----------   ----------   --------   ----------
BALANCE, JANUARY 1, 1996........................  $       --   $  749,021   $     --   $  749,021

  Capital contribution from Citizens............          --    1,611,680         --    1,611,680

  Net loss......................................          --   (1,153,898)        --   (1,153,898)
                                                  ----------   ----------   --------   ----------

BALANCE, DECEMBER 31, 1997......................          --    1,206,803         --    1,206,803

  Capital contribution from Citizens............          --    1,009,131         --    1,009,131

  Distribution to Citizens......................          --     (765,299)        --     (765,299)

  Formation of LLC..............................   1,000,000   (1,000,000)        --           --

  Net loss......................................          --     (450,635)   138,255     (312,380)
                                                  ----------   ----------   --------   ----------

BALANCE, DECEMBER 31, 1998......................   1,000,000           --    138,255    1,138,255

  Net income....................................          --           --      5,653        5,653
                                                  ----------   ----------   --------   ----------

BALANCE, JANUARY 31, 1999.......................  $1,000,000   $       --   $143,908   $1,143,908
                                                  ==========   ==========   ========   ==========

        The accompanying notes are an integral part of these statements

            ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC (PREDECESSOR)

                            STATEMENTS OF CASH FLOWS

                                                                                      PERIOD FROM
                                                                                      JANUARY 1,
                                                            YEAR ENDED DECEMBER 31      1999 TO
                                                            -----------------------   JANUARY 31,
                                                               1997         1998         1999
                                                            -----------   ---------   -----------
OPERATING ACTIVITIES:
  Net income (loss).......................................  $(1,153,898)  $(312,380)    $  5,653
  Adjustments to reconcile net loss to net cash used in
    operating activities-
      Depreciation and amortization.......................      416,896     104,839        9,728
  Changes in operating assets and liabilities-
      Accounts receivable.................................      (18,036)   (114,421)    (175,622)
      Prepaid expenses and other..........................           --     (11,960)     (31,100)
      Accrued expenses....................................           --      24,681       33,594
                                                            -----------   ---------     --------
        Net cash used in operating activities.............     (755,038)   (309,241)    (157,747)
                                                            -----------   ---------     --------
INVESTING ACTIVITIES:

  Purchases of property and equipment.....................     (856,642)    (34,751)      (6,814)
                                                            -----------   ---------     --------
FINANCING ACTIVITIES:

  Capital contributions from Citizens National Bank.......    1,611,680   1,009,131           --
                                                            -----------   ---------     --------
        Net increase (decrease) in cash and cash
          equivalents.....................................           --     665,139     (164,561)

CASH AND CASH EQUIVALENTS, beginning of period............           --          --      665,139
                                                            -----------   ---------     --------

CASH AND CASH EQUIVALENTS, end of period..................  $        --   $ 665,139     $500,578
                                                            ===========   =========     ========

        The accompanying notes are an integral part of these statements.

                   ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC

                              PREDECESSOR BUSINESS

                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION:

    The accompanying financial statements have been prepared to comply with the rules and regulations of the Securities and Exchange Commission with respect to predecessor businesses. e-PROFILE, Inc. ("e-PROFILE") was formed as a wholly owned subsidiary of Sanchez Computer Associates, Inc. ("Sanchez") in connection with the acquisition of ArTech Financial Technology Services, LLC (the "Company" or the "Predecessor Business") effective February 1, 1999. The purchase price consisted of $1.0 million in cash, 35,714 shares of Sanchez common stock, which was valued at $562,000, and a warrant to purchase 50,000 shares of the Sanchez's common stock at an exercise price of $28 per share, which was valued at $102,000.

    Prior to the acquisition, the Company was a community bank data processing center and a wholly owned subsidiary of Citizens National Bank of Evans City ("Citizens"). The Company was formed as a separate subsidiary of Citizens on July 1, 1998. In connection with the formation of the LLC, the ArTech division contributed fixed assets with a net book value of $765,299 at July 1, 1998 to Citizens. Retained earnings represents net income of ArTech LLC since July 1, 1998. Prior to the formation of the subsidiary on July 1, 1998, Citizens operated the data processing center as a cost center that performed data services for Citizens and other small community banks. The Company is deemed to be a "predecessor" to e-PROFILE.

    The accompanying financial statements are presented as if the Company had existed as an entity separate from Citizens and include the historical revenue, expenses, assets and liabilities that are directly related to the Company's operations. The accompanying financial statements do not include revenue from data processing services performed for Citizens for periods prior to July 1, 1998 because no amount was charged by the Company for those services for such periods.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICES:

USE OF ACCOUNTING ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to continuously make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company earns revenue from recurring monthly service fees, implementation and consulting fees and other transaction-based fees.

    Monthly service fees are based on the number and type of customer accounts and transactions processed. The Company typically charges a base monthly fee per account and customer, and an additional fee may be charged when a customer executes a transaction. Revenue from monthly service fees is recognized in the month in which the processing is performed.

    Implementation and consulting revenue represents fees for the design, development and implementation of each client's Internet-based financial services offering. Implementation and consulting fees are generally billed on a time and materials basis. Revenue from implementation and consulting is recognized when the services are performed.

                   ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC

                              PREDECESSOR BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

CONCENTRATION OF CREDIT RISK

    The following table summarizes the percentage of revenue from the Company's significant clients for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to January 31, 1999:

                                                                         PERIOD FROM
                                                      YEAR ENDED         JANUARY 1,
                                                     DECEMBER 31           1999 TO
                                                 --------------------    JANUARY 31,
                                                   1997        1998         1999
                                                 --------    --------    -----------
Client A.......................................    85.1%       31.8%         19.5%
Client B.......................................      --        38.2          52.3
                                                   ----        ----          ----
                                                   85.1%       70.0%         71.8%
                                                   ====        ====          ====

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of highly liquid investments purchased with maturities of three months or less from the date of purchase and whose carrying amount approximates market value due to the short maturity of the investments.

PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Processing equipment, office furniture and leasehold improvements typically have useful lives ranging from three to seven years. Expenditures for major renewals, improvements and betterments are capitalized and minor repairs and maintenance are charged to expense as incurred. When assets are sold, the related cost and accumulated depreciation are removed from the accounts and any gain or loss from such disposition is included in operations.

PRODUCT DEVELOPMENT COSTS

    In connection with the development of its products, the Company incurs certain software development costs. No costs have been capitalized pursuant to SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," since the period between achieving technological feasibility and completion of such software is relatively short and software costs qualifying for capitalization have been insignificant.

LONG-LIVED ASSETS

    The Company accounts for the impairment and disposition of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with SFAS No. 121, long-lived assets are reviewed whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets determine whether or not an impairment has occurred. Based on its most recent analysis, the Company believes that no impairment exists at December 31, 1998.

                   ARTECH FINANCIAL TECHNOLOGY SERVICES, LLC

                              PREDECESSOR BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

INCOME TAXES

    Deferred income taxes are recognized for all temporary differences between the tax and financial reporting basis of the Company's assets and liabilities based on currently enacted tax laws and statutory rates. No tax benefit was recognized in the accompanying financial statements as a result of uncertainties that such benefit would be realized.

NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is not presented in the accompanying financial statements because the Company had no common stock outstanding for any period presented.

3.  PROPERTY AND EQUIPMENT:

                                                            DECEMBER 31
                                                     -------------------------
                                                        1997          1998
                                                     -----------   -----------
Office furniture...................................  $    87,155   $    30,514
Processing equipment...............................    3,210,898     1,381,034
Leasehold improvements.............................       18,450        22,972
                                                     -----------   -----------
                                                       3,316,503     1,434,920
Less--Accumulated depreciation.....................   (2,141,104)   (1,094,508)
                                                     -----------   -----------
                                                     $ 1,175,399   $   340,012
                                                     ===========   ===========

4.  RELATED-PARTY TRANSACTIONS:

    For the year ended December 31, 1998, and for the period from January 1, 1999 to January 31, 1999, the Company received revenue of $465,185 and $80,000, respectively, from Citizens.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    As discussed in Note 3 to the financial statements of e-PROFILE, Inc. (the "Company"), effective February 1, 1999, ArTech Financial Technology
Services, Inc. ("ArTech, Inc."), a wholly owned subsidiary of Sanchez Computer Associates, Inc. ("Sanchez") acquired 100% of the membership interest in ArTech Financial Technology Services, LLC through a merger for total consideration of $1,664,000, including cash of $1.0 million, 71,428 shares of Sanchez common stock, which was valued at $562,000, and a warrant to purchase 100,000 shares of Sanchez's common stock at an exercise price of $28 per share, which was valued at $102,000. Subsequent to the acquisition, Sanchez changed the name of ArTech, Inc. to e-PROFILE, Inc. The acquisition was accounted for using purchase accounting. The excess of the purchase price over the fair value of the net assets acquired was $1,269,208 and was recorded as goodwill, which is being amortized over 10 years.

    The accompanying unaudited pro forma financial statements for the period from inception (February 1, 1999) to December 31, 1999 and for the period from inception (February 1, 1999) to March 31, 1999 assumes that the acquisition occurred on January 1, 1999. The unaudited pro forma financial statements also reflect the Company's income tax provision (benefit) as if the Company was a separate tax reporting entity for all periods presented.

    The pro forma financial information does not purport to represent what the Company's results of operations would have been if the acquisition would have occurred on January 1, 1999, nor does it purport to indicate the future results of operations of the Company. The pro forma adjustments are based on currently available information and assumptions that management believes are reasonable.

                                e-PROFILE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                                                            ARTECH FINANCIAL
                                                              TECHNOLOGY
                                          e-PROFILE, INC.   SERVICES, LLC       ADJUSTMENTS       PRO FORMA
                                          ---------------   -----------------   --------------   ------------
REVENUE:
  Processing fees.......................    $ 2,941,352           $110,513               --      $ 3,051,865
  Implementation and consulting.........      2,756,650             42,981               --        2,799,631
  Other.................................        264,018                 --               --          264,018
                                            -----------           --------      -----------      -----------
      Total revenue.....................      5,962,020            153,494               --        6,115,514
                                            -----------           --------      -----------      -----------
COST OF REVENUE:
  Processing fees.......................      2,426,097            133,856               --        2,559,953
  Implementation and consulting.........      2,123,337                 --               --        2,123,337
  Other.................................        254,011                 --               --          254,011
                                            -----------           --------      -----------      -----------
      Total cost of revenue.............      4,803,445            133,856               --        4,937,301
                                            -----------           --------      -----------      -----------
      Gross profit......................      1,158,575             19,638               --        1,178,213
                                            -----------           --------      -----------      -----------
OPERATING EXPENSES:
  Sales and marketing...................      2,008,080                 --               --        2,008,080
  Product management....................        534,021                 --               --          534,021
  General and administrative............      1,680,271             13,985               --        1,694,256
  Stock-based compensation expense......        534,513                 --               --          534,513
  Amortization expense..................        116,311                 --           10,610(a)       126,921
                                            -----------           --------      -----------      -----------
      Total operating expenses..........      4,873,196             13,985           10,610        4,897,791
                                            -----------           --------      -----------      -----------
OPERATING INCOME (LOSS).................     (3,714,621)             5,653          (10,610)      (3,719,578)
INTEREST EXPENSE........................        184,007                 --               --          184,007
                                            -----------           --------      -----------      -----------
  Income (loss) before income taxes.....     (3,898,628)             5,653          (10,610)      (3,903,585)
INCOME TAX PROVISION (BENEFIT)..........     (1,054,459)                --        1,054,459(b)            --
                                            -----------           --------      -----------      -----------
NET INCOME PROVISION (LOSS).............    $(2,844,169)          $  5,653      $(1,065,069)     $(3,903,585)
                                            ===========           ========      ===========      ===========
NET INCOME (LOSS) PER SHARE.............    $     (0.21)                                         $     (0.29)
                                            ===========                                          ===========
SHARES USED IN COMPUTING NET INCOME
  (LOSS) PER SHARE......................     13,325,000                                           13,325,000
                                            ===========                                          ===========

------------------------

(a) Reflects additional amortization expense related to goodwill of $1,269,208 recorded in connection with the acquisition of ArTech Financial Technology Services, LLC, which is being amortized over 10 years.

(b) Reflects the Company's income tax provision (benefit) as if the Company was a standalone tax reporting entity for all periods presented.

                                e-PROFILE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1999

                                                            ARTECH FINANCIAL
                                                              TECHNOLOGY
                                          e-PROFILE, INC.   SERVICES, LLC       ADJUSTMENTS       PRO FORMA
                                          ---------------   -----------------   --------------   ------------
REVENUE:
  Processing fees.......................    $   272,280           $110,513               --      $   382,793
  Implementation and consulting.........        223,949             42,981               --          266,930
                                            -----------           --------      -----------      -----------
      Total revenue.....................        496,229            153,494               --          649,723
                                            -----------           --------      -----------      -----------
COST OF REVENUE:
  Processing fees.......................        154,000            133,856               --          287,856
  Implementation and consulting.........         77,000                 --               --           77,000
                                            -----------           --------      -----------      -----------
      Total cost of revenue.............        231,000            133,856               --          364,866
                                            -----------           --------      -----------      -----------
  Gross profit..........................        265,229             19,638               --          284,867
                                            -----------           --------      -----------      -----------
OPERATING EXPENSES:
  Sales and marketing...................         17,000                 --               --           17,000
  Product management....................         22,229                 --               --           22,229
  General and administrative............         18,792             13,985               --           32,777
  Amortization expense..................         26,208                 --           10,610 (a)       36,818
                                            -----------           --------      -----------      -----------
      Total operating expense...........         84,229             13,985           10,610          108,824
                                            -----------           --------      -----------      -----------
OPERATING INCOME (LOSS).................        181,000              5,653          (10,610)         176,043
INCOME TAX PROVISION (BENEFIT)..........         61,540                 --          (61,540)(b)           --
                                            -----------           --------      -----------      -----------
NET INCOME (LOSS).......................    $   119,460           $  5,653      $    50,930      $   176,043
                                            ===========           ========      ===========      ===========
NET INCOME (LOSS) PER SHARE.............    $      0.01                                          $      0.01
                                            ===========                                          ===========
SHARES USED IN COMPUTING NET INCOME
  (LOSS) PER SHARE......................     13,325,000                                           13,325,000
                                            ===========                                          ===========

------------------

(a) Reflects additional amortization expense related to goodwill of $1,269,208 recorded in connection with the acquisition of ArTech Financial Technology Services, LLC, which is being amortized over 10 years.

(b) Reflects the Company's income tax provision (benefit) as if the Company was a standalone tax reporting entity for all periods presented.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Through and including         , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                                        SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                              P R O S P E C T U S

                               ------------------

                              MERRILL LYNCH & CO.
                               ROBERTSON STEPHENS
                          FIRST UNION SECURITIES, INC.
                          PENNSYLVANIA MERCHANT GROUP

                                          , 2000

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--------------------------------------------------------------------------------

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 7, 2000
PROSPECTUS

-------------

                                          SHARES

                                     [LOGO]

                                  COMMON STOCK
                                 -------------

    This is e-PROFILE's initial public offering. e-PROFILE is selling all of the
shares. The international managers are offering       shares outside the U.S.
and Canada and the U.S. underwriters are offering       shares in the U.S. and
Canada. We are offering       shares at the initial public offering price in a
subscription program to shareholders who owned, as of       , 2000, at least 100
shares of common stock of Sanchez Computer Associates, Inc., our principal stockholder. Sanchez is an underwriter with respect to the shares of our common stock offered in the subscription program. Sanchez or its designees will purchase any shares of common stock that we are offering to the Sanchez shareholders that are not purchased by the Sanchez shareholders under the Sanchez subscription program. Sanchez is not an underwriter with respect to the other shares of our common stock offered and is not included in the term "underwriters" as used elsewhere in this prospectus.

    We expect the public offering price to be between $    and $    per share.
Currently, no public market exists for the shares. After the pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "EPRO."

    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.
                                ----------------

                                                              PER SHARE               TOTAL
                                                              ---------              --------
UNDERWRITTEN PUBLIC OFFERING
Public offering price.......................................    $                     $
Underwriting discount.......................................    $                     $
Proceeds, before expenses, to e-PROFILE.....................    $                     $

SANCHEZ SUBSCRIPTION PROGRAM
Public offering price.......................................    $                     $
Financial advisory fee to the underwriters..................    $                     $
Proceeds, before expenses, to e-PROFILE.....................    $                     $

AGGREGATE OFFERING PROCEEDS
Proceeds, before expenses, to e-PROFILE from the
  underwritten public offering and the Sanchez subscription
  program...................................................    $                     $

    The international managers may also purchase from us up to an additional shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S.
underwriters may similarly purchase up to an additional   shares.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about       , 2000.
                               ------------------

MERRILL LYNCH INTERNATIONAL

          ROBERTSON STEPHENS INTERNATIONAL

                     FIRST UNION SECURITIES, INC.

                                PENNSYLVANIA MERCHANT GROUP
                               ------------------

               The date of this prospectus is             , 2000.

                                  UNDERWRITING

UNDERWRITTEN PUBLIC OFFERING

    GENERAL. We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International, FleetBoston Robertson Stephens International Limited, First Union Securities, Inc. and Pennsylvania Merchant Group are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the international managers, and concurrently with the
sale of       shares to the U.S. underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us the number of shares listed opposite its name below.

                                                               NUMBER
INTERNATIONAL MANAGER                                         OF SHARES
---------------------                                         ---------
Merrill Lynch International.................................
FleetBoston Robertson Stephens International Limited........
First Union Securities, Inc.................................
Pennsylvania Merchant Group.................................
                                                              ---------

          Total.............................................
                                                              =========

    We have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, FleetBoston Robertson
Stephens Inc., First Union Securities, Inc. and Pennsylvania Merchant Group are acting as U.S. representatives. Subject to the terms and conditions in the U.S.
purchase agreement, and concurrently with the sale of       shares to the
international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally
have agreed to purchase     shares from us. The initial public offering price
per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

    The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another and also are conditioned on the closing of the sales of common stock to be sold under the Sanchez subscription program.

    We have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the international managers and U.S. underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    COMMISSIONS AND DISCOUNTS. The lead managers have advised us that the international managers propose initially to offer the shares to the public at the initial public offering price listed on the cover page of this prospectus,
and to dealers at that price less a concession not in excess of $      per
share. The international managers may allow, and the dealers may reallow, a discount not in excess of

$    per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to e-PROFILE. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                                WITH OVER
                                                            WITHOUT OVER-       ALLOTMENT
                                              PER SHARE   ALLOTMENT OPTIONS      OPTIONS
                                              ---------   -----------------   -------------
Public offering price.......................   $                $                $
Underwriting discount.......................   $                $                $
Proceeds, before expense, to e-PROFILE......   $                $                $

    The expenses of the offering, not including the underwriting discount, are
estimated at $    and are payable by e-PROFILE. In addition, we issued warrants to Pennsylvania Merchant Group in July and October 1999 to purchase up to 35,000 shares as compensation for services rendered to us. The warrants became exercisable as of the date of grant at a weighted average exercise price of $11.43 per share.

    OVER-ALLOTMENT OPTIONS.  We have granted options to the international
managers to purchase up to       additional shares at the public offering price
less the underwriting discount. The international managers may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise these options, each international manager will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.

    We and the selling stockholders have also granted options to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to
purchase up to       additional shares to cover any over-allotments on terms
similar to those granted to the international managers.

    INTERSYNDICATE AGREEMENT. The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

    RESERVED SHARES.  At our request, the underwriters have reserved for sale,
at the initial public offering price, up to       shares offered by this
prospectus for sale to some of our and Sanchez's directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

    NO SALES OF SIMILAR SECURITIES. We, our executive officers and directors, warrant holders and certain stockholders, including Sanchez, and the executive officers and directors of Sanchez have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we, Sanchez and these other entities and individuals have agreed not to directly or indirectly

    - offer, pledge, sell, or contract to sell any common stock;

    - sell any option or contract to purchase any common stock;

    - purchase any option or contract to sell any common stock;

    - grant any option, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to the common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of dispositions.

    QUOTATION ON THE NASDAQ NATIONAL MARKET. We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "EPRO."

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the U.S. representatives and lead-managers. In addition to prevailing market conditional the factors to be considered in determining the initial public offering price are:

    - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us;

    - our financial information;

    - the history of, and the prospects for, our company and the industry in which we compete;

    - an assessment of our management, its past and present operations, and the prospectus for, and timing of, our future revenue;

    - the present state of our development;

    - the percentage interest of e-PROFILE being sold as compared to the valuation for the entire company; and

    - the above factors in relation to market value and various measures of other companies engaged in activities similar to ours.

    An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

    PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS. Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from biding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

    If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

    The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    UNITED KINGDOM SELLING RESTRICTIONS. Each international manager has agreed that:

    - it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relations to the common stock in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such, document may otherwise lawfully be issued or passed on.

    NO PUBLIC OFFERING OUTSIDE THE UNITED STATES. No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company or shares of our common, stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

    Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

SANCHEZ SUBSCRIPTION PROGRAM

    As part of this offering, we are offering       shares in the Sanchez
subscription program to shareholders of our principal stockholder, Sanchez.

    Sanchez's shareholders may subscribe for one share for every       shares of
Sanchez's common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. A record date, which determines who will be eligible to receive an offer to purchase shares of e-PROFILE in the Sanchez subscription program, will be set by the Sanchez board of directors at any time before the registration statement of which this prospectus is a part is declared effective by the Commission. A press release announcing the record date will be issued by Sanchez not less than ten days prior to the record date. Persons who will own at least 100 shares of Sanchez's common stock as of the record date will be eligible to purchase shares directly from us under the program. Shareholders who own less than 100 shares of Sanchez's common stock will be ineligible to participate in the Sanchez Share subscription program.

    Under a standby stock purchase agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, Sanchez will purchase from us any of the shares offered by us under the Sanchez subscription program that are not purchased by the shareholders of Sanchez. Distribution of share certificates purchased through the Sanchez subscription program will be made to the purchasers as soon as practicable following the closing of the sale of the shares to the public. It is expected that sales under the Sanchez subscription program will be reflected in purchasers' book-entry accounts at the Depository Trust Company, if any, upon the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository Trust Company. The purchase price under the program, whether paid by Sanchez or its shareholders, will be the same price per share as set forth on the cover page of this prospectus. All shares will be sold either to Sanchez or to shareholders of Sanchez. The underwriters
will receive a   % financial advisory fee on all shares offered through the
Sanchez subscription program, including any shares actually purchased by Sanchez. The financial advisory fee represents compensation for the underwriters' role as it relates to due diligence, participation in the drafting of this prospectus, and general coordination of the overall offering. Sanchez will not receive any compensation from e-PROFILE or any other person, with respect to this offering, including any underwriting discounts or commissions.

    The following table shows the offering price, financial advisory fee to be paid by e-PROFILE to the underwriters and proceeds before expenses to e-PROFILE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................
Financial advisory fee......................................
Proceeds, before expenses, to e-PROFILE.....................

    The total proceeds, before expenses, to be received by e-PROFILE from both the underwritten public offering and the Sanchez subscription program will be
approximately $    million, assuming no exercise of the over-allotment options.

    The expenses of the Sanchez subscription program, including the financial advisory fee to be paid to Merrill Lynch, are payable by e-PROFILE and are
estimated at $    . The following table details
these expenses. All amounts shown are estimates, with the exception of the Commission registration fee and the NASD filing fee:

Securities and Exchange Commission registration fee.........  $
NASD and blue sky fees and expenses.........................
Nasdaq National Market listing fee..........................
Accountants' fees and expenses..............................
Legal fees and expenses.....................................
Transfer Agent's fees and expenses..........................
Directors and officers insurance............................
Printing and engraving expenses.............................
Miscellaneous...............................................
                                                              --------
Total Expenses..............................................
                                                              ========

    Prior to this offering, Sanchez beneficially owned approximately 98.5% of the shares. After this offering, Sanchez beneficially will own 13,325,000
shares, or approximately   %, of shares, assuming that all shares offered in the
Sanchez subscription program are purchased by shareholders of Sanchez. If the shareholders of Sanchez do not purchase any of the shares offered in the Sanchez
subscription program, Sanchez beneficially will own approximately   % of the
shares after this offering.

    Sanchez is an underwriter with respect to the shares included in the Sanchez subscription program. However, it is not an underwriter with respect to the other shares offered by this prospectus. Sanchez is not included in the term "underwriter" as used in this prospectus, except as described with respect to the shares to be sold in the Sanchez subscription program. Sanchez is obligated to purchase any shares that are not purchased by its shareholders in the Sanchez subscription program only if the conditions to the underwriter's obligations have been met. This means that Sanchez will be required to purchase these shares if, and only if, the underwriters are obligated to purchase shares. Sanchez will not have any right to seek indemnification from e-PROFILE regarding its agreement to accept underwriter liability with respect to the shares included in the Sanchez subscription program.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                                        SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                              P R O S P E C T U S

                               ------------------

                          MERRILL LYNCH INTERNATIONAL
                        ROBERTSON STEPHENS INTERNATIONAL
                          FIRST UNION SECURITIES, INC.
                          PENNSYLVANIA MERCHANT GROUP

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table shows the estimated expenses of the issuance and distribution of the securities offered.

Securities and Exchange Commission registration fee.........  $13,200
NASD and blue sky fees and expenses.........................   10,000
Nasdaq National Market listing fee..........................        *
Accountants' fees and expenses..............................        *
Legal fees and expenses.....................................        *
Transfer Agent's fees and expenses..........................        *
Directors and officers insurance............................        *
Printing and engraving expenses.............................        *
Miscellaneous...............................................        *
                                                              -------
Total expenses..............................................        *
                                                              -------

------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if these actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article VII of e-PROFILE's Bylaws provides that e-PROFILE, to the full extent permitted by Section 145 of the Delaware General Corporation Law, shall indemnify all past and present directors or officers of e-PROFILE and may indemnify all past or present employees or other agents of e-PROFILE. To the extent that a director, officer, employee or agent of e-PROFILE has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in e-PROFILE's Certificate of Incorporation and Bylaws, he or she shall be indemnified by e-PROFILE against actually and reasonably incurred expenses in connection with such defense. These expenses may be paid by e-PROFILE in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article VIII of e-PROFILE's Certificate of Incorporation provides that no director of e-PROFILE shall be liable to e-PROFILE for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to e-PROFILE or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for the unlawful payment of dividends on or redemption of e-PROFILE's capital stock, or (4) for any transaction from which the director derived an improper personal benefit.

    e-PROFILE has obtained a policy insuring it and its directors and officers against certain liabilities, including liabilities under the Securities Act.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of e-PROFILE and its officers and directors for specific liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, e-PROFILE has sold the securities set forth below which were not registered under the Securities Act:

    In connection with its incorporation in February 1999, the Company issued 1,000 shares of common stock to Sanchez.

    As of May 31, 2000, we have granted options to purchase 1,020,868 shares of common stock to employees and directors of e-PROFILE and Sanchez. These options are exercisable at a weighted average exercise price of $14.97 per share. Of these options granted, options to purchase 88,949 shares of common stock have been exercised.

    In July 1999, we sold warrants for a purchase price of $10 to each of First USA Bank, N.A. and Pennsylvania Merchant Group to purchase 150,000 and 25,000 shares of common stock, respectively. The shares subject to First USA Bank's warrant became exercisable as of the date of grant at a purchase price of $15 per share. The shares subject to Pennsylvania Merchant Group's warrant became exercisable as of the date of grant at a purchase price of $10 per share.

    In October 1999, we sold a warrant for a purchase price of $10 to Pennsylvania Merchant Group to purchase 10,000 shares of common stock at an exercise price of $15 per share. The warrant became exercisable as of the date of grant.

    In March 2000, we sold 3,877 and 104,713 shares of common stock to Financial Technology Ventures, L.P. and Financial Technology Ventures (Q), L.P., respectively, for an aggregate purchase price of $3,000,016.

    On July 25, 2000, we sold to GMAC Residential Holding Corp., for an aggregate purchase price of approximately $3.0 million, (1) 109,890 shares of common stock, (2) a warrant to purchase 70,000 shares of common stock, which may be exercised upon commencement of the offering and expires upon the closing of the offering, at a per share exercise price equal to the initial public offering price, less the underwriting discount and commission and (3) a warrant to purchase a number of shares equal to 2% of the shares of common stock outstanding on the date immediately prior to the closing of the offering (13,633,928 shares as of July 31, 2000), which may be exercised after the closing of the offering to the extent discussed below, at a per share exercise price equal to 90% of the market price of a share of common stock on the trading day immediately prior to the exercise of the warrant. The latter warrant is exercisable as to one-third of the underlying shares during each of the three one-year periods after the closing of this offering. The holder loses the right to purchase any underlying shares not purchased during an applicable exercise period. In addition, neither warrant may be exercised unless the holder, or its affiliates, have entered into a processing agreement with us on or prior to the commencement of their respective exercise periods, and the processing agreement is in full force and effect at the time of exercise.

    e-PROFILE believes that the option grants described above were exempt from registration pursuant to Rule 701 under the Securities Act because they were granted under a written compensatory benefit plan and otherwise complied with the requirements set forth in Rule 701. e-PROFILE believes that the transactions described above, other than the option grants, were exempt from registration under Section 3(b) or 4(2) of the Securities Act because the subject securities were sold to a limited group of persons, each of whom was believed to have been a sophisticated, accredited investor or to have had a pre-existing business or personal relationship with e-PROFILE or its management and to have been purchasing for investment without a view to further distribution. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. Each purchaser represented that it had adequate access to information about e-PROFILE.

EXHIBITS

    (a) The following exhibits are filed with this registration statement:

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
        1.1*            Form of Underwriting Agreement.

        3.1             Amended Certificate of Incorporation of the Company.

        3.2             Bylaws of the Company.

        3.3*            Amended and Restated Certificate of Incorporation of the
                        Company.

        3.4*            Amended and Restated Bylaws of the Company.

        4.1*            Specimen Stock Certificate of the Company.

        5.1*            Opinion of Pepper Hamilton LLP.

       10.1*            Software License Agreement, effective as of December 1,
                        1999, between the Company and Sanchez.

       10.2             1999 Equity Compensation Plan of the Company.

       10.3             Form of Incentive Stock Option Agreement.

       10.4             Form of Non-Qualified Stock Option Agreement.

       10.5             Form of Stock Purchase and Restriction Agreement.

       10.6             Form of Conditions of Employment with the Company.

       10.7*            Services Agreement, dated March 3, 2000, between the Company and Sanchez.

       10.8 Space Sharing Agreement, effective as of August 1, 1999, between the Company and Sanchez.

       10.9             Assignment of Intellectual Property, dated as of March 3,
                        2000, between the Company and Sanchez.

       10.10* Registration Rights Agreement, dated as of June 16, 2000, between the Company and Sanchez.

       10.11            Tax Allocation Agreement, effective as of February 1, 1999, between the Company and Sanchez.

       10.12            Promissory Note, dated February 25, 2000, made by the
                        Company for Sanchez.

       23.1             Consent of Arthur Andersen LLP.

       23.2*            Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

       24.1 Power of Attorney (included in the signature page to the Registration Statement).

       27.1             Financial Data Schedule (in electronic format only).

       99.1* Form of letter from Sanchez to holders of more than 100 shares of Sanchez describing the Sanchez subscription program.

       99.2* Form of letter to Brokers describing the Sanchez subscription program.

       99.3* Form of Subscription Form for the Sanchez subscription program.

       99.4* Form of Stock Purchase Agreement for the Sanchez subscription program.

------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania on the 7th day of August, 2000.

                                                       e-PROFILE, INC.

                                                       By:  /s/ MICHAEL A. SANCHEZ
                                                            -----------------------------------------
                                                            Michael A. Sanchez
                                                            Chief Executive Officer and Director

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael A. Sanchez and John H. Teaford, and each or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and other registration statements and amendments thereto relating to the offering contemplated by this registration statement (including registration statements under Rule 462 promulgated under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
               /s/ MICHAEL A. SANCHEZ
     -------------------------------------------       Chief Executive Officer and     August 7, 2000
                 Michael A. Sanchez                      Director

               /s/ GREGORY D. DERKACHT
     -------------------------------------------       President, Chief Operating      August 7, 2000
                 Gregory D. Derkacht                     Officer and Director

               /s/ DAVID A. SCHLENKER
     -------------------------------------------       Executive Vice President and    August 7, 2000
                 David A. Schlenker                      Chief Financial Officer

                  /s/ ALEX W. HART
     -------------------------------------------       Chairman of the Board of        August 7, 2000
                    Alex W. Hart                         Directors

                /s/ RICHARD N. GARMAN
     -------------------------------------------       Director                        August 7, 2000
                  Richard N. Garman

              /s/ FREDERICK GRONBACHER
     -------------------------------------------       Director                        August 7, 2000
                Frederick Gronbacher

                 /s/ JOHN H. TEAFORD
     -------------------------------------------       Corporate Executive Vice        August 7, 2000
                   John H. Teaford                       President and Director

               /s/ JOSEPH F. WATERMAN
     -------------------------------------------       Director                        August 7, 2000
                 Joseph F. Waterman

                            ACKNOWLEDGMENT BY AGENTS

    We, Michael A. Sanchez and John H. Teaford, have read the above power of attorney and are the persons identified as the attorneys-in-fact and agents for the principals whose signatures appear below. We hereby acknowledge that in the absence of a specific provision to the contrary in the power of attorney or in the Pennsylvania Probate, Estates and Fiduciaries Code (20 Pa. C.S.) when either of us acts as an attorney-in-fact and agent:

We shall exercise the power for the benefit of the principals.
We shall keep the assets of the principals separate from our assets. We shall exercise reasonable caution and prudence.
We shall keep a full and accurate record of all actions, receipts and disbursements on behalf of the principals.

       /s/ MICHAEL A. SANCHEZ                     August 7, 2000
------------------------------------   ------------------------------------
         (Attorney-in-fact)                           (Date)

         /s/ JOHN H. TEAFORD                      August 7, 2000
------------------------------------   ------------------------------------
         (Attorney-in-fact)                           (Date)